    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 2000


                                                      REGISTRATION NO. 333-85079
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 3


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          COLLEGELINK.COM INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               7373                              16-0961436
    (STATE OR OTHER JURISDICTION         (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               RICHARD A. FISHER
                                    CHAIRMAN
                          COLLEGELINK.COM INCORPORATED
                               55 HAMMARLUND WAY
                         MIDDLETOWN, RHODE ISLAND 02842
                                 (401) 845-8800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

              ROBERT L. BIRNBAUM, ESQ.                              GENE A. BLUMENREICH, ESQ.
               DAVID A. BROADWIN, ESQ.                            NUTTER, MCCLENNEN & FISH, LLP
               FOLEY, HOAG & ELIOT LLP                               ONE INTERNATIONAL PLACE
               ONE POST OFFICE SQUARE                              BOSTON, MASSACHUSETTS 02110
             BOSTON, MASSACHUSETTS 02109                                 (617) 439-2000
                   (617) 832-1000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. UNDERWRITERS MAY NOT CONFIRM SALES OF THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                 SUBJECT TO COMPLETION, DATED JANUARY 11, 2000



PROSPECTUS


                             [COLLEGELINK.COM LOGO]

                                3,000,000 Shares
                                  Common Stock

                         ------------------------------

     We are offering 3,000,000 shares of our common stock.


     Our common stock currently trades on the OTC Electronic Bulletin Board under the symbol "CLNK." Prior to November 26, 1999, our common stock traded on the OTC Electronic Bulletin Board under the symbol "CYTA." We have applied to have our common stock quoted on the American Stock Exchange under the symbol "APS." No assurance can be given that our common stock will be approved for listing on the American Stock Exchange.



     On January 10, 2000, the last reported sale price of our common stock on the OTC Bulletin Board was $7.375.


     INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE     TOTAL
                                                              ---------    --------
Public Offering Price.......................................  $            $
Underwriting discounts and commissions......................  $            $
Proceeds, before expenses, to CollegeLink.com...............  $            $


     We have granted the underwriters a 45-day option to purchase up to an additional 392,500 shares of common stock to cover over-allotments. Also, five of our stockholders have granted the underwriters a 45-day option to purchase up to 57,500 shares of common stock to cover over-allotments. The underwriters have agreed to exercise in full the over-allotment option granted to them by us before exercising the over-allotment option granted to them by our stockholders.


                         ------------------------------

CRUTTENDEN ROTH INCORPORATED

                                                     PENNSYLVANIA MERCHANT GROUP


               The date of this Prospectus is             , 2000

[INSIDE FRONT COVER]

     YOU SHOULD ONLY RELY ON THE INFORMATION IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "COLLEGELINK," "WE," "US" AND "OUR" REFER TO COLLEGELINK.COM INCORPORATED AND ITS SUBSIDIARIES AND PREDECESSORS, AND REFERENCES TO "COLLEGELINK.COM" REFER ONLY TO COLLEGELINK.COM INCORPORATED, IN EACH CASE UNLESS THE CONTEXT OTHERWISE REQUIRES.

                            ------------------------

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     Until           , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                            ------------------------

     We own or have rights to trademarks or trade names that we use in conjunction with the sale of our products and services. CollegeLink(R) is a registered trademark owned by us. CollegeLink.com(TM) is a trademark owned by us. Making College Count(R) is a registered trademark owned by Student Success, Inc. This prospectus also refers to trademarks and trade names of other companies.

[INSIDE SPREAD]

[A two page spread containing the names of colleges and universities listed alphabetically.]

                               PROSPECTUS SUMMARY


     This summary does not include all of the information that may be important to you. You should read the following summary together with the more detailed information, including our financial statements and related notes, appearing elsewhere in this prospectus. Unless otherwise indicated, all information in this prospectus assumes the underwriters will not exercise their over-allotment option.


     On November 16, 1999, we changed our name to CollegeLink.com Incorporated from Cytation.com Incorporated and changed our state of incorporation to Delaware from New York.

                          COLLEGELINK.COM INCORPORATED

OUR COMPANY

     We provide college bound students and their families with a range of solutions to the challenges of the college admission process, from college selection to submission of college, financial aid, and scholarship applications. We have recently entered into an agreement to acquire a related business, Student Success, Inc., and a letter of intent to acquire another related business, Online Scouting Network, Inc.


     We have developed an Internet hub with a college application, financial aid and scholarship service. We expect that a large number of applications will be submitted by computer within the next several years because of increasing student computer literacy and the significant financial and administrative benefits to colleges and universities of receiving applications electronically. In addition, through the Making College Count(R) and Making High School Count(TM) programs, we help prepare students for success in college.


     We also continuously obtain demographic and other information which can be used by students, their families, colleges and other service providers to assist in the college admissions process and enhance the entire college experience. Due to the volume of college bound students who visit our Internet hub, we are developing an attractive e-commerce location for students and their families.

     CollegeLink.com. Through CollegeLink.com, and its relationships with more than 900 colleges and universities, we are a leading provider of computer-based college applications and admissions services to college bound students and their families.


     Student Success. Student Success is a leading provider of onsite high school and college preparatory programs for students and their families under its Making College Count(R) and Making High School Count(TM) trademarks. Through this channel, we intend to continue to expand our presence and awareness of our services with high school students. Student Success presented its seminars to more than 215,000 students at about 900 high schools and junior colleges nationwide last year. These programs were sponsored by eight major consumer products companies.



     Online Scouting Network. Online Scouting Network is a leading provider of online recruiting services offering student athletes greater visibility to more than 3,000 college and university professionals. To date, approximately 25,000 high school students from over 500 high schools nationwide have registered with Online Scouting Network.


OUR RELATIONSHIPS


     We have entered into agreements and developed relationships with more than 900 colleges and universities to accept applications in their respective formats through CollegeLink(R). A complete list of these colleges and universities is included in this prospectus.


     We have an agreement with PNC Bank, N.A., one of the largest student loan providers in the United States, to provide certain financial products and services to college bound students and their families through our CollegeLink.com Internet hub. PNC Investment Corp., an affiliate of PNC Bank, has made a $4,000,000 investment in our company.

     We have an agreement with The College Board(R) to be the exclusive provider of electronic college applications through The College Board's ExPAN(R) guidance software. The College Board(R) is a membership organization of colleges and secondary schools and is the provider of the SAT(R) and the AP(R) Exams.


     We also have co-marketing relationships with Student Advantage, Inc. and FastWeb.com L.L.C. and are negotiating similar relationships with other Web-based businesses including The FamilyEducation Company. We are continually seeking appropriate relationships to expand our service and product offerings.

OUR MARKET


     There are about 13.8 million high school students in the United States. According to the National Center for Education Statistics, this number will increase to more than 15.5 million over the next five years. Each year about 3.2 million students enter colleges and universities for the first time. Of these about 2.2 million apply as first time freshman to undergraduate colleges and universities. The remaining students apply to continuing education programs of various sorts.



     Each year about 3.2 million applicants submit more than seven million applications for undergraduate admission to nearly 3,400 U.S. colleges and universities. About 50% of these students apply for some form of financial aid. According to the Department of Education, it is expected that the total number of college bound students will continue to increase each year for the foreseeable future. Based on industry statistics, we believe colleges spend about $3 billion annually to recruit and enroll students.


OUR STRATEGY

     Our strategy is to build upon the thousands of relationships we have developed with high school guidance counselors and college admissions professionals through one-on-one marketing efforts. We plan to build our brand, reach increasing numbers of high school and college students, and drive traffic to our Internet hub. Our objectives are to:


     Expand our market leadership position. We intend to leverage our relationships with more than 2,500 high schools and more than 900 colleges and universities to establish new affiliations, attract additional students to our website, and create a premier Internet hub for college bound students. We plan to continue to add high schools, colleges and universities through on campus direct sales calls by sales personnel, corporate sponsorships, direct mailings, targeted periodical advertising, online and broadcast advertising, partnerships and various promotional campaigns.



     Expand existing brand awareness. We intend to build upon our established brands and our relationships with PNC Bank, N.A., The College Board(R), Student Advantage, Inc., FastWeb.com L.L.C. and others to establish CollegeLink.com as a leading Internet hub and e-commerce site.



     Capitalize on our strong high school presence. Last year, The College Board(R) distributed our CollegeLink(R) software with its ExPAN(R) guidance software to about 2,000 high schools nationwide. Last school year, Making College Count(R) presented at about 900 high schools and junior colleges and Online Scouting Network registered athletes from over 500 high schools. We intend to grow our presence in the high school market through expansion of these programs.



     Develop strategic web partnerships. We have initiated a web partnership program to co-brand our products and services on targeted high school and college-related high traffic websites and add content to our Internet hub.



     Overcome resistance to online applications. We believe many college bound students and their families perceive that colleges and universities prefer applications that are submitted on the institution's specific format. CollegeLink(R) software is the only program currently available that permits students applying to more than one college to enter general information only once and still deliver to each institution an application in that institution's own format. We believe this feature gives us a significant competitive advantage and we intend to promote it to increase use of our services.


     Our executive offices are located at 55 Hammarlund Way, Middletown, Rhode Island 02842 and our telephone number is (401) 845-8800. Our website is located at http://www.collegelink.com. Information contained on our website is not part of this prospectus.


                                  THE OFFERING

Common stock offered by
CollegeLink.........................     3,000,000 shares

Common stock to be outstanding after
the offering(1).....................     12,875,840 shares

Use of proceeds.....................     We intend to use our net proceeds for
                                         the acquisitions of Student Success and
                                         Online Scouting Network, general
                                         corporate purposes, including working
                                         capital, expansion of our sales and
                                         marketing programs and in acquisitions
                                         of and investments in complementary
                                         businesses. See "Use of Proceeds."

Over-the-Counter Electronic Bulletin
Board Symbol........................     CLNK (Prior to November 26, 1999, our
                                         common stock traded on the
                                         Over-the-Counter Electronic Bulletin
                                         Board under the symbol "CYTA.")


Proposed American Stock Exchange
symbol(2)...........................     APS

---------------

(1) The number of shares of common stock to be outstanding after the offering excludes (a) 392,500 shares of the underwriters' over-allotment option, (b) 300,000 shares of common stock reserved for issuance upon exercise of the representatives' warrants, (c) options outstanding at January 11, 2000, to purchase 1,886,185 shares of common stock, and 1,980,065 shares reserved for future grants under our option plans at January 11, 2000, (d) 1,140,000 shares of common stock issuable upon conversion of 1,140,000 shares of Series A Convertible Preferred Stock outstanding at January 11, 2000, (e) 550,369 shares of common stock issuable upon conversion of 279,771 shares of Series B Convertible Preferred Stock outstanding at January 11, 2000 (assuming the maximum number of shares of common stock issuable upon such conversion), (f) 1,000,000 shares of common stock issuable upon conversion of 1,000,000 shares of Series C Convertible Preferred Stock outstanding at January 11, 2000, and (g) warrants to purchase 940,283 shares of common stock outstanding at January 11, 2000.



(2) We have applied to have our shares of common stock approved for quotation on the American Stock Exchange under the symbol "APS." No assurance can be given that our common stock will be approved for listing on the American Stock Exchange.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table summarizes our financial data. The data presented in this table is derived from the "Selected Financial Data" and the financial statements and related notes which are included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here. The pro forma financial data presented in the table gives effect to the proposed issuance of common stock to the stockholders of Student Success and Online Scouting Network. The pro forma as adjusted financial data also gives effect to this offering.


                                                                                THREE MONTHS ENDED
                                                  YEAR ENDED JUNE 30,           SEPTEMBER 30, 1999
                                            -------------------------------   ----------------------
                                                                PRO FORMA
                                                               ACQUISITIONS              PRO FORMA
                                             1998     1999         1999       ACTUAL    ACQUISITIONS
                                            ------   -------   ------------   -------   ------------
INCOME STATEMENT
Revenues..................................  $1,243   $   562     $ 1,840      $   266     $   678
Expenses..................................   1,873     3,106       7,962        1,627       2,412
                                            ------   -------     -------      -------     -------
Net Loss..................................  $ (630)  $(2,586)    $(6,123)     $(1,361)     (1,734)
                                            ======   =======     =======      =======     =======
Weighted Average Primary Shares...........   3,499     6,531       8,165        9,495      10,821
                                            ======   =======     =======      =======     =======
Net Loss Per Share........................  $(0.18)  $ (0.40)    $ (0.75)     $ (0.14)    $ (0.16)
                                            ======   =======     =======      =======     =======



                                                     AT JUNE 30,                      SEPTEMBER 30, 1999
                                            ------------------------------   ------------------------------------
                                                               PRO FORMA
                                                              ACQUISITIONS              PRO FORMA      PRO FORMA
                                             1998     1999        1999       ACTUAL    ACQUISITIONS   AS ADJUSTED
                                            ------   ------   ------------   -------   ------------   -----------
BALANCE SHEET
Current Assets............................  $  131   $1,557     $ 2,249      $ 4,639     $ 1,988
Total Assets..............................     358    1,807      21,619       13,181      21,297
Stockholders' Equity (Deficit)............     (69)   1,377      19,232       12,202      19,051
Shares Outstanding........................   3,482    9,152      10,378        9,846      10,821

                                  RISK FACTORS

     You should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. If any of the following events actually occurs, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you could lose all or part of your investment in our common stock.

                         RISKS RELATING TO OUR BUSINESS

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING HISTORY AS AN INTERNET COMPANY.

     One of our predecessor entities established the CollegeLink business in 1991. While we previously sold CollegeLink(R) as a computer-based service, we are converting this business to an Internet-based service. Accordingly, the CollegeLink business in its current form has only a very limited operating history on which you can base your evaluation of this business. As a result, you will find it difficult to predict our future revenues or results. In addition, you must consider our prospects in light of the risks and uncertainties encountered by companies in an early stage of development in a new and rapidly evolving market such as the market for Internet-based services.

WE HAVE NEVER BEEN PROFITABLE AND MAY NOT BE PROFITABLE IN THE FUTURE.


     Each of our predecessors has incurred significant losses in every fiscal period since inception. Since our recent mergers with each of these corporations, we have continued to incur losses in the CollegeLink.com business and our other businesses. We incurred net losses of $630,332 in fiscal 1998, $2,586,425 in fiscal 1999 and $1,361,141 for the quarter ended September 30, 1999. As of June 30, 1999, we had a cumulative pro forma net loss of $6,122,899, and as of September 30, 1999 we had a cumulative pro forma net loss of $7,856,899. We expect to continue to experience losses at least for the foreseeable future, and we cannot be certain when we will become profitable, if at all. Our failure to achieve and maintain profitability could adversely affect the market price of our common stock.



WE MAY NEED TO RAISE ADDITIONAL CAPITAL.



     If the funds raised in this offering together with our other resources are not sufficient to finance our business, we may need to raise more capital through public or private financing. We do not know if additional financing will be available to us when we need it or, if it is available, whether it will be available on attractive terms. If we do raise more capital in the future, it could result in dilution to our stockholders. If we need to raise more capital but cannot, we may need to curtail our business activities.


WE FACE COMPETITION FROM COMPANIES OPERATING BUSINESSES SIMILAR TO OURS, AND OUR FAILURE TO COMPETE SUCCESSFULLY WITH OUR CURRENT OR FUTURE COMPETITORS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     The market in which CollegeLink(R) operates is very competitive. We face direct competition from a number of sources, the most significant of which are Apply!, Embark.com (formerly CollegeEdge), CollegeNet, CollegeQuest and XAP. Apply!, owned by The Princeton Review, provides a CD-based college application product to students, primarily through a high school distribution scheme. Embark.com, CollegeNet, CollegeQuest and XAP are Internet companies which allow students to complete and submit college applications electronically. Our CollegeLink(R) service also faces competition from traditional print media companies such as The Princeton Review, Petersons, a subsidiary of Thorne Publishing, and Kaplan Educational Centers, which provide offline information and resources such as self help guides on college admission and selection, and from software companies already providing packaged software to educational institutions and professionals. Some of these companies have already moved to provide these resources on the Internet. We also face competition from educational not-for-profit and membership organizations such as ACT and The College Board(R) which already provide significant online information and other resources to students. The College Board(R) has recently announced plans to provide a broad range of college admissions, test preparation and related services on the Internet.

     Student Success faces competition from a variety of sources including other providers of self-help and educational programs such as Kaplan, Barrons, Princeton Review, Houghton Mifflin and Learning Forum. The market in which Online Scouting Network operates is also competitive. We are aware of three significant competitors in its market: Athletes Online, All-statersports.com and Recruit. These companies provide online college athletic recruitment information and services. While we have relationships with more than 900 colleges and universities and will have significant exposure to large numbers of high school students and their families through our acquisitions of Student Success and Online Scouting Network, we expect that these factors will not prevent additional competitors from entering the markets in which we operate with competing products and services. Our current or future competitors may have greater resources, including contacts in the educational industry, than we currently have at our disposal. Our competitors may be more able to react more quickly to changes in technology in our industry and/or to expend greater time and funds than we can to develop and promote their products or services. Increased competition could result in pricing pressures, reduced margins or the failure of our products and services to achieve or maintain market acceptance. If we cannot compete effectively with current or future competitors, our business, operating results and financial condition could be materially adversely affected.


STUDENTS MAY BE RELUCTANT TO SUBMIT COMPUTER-BASED APPLICATIONS AND ANY DIFFICULTY CONVINCING STUDENTS TO USE OUR SERVICE COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

     College bound students may not feel comfortable using our products. Students may feel that applications submitted electronically will not receive the same treatment as traditional applications, they may feel insecure about relying on an intermediary for submitting applications, or they may be unwilling to pay the additional fees we charge for processing applications. Any of these factors could inhibit development of a market for CollegeLink(R). If we have difficulty developing a viable market for CollegeLink(R), our business and operating results could be materially adversely affected.


COLLEGES AND UNIVERSITIES MAY BE UNWILLING TO DESIGNATE COLLEGELINK(R) AS AN ACCEPTABLE ONLINE FILING SERVICE.



     Various colleges and universities may not wish to establish a relationship with any particular online application service or they may not be willing to accept online filing from any service. The adoption of such a policy by a significant number of these institutions could have a material adverse effect on our results of operations and financial condition.


FAILURE TO ESTABLISH RELATIONSHIPS WITH FURTHER COLLEGES AND UNIVERSITIES OR TO MAINTAIN OUR EXISTING RELATIONSHIPS MAY AFFECT OUR ABILITY TO COMPETE IN OUR MARKET.

     We believe our ability to successfully compete in the online college application market is dependent upon our ability to enter into new relationships with colleges not currently accepting CollegeLink(R) applications and to maintain our existing relationships with a large number of colleges and universities. If we are unable to continue to enter into new relationships with colleges and universities not currently accepting CollegeLink(R) applications, the growth of our business could be inhibited. Our failure to maintain our existing relationships with colleges and universities for any reason could cause us to lose existing and potential customers. A loss of customers or restrictions on our ability to grow our business could have a material adverse effect on our results of operations and financial condition.

OUR FAILURE TO MANAGE OUR EXPANDING OPERATIONS SUCCESSFULLY COULD ADVERSELY AFFECT OUR BUSINESS.

     If we are to be successful, we must expand our operations. We have experienced significant growth in our expenses and employee base as a result of acquisitions. This growth creates new and increased management and training responsibilities for our employees. This growth also increases the demands on our internal systems, procedures and controls, and on our managerial, administrative, financial, marketing and other resources. We depend heavily upon the managerial, operational and administrative skills of our officers to manage this growth. Nonetheless, new responsibilities and demands may adversely affect the overall quality of our work. Any failure on our part to improve our internal systems, procedures and controls, to attract, train, motivate, supervise and retain additional professional, managerial, administrative, financial, marketing and other personnel, or otherwise to manage growth successfully could have a material adverse effect on our business, financial condition and results of operations.

WE MAY HAVE DIFFICULTY INTEGRATING THE BUSINESSES OF ECI, STUDENT SUCCESS AND OTHER BUSINESSES WHICH WE EXPECT TO ACQUIRE.


     On August 10, 1999, we acquired ECI, Inc., now renamed CollegeLink Corporation. CollegeLink Corporation provides online college admission, scholarship and financial aid application services. On October 20, 1999, we signed an agreement to acquire Student Success, Inc. Student Success offers onsite high school and college preparatory programs for students and their families under its Making College Count(R) and Making High School Count(TM) trademarks. On August 18, 1999, we signed a letter of intent to acquire Online Scouting Network, Inc., an Internet-based company that operates the Online Scouting Network and provides student-athlete recruiting services at its website, http://www.osn.com. Both of our pending acquisitions are subject, among other things, to certain usual and customary closing conditions. No assurance can be given to you that we will complete these acquisitions.


     We cannot assure you that we will be able to absorb and effectively manage the acquisition of ECI and, assuming their completion, the acquisitions of Student Success and Online Scouting Network. There can be no assurance that we will be able to develop, market and sell our CollegeLink(R) products and services and the products and services of Student Success and Online Scouting Network successfully. The difficulty and management distraction inherent in integrating each acquired business, the substantial charges expected to be incurred in connection with each acquisition, including costs of integrating each business and transaction expenses arising from each acquisition, the risks of entering markets in which we have no or limited direct prior experience, the potential loss of key employees of each acquired company and the risk that the benefits sought in each acquisition will not be fully achieved, could have a material adverse effect on our business, operating results and financial condition.

WE ARE DEPENDENT UPON CERTAIN KEY PERSONNEL WHOSE SERVICES COULD BE DIFFICULT TO REPLACE.

     Our future success depends to a significant degree on the skills, experience and efforts of our key executive officers and key marketing and management personnel such as our Chairman, Richard Fisher, and Thomas Burgess, who has run the operations of CollegeLink Corporation since January 1999, all of whom currently devote their full time to our business and would be difficult to replace if they left our employment. While we have employment agreements with the foregoing individuals, such agreements do not guarantee their continued employment with us. While we also have noncompetition agreements with these individuals, there is no assurance that the noncompetition agreements will be enforceable. The loss of the services of any of the foregoing individuals could have a material adverse effect on our business, operating results and financial condition. We do not currently maintain a key person life insurance policy covering any of our officers.

OUR INABILITY TO HIRE AND RETAIN SKILLED PERSONNEL COULD HARM OUR BUSINESS.

     Qualified personnel are in great demand throughout the software and Internet start-up industries. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled sales and marketing personnel, web designers, software engineers and other senior personnel. Our inability to attract and retain the highly trained technical personnel that are integral to our direct sales, product development, service and support teams may limit the rate at which we can generate sales and develop new products and services or product and service enhancements. This could have a material adverse effect on our business, operating results and financial condition.

SEASONAL FACTORS MAY CAUSE OUR OPERATING RESULTS TO FLUCTUATE AND WE MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUE IN CERTAIN PERIODS TO OFFSET EXPENSES IN THOSE PERIODS.

     Because our CollegeLink business derives a substantial portion of its revenues from the college application process which occurs in the fall, winter, and early spring, revenue from our CollegeLink(R) products and services has historically been much lower during the late spring and summer months, and we expect this trend to continue. In addition, revenues for student loan applications are also seasonal. We expect most of these revenues to be received between July and December. This seasonality of the CollegeLink business may cause our revenue and operating results to fluctuate significantly in the future and to be difficult to predict. In such an event, the price of our common stock could decline.

IF OUR ONLINE SERVERS BECAME UNAVAILABLE, WE COULD LOSE CUSTOMERS.

     We could lose existing or potential customers for our online CollegeLink(R) business if they do not have ready access to our online servers, or if our online servers and computer systems do not perform reliably and to our customers' satisfaction. Network interruptions or other computer system shortcomings, such as inadequate capacity, could reduce customer satisfaction with our services or prevent customers from accessing our services and seriously damage our reputation.

     As the number of students and colleges and universities using CollegeLink(R) online increases, we will need to expand and upgrade the technology underlying our CollegeLink(R) services. We may be unable to predict accurately changes in the volume of user traffic and therefore may be unable to expand and upgrade our systems and infrastructure in time to avoid system interruptions. System interruptions will affect the quality of our services we provide to our existing customers and may cause us to lose customers. In addition, we may need to divert significant resources to expand and upgrade our existing systems and infrastructure to meet any increase in user demand. This could have a material adverse effect on our business, results of operations and financial condition.


     Although we are planning to provide a redundant server capability in another geographic area, all of our computer and communications equipment is currently located in Middletown, Rhode Island. This equipment is vulnerable to interruption or damage from fire, flood, power loss, telecommunications failure and earthquake. Some of the components of our computer and communication systems do not have immediate automatic backup equipment. The failure of any of these components could result in down time for our server and could seriously harm our business. Our property damage and business interruption insurance may not protect us from any loss that we may suffer.


     Our computer and communications systems are also vulnerable to computer viruses, physical or electronic break-in and other disruptions. These problems could lead to interruptions, delays, loss of data or the ineffective operation of our server. Any of these outcomes could seriously harm our business.

WE COULD LOSE REVENUE AND INCUR SIGNIFICANT COSTS IF OUR SYSTEMS OR MATERIAL THIRD-PARTY SYSTEMS ARE NOT YEAR 2000 COMPLIANT.

     Many currently installed computer systems and software products accept only two digits to identify the year in any date. Thus, the year 2000 will appear as "00," which a system or software might consider to be the year 1900 rather than the year 2000. This error could result in system failures, delays or miscalculations that disrupt our operations. The failure of our internal systems, the systems of any companies we acquire, or any material third-party systems, to be year 2000 compliant could result in significant liabilities and could seriously harm our business.


     We have conducted a review of our business systems, including our computer systems. We have taken steps to remedy potential problems, but have not yet developed a year 2000 contingency plan. There can be no assurance that we have identified all year 2000 problems in our computer systems before they occur or that we will be able to remedy any problems that are discovered.



     We have also asked many of our suppliers about their progress in identifying and addressing problems that their computer systems may face in correctly interrelating and processing date information in the year 2000. We have ascertained that several of these parties are in compliance, but there can be no assurance that we have identified all such year 2000 problems in the computer systems of our suppliers or that we will be able to remedy any problems that are discovered.

     Our efforts to identify and address year 2000 problems, and the expenses we may incur as a result of such problems, could have a material adverse effect on our business, financial condition and results of operations. We expect that costs to address the year 2000 issue, directly or indirectly, will total about $15,000, the majority of which was spent in fiscal 1998 and 1999, with the remainder being spent during fiscal 2000. To date, we have incurred expenses of about $12,000 related to the assessment of and preliminary efforts in dealing with the year 2000 issue. We cannot assure you that these costs will not be significantly higher.

     In addition, the revenue stream and financial stability of existing customers may be adversely impacted by year 2000 problems, which could cause fluctuations in our revenue. If we fail to identify and remedy year 2000 problems, we could also be at a competitive disadvantage relative to companies that have corrected such problems. It is also possible that concerns over year 2000 problems could cause potential customers for our products and services to lose confidence in computer-based solutions to college applications needs. Any of these outcomes could have significant adverse effects on our business, financial condition and results of operations.

WE MAY BE UNABLE TO PROTECT ADEQUATELY OUR INTELLECTUAL PROPERTY RIGHTS, AND ASSERTING OUR INTELLECTUAL PROPERTY RIGHTS MAY SUBJECT US TO LITIGATION WHICH COULD HARM OUR OPERATING RESULTS.

     The unauthorized reproduction or other misappropriation of our proprietary technology or use of our other intellectual property rights could enable third parties to benefit from our technology and other intellectual property rights without paying us for it. This could have a material adverse effect on our business, operating results and financial condition.

     Although we have taken steps to protect our proprietary technology and other intellectual property, they may be inadequate. We do not know whether we will be able to defend our proprietary rights because the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving. Moreover, the laws of some foreign countries are uncertain and may not protect intellectual property rights to the same extent as the laws of the United States.

     If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

WE MAY FACE INTELLECTUAL PROPERTY INFRINGEMENT AND OTHER CLAIMS FROM THIRD PARTIES IN CONNECTION WITH THE USE OF OUR TECHNOLOGY WHICH COULD REQUIRE US TO INCUR SUBSTANTIAL COSTS AND DIVERT OUR RESOURCES FROM OUR BUSINESS.

     Although we attempt to avoid infringing known proprietary rights of third parties, we are subject to the risk of claims alleging infringement of third party proprietary rights. If we were to discover that any of our products violated third party proprietary rights, there can be no assurance that we would be able to obtain licenses on commercially reasonable terms to continue offering the product without substantial reengineering or that any effort to undertake such reengineering would be successful. We do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

     Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business for periods of time. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products or services. Any of these events could have a material adverse effect on our business, operating results and financial condition.

                         RISKS RELATING TO OUR INDUSTRY

WE DEPEND ON THE CONTINUED GROWTH OF THE INTERNET AND ANY DECREASE IN CONSUMER USE OF THE INTERNET OR THE GROWTH OF THE INTERNET COULD HARM OUR BUSINESS.

     Our ability to generate revenues is substantially dependent upon continued growth in the acceptance and use of the Internet and the infrastructure for providing Internet access and carrying Internet traffic. We cannot be certain that the necessary infrastructure or complementary products or services will be developed or that the Internet will prove to be a viable commercial marketplace. To the extent that the Internet continues to experience significant growth in the level of use and the number of users, there can be no assurance that the infrastructure will continue to be able to support the demands placed upon it by such potential growth. In addition, delays in the development or adoption of new standards or protocols required to handle increased levels of Internet activity, increased governmental regulation or taxation of Internet commerce may restrict the growth of the Internet. If the necessary infrastructure or complementary products and services are not developed or if the Internet does not become a viable commercial marketplace, it would have a material adverse effect on our business, operating results and financial condition.

OUR BUSINESS MAY BE HARMED BY THE SECURITY RISKS RELATED TO INTERNET COMMERCE.


     A significant barrier to submission of personal data in college applications over the Internet by students is the secure transmission of confidential information over public networks. Internet companies rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other developments will not result in a compromise or breach of the algorithms used by companies to protect consumer transaction data. If any such compromise of this security were to occur, it could have a material adverse effect on our potential clients, business, prospects, financial condition and results of operations. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches.


     Concerns over the security of transactions conducted on the Internet and the privacy of users may also hinder the growth of online services generally. To the extent that our activities or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, or personal data information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. We cannot be sure that our security measures will not prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business.

                        RISKS RELATING TO THIS OFFERING

OUR OFFERING HAS NOT BEEN "APPROVED" BY THE SECURITIES AND EXCHANGE COMMISSION.


     On October 29, 1999, Mr. Kevin J. High, our former President and Chief Executive Officer, granted an interview to StockHouse.com, a Canadian Internet provider of stock market information. This interview was posted on the StockHouse.com website from October 29, 1999 through November 11, 1999. In the first paragraph of this interview, the interviewer wrote, "with an approved . . . filing with the US Securities and Exchange Commission . . ." NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFERING OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INACCURATE STATEMENTS MADE IN AN INTERVIEW BY MR. HIGH, OUR FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER, CONCERNING OUR BUSINESS COULD MISLEAD INVESTORS.


     On October 29, 1999, Mr. High granted an interview to StockHouse.com, a Canadian Internet provider of stock market information. This interview was posted on the StockHouse.com website from October 29, 1999 through November 11, 1999 and contained a number of statements, attributed to Mr. High, which are not accurate or with which we do not agree. You should not rely upon the statements made by Mr. High in this interview in making a decision to invest in our company. You should rely exclusively on the information provided in this prospectus.

     Mr. High said that $15 per share was a "realistic" stock price and that a $150,000,000 market capitalization for our company was "still too cheap." These statements reflect Mr. High's personal views. We believe that per share price and market capitalization are sensitive to many factors including, among others, our performance, general market conditions, general economic conditions, and the performance of our competitors. We do not know what share price is realistic or what share price will be realistic at the time of the offering.


     The interviewer describes Online Scouting Network, Inc. as having "the nation's largest database of high school athletic talent." We do not know whether or not Online Scouting Network has the nation's largest database of high school athletic talent. We have recently entered into a letter of intent to acquire Online Scouting Network, Inc. We are currently negotiating a definitive agreement with Online Scouting Network. We can provide no assurance that we will be able to complete the proposed acquisition. Furthermore, it is our policy not to comment on the status of ongoing negotiations.


     Mr. High said that we were "the only one that is on America Online." While our software is available through America Online, we do not have a sole or exclusive arrangement with America Online. Although we are pleased to have this relationship with America Online, we do not believe it is material to our business.

     Mr. High said that we would be profitable in 24 months and that our revenues would triple from the year 2000 to the year 2001. These statements reflect Mr. High's personal views and do not reflect our views. We do not have projections that we consider sufficiently reliable for public disclosure concerning when we expect to achieve profitability or what our revenue growth will be. We believe that profitability and revenue growth are sensitive to many factors including, among others, acceptance of our products and services, execution of our business plan, performance of our competitors, general market conditions, and general economic conditions. We do not know when, or if, we will be profitable or at what rate revenues will grow.


     Mr. High said that our ultimate goal is to have every college in the world using CollegeLink(R) within the next "couple of years." He also said that we are going to dominate our market and that we are the biggest in our industry. These statements reflect Mr. High's personal views and do not reflect our view. Although we intend to increase the number of colleges that accept applications using CollegeLink, we do not believe that every college in the world will be using CollegeLink(R) within the next two years. Although we believe that we have more relationships with colleges and high schools than any of our competitors, we do not believe that we, or indeed any company, dominate this market at this time. We believe we are the largest participant in this market because more colleges have agreed to accept applications on our CollegeLink(R) software than on the software of any of our competitors. Other measures of size could yield different results.


     Forward looking statements are necessarily speculative in nature, and it can be expected that actual results will vary from Mr. High's statements. We have a very limited operating history as an Internet company. Furthermore, Internet companies and their stocks are highly dynamic and their performance is subject to many uncertainties. Within the context of Internet companies generally, our market is just beginning to develop. This makes it particularly hard to make predictions about future performance. Neither we nor any of the underwriters in this offering have confirmed, endorsed or adopted any of the statements that were not made by us for utilization by, or distribution to, prospective purchasers in this offering. To the extent any such statements are inconsistent with, or conflict with, the information contained in this prospectus, or relate to information not contained in this prospectus, they are disclaimed by us and the underwriters. Accordingly, you should not rely on any such statements not made by us.


MR. HIGH HAS RESIGNED AS CHIEF EXECUTIVE OFFICER AND PRESIDENT.



     On November 16, 1999, Mr. High resigned his positions as Chief Executive Officer and President of our company. We are in discussions with Mr. High concerning what his future role might be.


OUR EXISTING PRINCIPAL SHAREHOLDERS WILL CONTINUE TO EXERCISE SIGNIFICANT CONTROL OF COLLEGELINK.


     Of our outstanding 9,875,840 shares of common stock, our principal shareholders, officers and directors beneficially own 4,671,291 shares or about 47 percent of our common stock prior to this offering and following this offering will own more than 36 percent of our common stock. In addition, our officers and directors have currently exercisable options to purchase 485,884 shares of our common stock. As a result, they may have the ability to control and direct our affairs and business. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control in CollegeLink.


THERE HAS BEEN LITTLE PREVIOUS PUBLIC MARKET FOR OUR STOCK, AND IF SUCH A MARKET DOES DEVELOP, OUR STOCK PRICE COULD POTENTIALLY BE VOLATILE.

     Although our common stock is quoted on the Over-the-Counter Electronic Bulletin Board, there has been little public market for the common stock, and there can be no assurance that an active trading market will develop or be sustained. At a future date, provided a public market for the stock does develop, the market price of the shares of common stock is likely to be highly volatile and may be significantly affected by factors such as fluctuations in our operating results, announcements of technological innovations or new products and/or services by us or our competitors, governmental regulatory action, developments with respect to proprietary rights and general market conditions.

WE WILL HAVE BROAD DISCRETION IN USING THE PROCEEDS OF THIS OFFERING.


     We intend to use all of our proceeds from this offering for the acquisitions of Student Success and Online Scouting Network, working capital and general corporate purposes, including other potential acquisitions. Accordingly, we will have broad discretion in using our proceeds. You will not have the opportunity to evaluate the economic, financial or other information that we will use to determine how to use our proceeds.


FUTURE SALES OF COMMON STOCK BY EXISTING SECURITY HOLDERS COULD DEPRESS THE MARKET PRICE FOR THE COMMON STOCK.


     Sales of substantial amounts of the common stock in the public market, or the prospect of such sales, could depress the prevailing market price of the common stock and our ability to raise equity capital in the future. Upon completion of this offering, we will have outstanding 12,875,840 shares of common stock, warrants and options to purchase 2,826,468 shares and 2,690,369 shares issuable upon conversion of our preferred stock (assuming the maximum number of shares to be issued upon conversion and assuming the over-allotment option is not exercised). Of these shares, 8,871,444 shares of common stock and 5,516,837 shares issuable upon exercise of warrants and options and conversion of our preferred stock (assuming the maximum number of shares to be issued upon conversion) will be restricted shares under the Securities Act of 1933, as amended. The common stock in this offering will be immediately eligible for sale in the public market without restriction on the date of the prospectus. Taking into account the lock-up agreements which certain of our shareholders have signed and the restrictions of Rules 144, 144(k) and 701 promulgated under the Securities Act, 1,951,918 of the restricted shares will be available for sale in the public market beginning March 5, 2000, and all of the restricted shares will be available for sale in the public market by October 26, 2000.

YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION OF YOUR INVESTMENT.

     If you buy the common stock you will incur immediate and substantial dilution of about $-- per share, or --% of your investment in the common stock (at a public offering price of $-- per share), in that the net tangible book value of the common stock after this offering will be about $-- per share of common stock.

ISSUANCE OF PREFERRED STOCK MAY ADVERSELY AFFECT HOLDERS OF COMMON STOCK OR DELAY OR PREVENT CORPORATE TAKE-OVER.


     Our certificate of incorporation provides that we may issue preferred stock from time to time in one or more series. Our Board of Directors is authorized to determine the rights (including voting rights), preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock and the designation of any such shares, without any vote or action by our common shareholders. The Board of Directors may authorize and issue preferred stock with voting power or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control, because the terms of preferred stock that might be issued could potentially prohibit the consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the preferred stock.


OUR CHARTER, BY-LAWS AND DELAWARE LAW MAY DETER TAKE-OVERS.

     Our certificate of incorporation, by-laws and Delaware law contain provisions that could have anti-takeover effects and that could discourage, delay or prevent a change in control of CollegeLink or an acquisition of CollegeLink at a price that many stockholders may find attractive. These provisions may also discourage proxy contests and make it more difficult for our stockholders to take some corporate actions, including the election of directors. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

                           FORWARD-LOOKING STATEMENTS

     Statements in this prospectus that are not purely historical, such as statements regarding our expectations, beliefs, intentions, plans and strategies regarding the future, are forward-looking statements. These statements are only predictions, and they involve risks, uncertainties and assumptions that could cause our actual results to differ materially from the results we express in the forward-looking statements, including those risks and uncertainties discussed under "Risk Factors." This section includes important factors that could cause or contribute to these differences. We cannot guarantee the results expressed in any forward-looking statement. We have based all forward-looking statements on information available to us on the date of this prospectus and we have no obligation to update any forward-looking statement.

                                USE OF PROCEEDS


     We estimate that the net proceeds from the sale of the 3,000,000 shares of common stock we are offering, after deducting the estimated underwriting discount and estimated offering expenses payable by us, will be about $ million, or about $ million if the underwriters exercise their over-allotment option in full. Five of our stockholders have granted the underwriters a 45-day option to purchase up to 57,500 shares to cover over-allotments. We will not receive any proceeds from such sales.


     We intend to use the net proceeds from the offering for the acquisitions of Student Success and Online Scouting Network, general corporate purposes, including working capital, expansion of our sales and marketing programs and in acquisitions of and investments in complementary businesses. Accordingly, we will have broad discretion in the application of the net proceeds. We have recently signed a definitive agreement to acquire Student Success and a letter of intent to acquire Online Scouting Network. Pending the foregoing uses, we intend to invest the net proceeds from the offering in investment-grade, interest-bearing instruments. While the net proceeds are so invested, the interest earned by us on such proceeds will be limited by available market rates.

                          PRICE RANGE OF COMMON STOCK


     Our common stock was publicly traded on the Over-the-Counter Electronic Bulletin Board under the symbol "CYTA." Since November 26, 1999, our common stock has been traded on the Over-the-Counter Electronic Bulletin Board under the symbol "CLNK." The following table sets forth, for the periods indicated, the high and low closing sales prices per share for the common stock as quoted on the Over-the-Counter Electronic Bulletin Board.



                                                               PRICE RANGE OF
                                                                COMMON STOCK
                                                              -----------------
                                                               HIGH       LOW
                                                              -------    ------
FISCAL 1999:
Third Quarter ending March 31, 1999 (commencing March 18,
  1999).....................................................  $ 7.125    $6.000
Fourth Quarter ending June 30, 1999.........................  $ 9.750    $6.250

FISCAL 2000:
First Quarter ending September 30, 1999.....................  $ 6.750    $4.375
Second Quarter ending December 31, 1999.....................  $12.500    $5.000
Third Quarter ending March 31, 2000 (through January 10,
  2000).....................................................    7.625     6.813



     On January 10, 2000 the closing price of our common stock as quoted on the Over-the-Counter Electronic Bulletin Board was $7.375. On that date, we had about 1,400 holders of record of the common stock. This number does not include stockholders for whom shares were held in a "nominee" or "street" name.


                                DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. We currently intend to retain any future earnings to finance operations and expansion of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends, if any, will depend, among other things, on our results of operations, cash flows and financial condition and on such other factors as our Board of Directors may, in its discretion, consider relevant.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of September 30, 1999, on an actual basis, on a pro forma basis as if the acquisitions of Student Success and Online Scouting Network had occurred as of September 30, 1999, and as adjusted to reflect the completion of the foregoing acquisitions and the sale by us of 3,000,000 shares of common stock in this offering (at an offering price of $6.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by us) and the application of the estimated net proceeds from this offering. You should read the following in conjunction with the more detailed financial statements and related notes included elsewhere in this prospectus.



                                                                  SEPTEMBER 30, 1999
                                                    ----------------------------------------------
                                                                      PRO FORMA       PRO FORMA AS
                                                      ACTUAL       ACQUISITIONS(1)      ADJUSTED
                                                    -----------    ---------------    ------------
STOCKHOLDERS' EQUITY:
Series A Convertible Preferred Stock, $4.00 stated
  value, par value $0.01 per share; 2,500,000
  shares authorized, and 890,000 shares issued and
  outstanding.....................................  $ 3,534,980      $ 4,534,980      $  4,534,980
Series B Convertible Preferred Stock, $7.625
  stated value, par value $0.01 per share; 300,000
  shares authorized, and 279,771 shares issued and
  outstanding(2)..................................    4,175,000        4,175,000         4,175,000
Series C Convertible Preferred Stock $4.00 stated
  value, par value $0.01 per share; 1,000,000
  shares authorized, and 1,000,000 shares issued
  and outstanding.................................    4,000,000        4,000,000         4,000,000
Common Stock, par value $0.001 per share;
  100,000,000 shares authorized and 9,846,340
  shares issued and outstanding, actual;
  10,821,340 shares issued and outstanding, pro
  forma; 13,821,340 shares issued and outstanding,
  pro forma as adjusted(3)........................        9,846           10,821            13,821
Additional paid-in capital........................    6,035,664       11,883,689        27,511,672
Retained earnings (accumulated deficit)...........   (5,553,359)      (5,553,359)       (5,553,359)
                                                    -----------      -----------      ------------
          Total stockholders' equity..............   12,202,131       19,051,131        34,682,114
                                                    -----------      -----------      ------------
          Total capitalization....................  $12,202,131      $19,051,131      $ 34,682,114
                                                    ===========      ===========      ============


---------------
(1) This amount gives effect to the 225,000 shares of common stock proposed to be issued to the stockholders of Online Scouting Network, but does not give effect to an indeterminate number of shares proposed to be issued to stockholders of Student Success, in connection with the acquisition of these companies.


(2) For the purposes of this table we have assumed the Series B Convertible Preferred Stock will be converted at $6.00 per share of common stock.



(3) Does not give effect to an aggregate of up to 7,971,902 shares of common stock as follows: (a) 392,500 shares issuable upon exercise of the underwriters' over-allotment option; (b) 300,000 shares of common stock reserved for issuance upon exercise of the representatives' warrants, (c) 1,716,185 shares of common stock reserved for issuance upon the exercise of options outstanding, and 2,125,065 shares of common stock reserved for future grants under our option plans, (d) 940,283 shares of common stock reserved for issuance upon exercise of outstanding warrants, (e) 1,140,000 shares of common stock issuable upon conversion of 1,140,000 shares of Series A Convertible Preferred Stock outstanding, (f) 550,369 shares of common stock issuable upon conversion of 279,771 shares of Series B Convertible Preferred Stock outstanding (assuming the maximum number of shares of common stock issuable upon such conversion), and (g) 1,000,000 shares of common stock issuable upon conversion of 1,000,000 shares of Series C Convertible Preferred Stock outstanding. See "Underwriting," "Certain Relationships and Related Transactions" and "Management -- Benefit Plans." In September 1999, no options to purchase shares of our common stock were exercised.

                                    DILUTION


     The pro forma net tangible book value of our common stock as of September 30, 1999 was approximately $298,000, or $.03 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by 10,821,340 shares of common stock outstanding as of September 30, 1999 after giving effect to the proposed issuance of common stock to the stockholders of Student Success and Online Scouting Network in connection with our acquisition of those companies.



     Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by new investors who purchase shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering and after the issuance of common stock to the stockholders of Student Success and Online Scouting Network in connection with our acquisition of those companies. After giving effect to the sale of 3,000,000 shares of common stock in this offering at an offering price of $6.00 per share, after deduction of estimated underwriting discounts and commissions and offering expenses, the pro forma net tangible book value of the Company at September 30, 1999 would have been $15,928,983 or $1.15 per share.



     This represents an immediate increase in pro forma net tangible book value of $1.12 per share to existing shareholders, and an immediate dilution in net pro forma tangible book value of $4.85 per share to new investors in this offering, as illustrated in the following table:



Assumed offering price per share(1)................................    $6.00
  Net tangible book value per share at September 30, 1999...  $ .03
  Increase per share attributable to new investors..........  $1.12
                                                              -----
Pro forma net tangible book value per share after this
  offering(2)......................................................    $1.15
                                                                       -----
Dilution per share to new investors(3).............................    $4.85
                                                                       =====


---------------
(1) Before deduction of estimated underwriting discounts and commissions and offering expenses to be paid by us.


(2) Does not give effect to an aggregate of up to 7,971,902 shares of common stock as follows: (a) 392,500 shares issuable upon exercise of the underwriters' over-allotment option; (b) 300,000 shares of common stock reserved for issuance upon exercise of the representatives' warrants, (c) 1,716,185 shares of common stock reserved for issuance upon the exercise of options outstanding, and 2,125,065 shares of common stock reserved for future grants under our option plans at September 30, 1999, (d) 940,283 shares of common stock reserved for issuance upon exercise of outstanding warrants, (e) 1,140,000 shares of common stock issuable upon conversion of 1,140,000 shares of Series A Convertible Preferred Stock outstanding, (f) 550,369 shares of common stock issuable upon conversion of 279,771 shares of Series B Convertible Preferred Stock outstanding at September 30, 1999 (assuming the maximum number of shares of common stock issuable upon such conversion), and (g) 1,000,000 shares of common stock issuable upon conversion of 1,000,000 shares of Series C Convertible Preferred Stock outstanding at September 30, 1999. See "Underwriting," "Certain Relationships and Related Transactions" and "Management -- Benefit Plans."



(3) Represents dilution of about 81% to purchasers of the shares of common stock in this offering.

     The following table summarizes as of September 30, 1999, on a pro forma basis to reflect the same adjustments described above, the number of shares of common stock sold by us, the total consideration paid and the average price per share paid by (i) the existing holders of common stock and (ii) the new investors in the offering, assuming the sale of 3,000,000 shares of common stock by us at an offering price of $6 per share. The calculations are based upon total consideration given by new and existing shareholders, before any deduction of estimated underwriting discounts and commissions and offering expenses.



                                    SHARES PURCHASED           TOTAL CONSIDERATION
                                ------------------------    -------------------------    AVERAGE PRICE
                                  NUMBER      PERCENTAGE      AMOUNT       PERCENTAGE      PER SHARE
                                ----------    ----------    -----------    ----------    -------------
Existing shareholders.........  10,821,340       78.3%      $11,714,905       39.4%          $1.08
New Investors.................   3,000,000       21.7%      $18,000,000       60.6%          $6.00
                                ----------      -----       -----------      -----
          Total(1)............  13,821,340      100.0%      $29,714,905      100.0%
                                ==========      =====       ===========      =====


---------------
(1) The foregoing table does not give effect to the items described in footnotes
    (1) and (2) to the previous dilution table.

                            SELECTED FINANCIAL DATA

     You should read the following information in conjunction with our financial statements and related notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section appearing elsewhere in this prospectus. The following selected financial data for the period from our inception (January 29, 1996) through June 30, 1996 and as of June 30, 1997, 1998 and 1999 and for each of the three years in the period ended June 30, 1999 are derived from our financial statements included in this prospectus, which have been audited by Radin, Glass & Co., LLP, independent accountants. The pro forma net loss per common share data for the year ended June 30, 1999 gives effect to the conversion of all series of preferred stock outstanding as of June 30, 1999 into common stock. The following selected data for the three months ended September 30, 1999 and as of September 30, 1999 are derived from our unaudited financial statements also included in this prospectus. The pro forma net loss per common share gives effect to the conversion of all series of preferred stock outstanding as of September 30, 1999 into common stock. The historical results are not necessarily indicative of results to be expected for future periods.


                                        PERIOD FROM                                                  THREE
                                         INCEPTION                                                  MONTHS
                                       (JANUARY 29,               YEAR ENDED JUNE 30,                ENDED
                                     1996) TO JUNE 30,   -------------------------------------   SEPTEMBER 30,
                                           1996             1997         1998         1999           1999
                                     -----------------   ----------   ----------   -----------   -------------
                                                                                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net Revenue:
  CollegeLink revenues.............     $       --       $       --   $       --   $        --    $   125,680
  Development of proprietary
    technology.....................             --               --      500,000            --             --
  Online training service
    revenues.......................             --               --           --       162,884         77,499
  Website hosting..................          6,921           82,971      210,700       235,522         56,252
  Other revenues...................         36,744          376,754      533,183       163,515          6,654
                                        ----------       ----------   ----------   -----------    -----------
                                            43,665          459,725    1,243,883       561,921        266,085
                                        ----------       ----------   ----------   -----------    -----------
OPERATING EXPENSES:
  Payroll, payroll taxes and
    related benefits...............         37,177          589,356    1,018,786     1,173,439        628,661
  Depreciation and amortization....             --           66,949       93,554       131,545        111,591
  Advertising......................          6,678          127,155       13,268        49,428          3,777
  Other general and administrative
    expenses.......................         61,772          558,978      741,028     1,751,881        883,197
                                        ----------       ----------   ----------   -----------    -----------
  Total Costs and Expenses.........        105,627        1,342,438    1,866,636     3,106,293      1,627,226
                                        ----------       ----------   ----------   -----------    -----------
Loss From Operations...............        (61,962)        (882,713)    (622,753)   (2,544,372)    (1,361,141)
Interest Expense...................             --            5,786        7,579        42,053             --
                                        ----------       ----------   ----------   -----------    -----------
Net Loss...........................     $  (61,962)      $ (888,499)  $ (630,332)  $(2,586,425)   $(1,361,141)
                                        ==========       ==========   ==========   ===========    ===========
Net Loss Per Common Share..........     $    (0.06)      $    (0.29)  $    (0.18)  $     (0.40)   $     (0.14)
                                        ==========       ==========   ==========   ===========    ===========
Weighted Average Primary Number of
  Shares Outstanding...............      1,076,452        3,033,036    3,499,857     6,531,153      9,495,324
                                        ==========       ==========   ==========   ===========    ===========


                                                             AT JUNE 30,                             AT
                                        -----------------------------------------------------   SEPTEMBER 30,
                                            1996           1997         1998         1999           1999
                                        -------------   ----------   ----------   -----------   -------------
                                                                                                 (UNAUDITED)
BALANCE SHEET DATA:
Working Capital (Deficit).............   $  (78,273)    $ (168,485)  $ (286,580)  $ 1,126,168     3,669,717
Total Assets..........................       44,057        373,576      358,189     1,806,996    13,181,622
Long-Term Liabilities.................       15,914         13,086        9,580            --        10,171
Stockholders' Equity (Deficit)........      (24,607)        78,089      (69,321)    1,376,652    12,202,131

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations in conjunction with "Selected Financial Data" and CollegeLink's financial statements and related notes appearing elsewhere in this prospectus.

CORPORATE BACKGROUND


     On February 2, 1999, the Board of Directors of an inactive public company voted to change the name of that company to Cytation.com Incorporated. On February 2, 1999, the Board of Cytation.com Incorporated voted to effect a one-for-two reverse stock split which became effective on February 25, 1999. On March 5, 1999, Cytation Corporation, a Rhode Island corporation (formerly known as Web Services International, Inc.) and the provider of a browser-based online training system, was merged into Cytation.com Incorporated. In the merger, each share of Cytation Corporation was converted into 5.765 shares of common stock of Cytation.com Incorporated. A total of 7,081,028 shares of Cytation.com Incorporated were issued as a result of this merger.


     Although Cytation.com Incorporated was the surviving entity from the merger of March 5, 1999, in accordance with applicable SEC accounting requirements, we are considered the successor to Cytation Corporation which was the disappearing entity in the March 5, 1999 merger.

     On August 10, 1999, Cytation.com Incorporated acquired ECI, Inc., a Massachusetts corporation and provider of online college application services. ECI was merged into Cytation.com Incorporated's wholly owned subsidiary, CollegeLink.com Incorporated. CollegeLink.com Incorporated became a wholly owned subsidiary of Cytation.com Incorporated. On November 1, 1999, CollegeLink.com Incorporated changed its name to CollegeLink Corporation.

     On November 16, 1999, Cytation.com Incorporated was merged into CollegeLink.com Incorporated, a Delaware corporation and a wholly owned subsidiary of Cytation.com Incorporated which was organized on November 1, 1999. The surviving corporation is CollegeLink.com Incorporated.

RESULTS OF OPERATIONS

                                                                            PRO FORMA
                                                                            INCLUDING       THREE MONTHS ENDED
                                           YEAR ENDED JUNE 30,             ACQUISITIONS        SEPTEMBER 30,
                                 ---------------------------------------    YEAR ENDED    -----------------------
                                                                             JUNE 30,
                                    1997          1998          1999           1999         1998         1999
                                 -----------   -----------   -----------   ------------   ---------   -----------
                                                                           (UNAUDITED)          (UNAUDITED)
Net revenue:
  CollegeLink revenues.........  $        --   $        --   $        --   $        --    $      --   $   125,680
  Development of proprietary
    technology.................           --       500,000            --            --           --            --
  Online training service
    revenues...................           --            --       162,884            --       32,000        77,499
  Website hosting..............       82,971       210,700       235,522            --       49,467        56,252
  Other revenues...............      376,754       533,183       163,515            --      137,958         6,654
  Revenues related to
    acquisitions...............           --            --            --     1,839,840           --            --
                                 -----------   -----------   -----------   -----------    ---------   -----------
                                     459,725   $ 1,243,883   $   561,921   $ 1,839,840    $ 219,425   $   266,085

                                                                            PRO FORMA
                                                                            INCLUDING       THREE MONTHS ENDED
                                           YEAR ENDED JUNE 30,             ACQUISITIONS        SEPTEMBER 30,
                                 ---------------------------------------    YEAR ENDED    -----------------------
                                                                             JUNE 30,
                                    1997          1998          1999           1999         1998         1999
                                 -----------   -----------   -----------   ------------   ---------   -----------
                                                                           (UNAUDITED)          (UNAUDITED)
Operating expenses:
  Payroll, payroll taxes and
    related benefits...........  $   589,356   $ 1,018,786   $ 1,173,439   $ 1,967,153    $ 209,461   $   628,662
  Cost of sales................           --            --            --       618,068           --            --
  Depreciation and
    amortization...............       66,949        93,554       131,545       241,153       26,071        19,601
  Advertising..................      127,155        13,268        49,428       121,801        1,931         3,777
  Other general and
    administrative expenses....      558,978       741,028     1,751,881     2,832,345      221,232       883,137
  Amortization of goodwill.....           --            --            --     1,887,416           --        91,990
                                 -----------   -----------   -----------   -----------    ---------   -----------
  Total operating expenses.....  $(1,342,438)  $(1,866,636)  $(3,106,293)  $(7,667,936)     458,695     1,627,226
                                 -----------   -----------   -----------   -----------    ---------   -----------
Interest Expense...............        5,786         7,579        42,053       294,803          293            --
Net income (loss)..............  $  (888,499)  $  (630,332)  $(2,586,425)  $(6,122,899)   $(239,563)  $(1,361,141)
                                 ===========   ===========   ===========   ===========    =========   ===========


THREE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1998

     Revenues for the three months ended September 30, 1999 include, for the first time, the operations of CollegeLink Corporation which was acquired on August 10, 1999. The acquisition was treated as a purchase with the results of operations of CollegeLink Corporation included in consolidated operations from that date. Other revenues declined, reflecting our decision to focus primarily on the CollegeLink business.

     Payroll expenses have increased as a result of personnel additions as well as salary increases for present personnel. Other general and administrative expenses increased both for software development to support the CollegeLink operations, costs of supporting the expanded operations and costs related to the business which we intend not to emphasize in the future. Goodwill amortization results from the acquisition of CollegeLink Corporation.

FISCAL YEAR ENDED JUNE 30, 1999 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1998

     Net Revenue. Net revenue shows the significance of the shift in our business focus over the past year. In the first part of 1998 and in prior years our principal business was the development and sales of other services related to the hosting of web content, which accounted for approximately $743,883 of our revenue. During the latter half of fiscal year 1998, we began development of an online training management system. The $500,000 of revenue for development of proprietary technology was the result of a joint venture with EER Systems Inc., a Washington, D.C. systems integrator ("EER"). This joint venture ultimately resulted in EER acquiring in excess of 10% of our shares. While we maintain web hosting services for certain clients, we no longer provide website development services. A significant portion of our fiscal year 1999 revenue was derived from the online training services.

     We expect future revenue will derive from the operations of CollegeLink.com and the continued development of the CollegeLink(R) Internet-based college admission service and Internet hub.

     Operating Expenses. Operating expenditures for the year ended June 30, 1999 were 68% greater than the previous year. This increase is attributable to the fact that we changed our principal business during the year. In addition, a significant amount of increased cost was related to software development of our online training management system. Another reason for the increase in operating expenses was the merger completed on March 5, 1999 with Cytation Corporation. A major portion of the increase in operating expenses resulted from increased legal, professional and investor relations services required to complete the merger. Operating expenses are expected to increase substantially in the future as we increase our marketing effort, and as sales increase, as we believe will occur.

FISCAL YEAR ENDED JUNE 30, 1998 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1997


     In April 1997 we sold the assets related to our Internet service provider ("ISP") business. Final consideration from that sale was received in November 1998. In fiscal 1998, we discontinued our website development business. After the quarter ended March 31, 1999, we did not receive any revenue from either website development or operations as an ISP, nor did we have any expenses associated with those former components of our business. No future operations as an ISP or website developer are contemplated. In the fiscal year ended June 30, 1997, 37% of revenue was derived from subscriber access (internet dial-up service), 24% of revenue was derived from website origination and a development, 18% of revenue was derived from website hosting and 21% of revenue was derived from other services.


PRO FORMA ACQUISITIONS

     Revenues Related to Acquisitions. Pro forma net revenue of the combined companies for the fiscal year ended June 30, 1999 was $1,839,840. Of this amount $561,921, $104,073, $98,178, and $1,075,668 were attributable to CollegeLink,
ECI, Online Scouting Network and Student Success, respectively. ECI's revenues were derived from its online college applications business. Student Success' revenues were derived from its Making College Count(R) and Making High School Count(TM) programs. OSN's revenues were derived from registration fees of high school student athletes. We expect that our future revenues will be derived from these businesses.


     Operating Expenses. Operating expenses of the combined companies were $7,667,936. Of the $1,887,416 attributable to amortization of goodwill, $827,907, $804,550, and $254,959 were attributable to the acquisitions of ECI, Student Success and OSN, respectively. Payroll expenses for ECI, Student Success and OSN were $400,248, $384,205 and $9,261, respectively. Other general and administrative expenses for ECI, Student Success and OSN were $580,166, $220,377 and $532,672, respectively.


LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have funded operations primarily through cash from operations and equity and debt investment.


     Preferred Stock. We received $3,100,000 through a private placement of preferred stock to The Provident Life and Accident Insurance Company and one other accredited investor. The Purchase Agreement with The Provident Life and Accident Insurance Company was signed April 2, 1999, and the transaction closed shortly thereafter. After the end of the fiscal year, we received $460,000 through the private placement of additional shares of preferred stock to five accredited investors. We also received $4,000,000 through the private placement of preferred stock to PNC Investment Corp. on September 30, 1999. On October 26, 1999, we received $1,000,000 through a private placement of preferred stock to an accredited investor.


     Common Stock. We received $195,000 in January 1999 from the sale of shares of common stock.


     Debt Financing. We issued a note payable to EER for $300,000 in July 1998. We received $300,000 from EER and a total of $70,000 from various individuals in debt instrument financing during the quarter ended March 31, 1999. These debt financings were repaid with the proceeds of the sale of preferred stock to The Provident Life and Accident Insurance Company described above. We had two short-term debt instruments representing a total of $58,000 outstanding at July 30, 1998. We repaid these debt instruments in the year ended June 30, 1999.


     Sufficiency of Cash Flows. We believe that current cash balances and any cash generated from operations will be sufficient to meet our cash needs for working capital and capital expenditures for at least the next twelve months. A portion of our cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, we evaluate potential acquisitions of such businesses, products or technologies.


     Net cash used in operating activities was $2,097,809 for the fiscal year ended June 30, 1999 and $277,177 for the fiscal year ended June 30, 1998. Net cash used in investing activities was $11,870 and $78,551 for the fiscal year ended June 30, 1999 and June 30, 1998, respectively. Financing activities provided

$3,434,416 for the year ending June 30, 1999 compared to $399,662 for the year ending June 30, 1998. As of June 30, 1999, we had cash of $1,371,100 compared to $46,362 as of June 30, 1998.


RECENT ACCOUNTING PRONOUNCEMENTS

     In March, 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." This statement is effective for financial statements for years beginning after December 15, 1998. This statement provides guidance with respect to accounting for computer software developed or obtained for internal use, including the requirement to capitalize specified costs and the amortization of such costs. We adopted this standard and its adoption had no material effect on our results of operations, financial position or cash flows.

     In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This statement, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The adoption of this standard had no effect on our results of operations, financial position or cash flows.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect the adoption of this statement to have an impact on its results of operations, financial position or cash flows.

YEAR 2000 COMPLIANCE


     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. We have recognized the Year 2000 problem and have taken steps to mitigate the situation. Our in-house information technology system consists primarily of hardware and software purchased from outside parties, and software developed in-house using third party development languages and platforms. We have completed vendor-provided upgrades of vendor-developed software. Although the upgrades are claimed by the vendors to be Year 2000 compliant, we are testing the hardware and software for Year 2000 compliance and will install vendor-provided software patches if necessary. We are also testing the internally developed software which is included in the services sold to customers.


     We expect that costs to address the Year 2000 issue, directly or indirectly, will total approximately $15,000, the majority of which was spent in fiscal 1998 and 1999, with the remainder being spent during fiscal 2000. Costs include salary and related expenses, hardware and software costs, and miscellaneous expenses. To date, we have incurred expenses of approximately $12,000 related to the assessment of and preliminary efforts in dealing with the Year 2000 issue.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

     We considered the provisions of Financial Reporting Release No. 48 "Disclosures of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosures of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Commodity Instruments." We have no holdings of derivative financial or commodity instruments.


     We are exposed to financial market risks, including changes in interest rates. To reduce these risks somewhat, we invest excess cash in a money market account. We do not use any financial instruments for speculative or trading purposes.

                                    BUSINESS

OUR COMPANY


     We provide college bound students and their families a range of solutions to the challenges of the college admission process, from college selection to submission of college, financial aid, and scholarship applications. We have recently entered into an agreement to acquire Student Success, Inc. and a letter of intent to acquire Online Scouting Network, Inc.


     We have developed an Internet hub with a college application, financial aid and scholarship service. We expect that a large number of applications will be submitted by computer within the next several years because of increasing student computer literacy and the significant financial and administrative benefits to colleges and universities of receiving applications electronically. In addition, through the Making College Count(R) and Making High School Count(TM) programs, we help prepare students for success in college.

     We continuously obtain demographic and other information which can be used by students, their families, colleges and other providers of services to assist in the college admission process and enhance the entire college experience. Because of the demographic makeup and the volume of the college bound students who visit CollegeLink.com, we have also developed an attractive e-commerce location for students and their families.


     CollegeLink.com. Through CollegeLink.com, and its relationships with more than 900 colleges and universities that have agreed to accept applications in their respective formats through CollegeLink, we are a leading provider of computer-based college applications and admissions services to college bound students and their families.



     Student Success. Student Success is a leading provider of onsite high school and college preparatory programs for students and their families under its Making College Count(R) and Making High School Count trademarks. Through this channel, we intend to continue to expand our presence and awareness of our services with high school students who are most likely to use CollegeLink. Student Success presented its seminars to more than 215,000 students at about 900 high schools and junior colleges nationwide last year. These programs were sponsored by eight major consumer products companies.



     Online Scouting Network. Online Scouting Network is a leading provider of online recruiting services offering student athletes greater visibility to more than 3,000 college and university professionals. To date, approximately 25,000 high school students from over 500 high schools nationwide have registered with Online Scouting Network.


     We have an agreement with PNC Bank, N.A., one of the largest student loan providers in the United States, to provide certain financial products and services to college bound students and their families through our CollegeLink.com Internet hub. The PNC Bank agreement will terminate on September 29, 2004. However, after September 29, 2001, PNC Bank may elect to terminate the agreement upon 180 days notice. PNC Investment Corp., an affiliate of PNC Bank, has made a $4,000,000 investment in our company.


     We have an agreement with The College Board(R) to be the exclusive provider of electronic college applications through The College Board's ExPAN(R) guidance software. The College Board agreement terminates on June 30, 2000 unless extended by mutual agreement. The College Board(R) is a membership organization of colleges and secondary schools and provider of the SAT(R) and the AP(R) Exams. We are the only third party electronic application provider on The College Board's website.


     We also have co-marketing relationships with Student Advantage, Inc., FastWeb.com L.L.C. and are negotiating similar relationships with other Web-based businesses including The FamilyEducation Company. We are continually seeking appropriate relationships to expand our service and product offerings.

COLLEGELINK.COM

     We are developing an Internet hub designed to offer college bound students and their families a range of services and products to assist throughout the college admission process.

     CollegeLink(R). We have developed proprietary software that permits high school students to complete and submit college applications online. CollegeLink(R) guides a student with access to a personal computer through the entire application process. It permits the student to answer questions, print and review drafts and ultimately to submit the application electronically or in hard copy, depending upon the college's preference. Students enter information only once when using CollegeLink(R)'s application service, then select the colleges and universities to which they wish to apply, complete college specific essays and then transmit all their applications electronically. Each college receives an application that replicates its own form or electronic format. CollegeLink(R) is the only program that permits students to enter general information only once and still deliver to each college an application in its own format. We believe that students and their families prefer our service to filling out multiple forms or mailing a generic application because they perceive colleges favor applications submitted on their own formats. CollegeLink(R) also contains hyperlinks to websites for college admissions tests and scholarship and financial aid searches. We expect to devote a significant portion of our resources to the growth in the use of CollegeLink(R) as we expand our traditional and online marketing programs and as the Internet becomes more available and accepted by high schools, colleges and their students.


     Student Success. On October 20, 1999, we entered into an agreement to acquire Student Success. Student Success is the leading provider of on-site high school and college preparatory programs for students and their families under its Making College Count(R) and Making High School Count(TM) trademarks. Student Success offers schools and students value added educational and organizational tools. Student programs include live presentations held in schools during the school day, as well as direct mail follow-up, websites, email newsletters, and various other printed materials. Student Success presented its seminars to more than 215,000 students at about 900 high schools and junior colleges nationwide last school year. Products for sale include books, books on tape, and academic planners.


     We expect Student Success to enhance our market position by providing contact with hundreds of thousands of college bound students through focused presentations delivered by trained speakers. We believe Student Success has opened a significant marketing channel to cross-sell the full range of our CollegeLink(R) and Online Scouting Network products and services. Through this channel, we intend to expand awareness of our services with high school students. We believe these programs offer service providers an attractive and effective way to reach the teen market segment.


     Online Scouting Network. On August 18, 1999, we entered into a letter of intent to acquire Online Scouting Network. Online Scouting Network is a leading Internet recruiting company that operates the Online Scouting Network ("OSN") and provides student athletes greater visibility to more than 3,000 college and university professionals. To date, approximately 25,000 high school athletes from 500 high schools nationwide have registered with OSN. OSN provides significant exposure to student athletes and enhances the recruiting process for college athletic directors and coaches through its website. OSN has been designed to increase the exposure of about 5 million U.S. high school athletes to colleges and to reduce the time and expense colleges incur in identifying prospective student athletes.


     We believe these acquisitions will enhance our market position by attracting additional college bound students to our services. We also believe that there will be substantial efficiencies for our marketing efforts and expansion of the services we provide to college bound students.

INDUSTRY BACKGROUND


     There are about 13.8 million high school students in the United States. According to the National Center for Education Statistics, this number will increase to more than 15.5 million over the next five years. Each year, about
3.2 million students enter colleges and universities for the first time. Of these about 2.2 million apply as first time freshman to undergraduate colleges and universities. The remaining students apply to continuing education programs of various sorts.

     Each year about 3.2 million students submit more than seven million applications for undergraduate admission to nearly 3,400 U.S. colleges and universities. About 50% of these students apply for some form of financial aid. According to the Department of Education, it is expected that the total number of college bound students will continue to increase each year for the foreseeable future. Based on industry statistics, we believe colleges spend approximately $3 billion annually to recruit and enroll students.


MARKETING STRATEGY

     Our strategy is to build upon the thousands of relationships we have developed with high school guidance counselors and college admissions professionals through one-on-one marketing efforts. We plan to build our brand, reach increasing numbers of high school and college students, and drive traffic to our Internet hub. Our objectives are to:


     - Expand Our Market Leadership Position. We intend to leverage our relationships with more than 2,500 high schools and more than 900 colleges and universities to establish new affiliations, attract additional students to our website and create a premier Internet hub for college bound students. We believe the number of colleges and universities accepting our applications is central to students who will want to apply to many colleges and will appreciate the ability to apply to all of them from one source. We believe our ability to submit applications on college specific forms, together with our existing relationships, will establish us as the standard for the industry and drive traffic across our Internet hub. We plan to continue to add high schools, colleges and universities through on campus direct sales calls by sales personnel, corporate sponsorship direct mailings, targeted periodical advertising, online and broadcast advertising, partnerships and various promotional campaigns. We have also established a telemarketing sales team to provide sales support to existing and inquiring colleges and universities. Upon completion of the OSN and Student Success acquisitions, we will have a national direct sales force calling on high schools.


     - Expand Existing Brand Awareness. We intend to build upon our established brands and our relationships with PNC Bank, N.A. and others to establish CollegeLink.com as a leading Internet hub and e-commerce site. We plan to use our market position and existing relationships with these service providers to reach increasing numbers of college bound students.


     - Capitalize on Our Strong High School Presence. Last year, The College Board(R) distributed our CollegeLink(R) software with its ExPAN(R)guidance software to about 2,000 high schools nationwide. This school year, Making College Count(R) expects to present at more than 1,700 high schools and junior colleges, and OSN expects to register athletes from about 600 high schools. We believe our established presence in the high school market gives us early access to college bound students and will continue to solidify our brand in the online education market. We intend to grow our presence in the high school market through expansion of these programs. In addition, we intend to grow our presence in the high school market through online direct marketing and other multimedia.



     - Develop strategic web partnerships. We have initiated a web partnership program to co-brand our products and services on targeted high school and college related high traffic websites and add content to our Internet hub. In addition to our relationships with PNC Bank, N.A., and The College Board(R) we have relationships with other Web hubs and portals with college bound students and parent traffic to create content and commerce opportunities.


     - Overcome resistance to online applications. We believe many college bound students and their families perceive that colleges and universities prefer applications that are submitted on the institution's specific format. CollegeLink(R) software is the only program currently available that permits students to enter general information only once and still deliver to each institution an application in that institution's own format. We believe this feature gives us a significant competitive advantage, and we intend to promote it to increase use of our services. We believe that we have addressed equal consideration issues by providing student applications in each college's own format.

COMPETITIVE ENVIRONMENT

     The markets we serve are large and fragmented. We do not believe that any competitor has achieved dominance in any of the markets we serve. These markets are highly competitive, constantly evolving, and subject to the effects of changing technology. We believe the principal competitive factors in the markets we serve include:

     - establishing relationships with colleges and universities

     - establishing a significant presence in high schools and colleges

     - developing brand awareness

     - developing strategic web partnerships to expand service offerings

     - overcoming resistance to online applications

     - building an effective direct sales force

     CollegeLink(R) faces direct competition from a number of companies including: -- Apply!, Embark.com (formerly CollegeEdge), CollegeNet and XAP. We also face competition from traditional service providers such as guidance counselors, self-help guides available in print as well as CD-ROM, for profit service providers such as Kaplan Educational Centers, and not-for-profit organizations such as The College Board(R) which has announced plans to provide a broad range of college admissions, test preparation and related services on the Internet.

     Student Success faces competition from a variety of sources including other providers of self-help and educational enhancement programs such as Kaplan, Barrons, Princeton Review, Houghton Mifflin and Learning Forum. OSN faces direct competition from a variety of companies including: Athletes Online, Allstatersports.com and Recruit.

     We believe CollegeLink.com's relationships with our partners, together with our strategy of building on our existing leadership position, growing our brands, and reaching into the high school population, provide a substantial competitive advantage over our current competition.


     Following is a list, as of November 22, 1999, of colleges that have agreed to accept applications through our CollegeLink(R) software.


Abilene Christian University
Academy of Art College
Adelphi University
Adrian College
Agnes Scott College
Alabama A & M University
Alabama State University
Alaska Pacific University
Albertson College of Idaho
Albertus Magnus College
Albion College
Albright College
Alderson-Broaddus College
Alfred University
Allegheny College
Allen University
Allentown College of St. Francis de
  Sales
Alma College
American International College
The American University
Anderson College
Anderson University
Anna Maria College
Antioch College
Aquinas College (Michigan)
Aquinas College -- Milton
Aquinas College -- Newton
Arizona State University
Art Institute of Boston
Ashland University
Assumption College
Atlantic Union College
Auburn University
Auburn University, Montgomery
Augsburg College
Augusta State University
Augustana College (Illinois)
Augustana College (South Dakota)
Aurora University
Austin College
Averett College
Avila College
Babson College
Baker University
Baldwin-Wallace College
Ball State University
Barat College
Barber-Scotia College
Bard College
Barry University
Bartlesville Wesleyan College
Bates College
Bay Path College
Bay State College
Beaver College
Becker College
Belhaven College
Belmont Abbey College
Beloit College
Benedictine University
Bennington College
Bentley College
Berea College
Berry College
Bethany College
Bethel College
Bethel College and Seminary
Biola University
Birmingham Southern College
Bloomfield College
Boston University

Bowdoin College
Bowie State University
Bowling Green State University
Bradford College
Bradley University
Brandeis University
Briar Cliff College
Bridgewater State College
Broome Community College
Bryant College
Bryn Mawr College
Buena Vista University
Burdett College
Burlington College
Cabrini College
Caldwell College
Calumet College of St. Joseph
Calvary Bible College
Calvin College
Campbell University
Campbellsville University
Canisius College
Capital University
Cardinal Stritch College
Carleton College
Carlow College
Carnegie Mellon University
Carroll College
Carroll College of Montana
Carson-Newman College
Carthage College
Case Western Reserve University
Castleton State College
Catawba College
The Catholic University of America
Cazenovia College
Cedar Crest College
Centenary College
Centenary College of Louisiana
Central College
Central Connecticut State University
Central Methodist College
Central Michigan University
Central Missouri State University
Central State University
Central Washington University
Centre College
Chapman University
Charleston Southern University
Chatham College
Chestnut Hill College
Chowan College
The Citadel
Claremont McKenna College
Clarion University of Pennsylvania
Clark Atlanta University
Clark University
Clarke College
Clarkson University
Clemson University
Cleveland Institute of Art
Cleveland State University
Coe College
Colby College
Colby-Sawyer College
Colgate University
College of Charleston
College of Mount St. Joseph
The College of New Rochelle
College of Notre Dame
College of Saint Elizabeth
College of Santa Fe
College of St. Benedict
College of St. Joseph
College of St. Scholastica
College of the Atlantic
College of the Holy Cross
College of William & Mary
The College of Wooster
Colorado College
Colorado School of Mines
Colorado Technical University
Columbia College
Columbia College of Missouri
Concordia College
Concordia College -- Moorhead
Concordia University -- St. Paul
Concordia University at Austin
Concordia University Wisconsin
Connecticut College
Converse College
Coppin State College
Cornell College
The Culinary Institute of America
Culver-Stockton College
Cumberland College
Curry College
Daemen College
Dakota Wesleyan University
Dana College
Daniel Webster College
Dartmouth College
David N. Myers College
Davidson College
Dean College
The Defiance College
Delaware State University
Delaware Valley College
Denison University
DePaul University
DePauw University
Dickinson College
Dillard University
Dominican College of Blauvelt
Dominican College of San Rafael
Dordt College
Dowling College
Drake University
Drew University
Drexel University
Drury College
Duke University
Duquesne University
Earlham College
East Coast Aero Tech
East Stroudsburg University
Eastern College
Eastern Connecticut State University
Eastern Mennonite University
Eastern Washington University
Eckerd College
Edgewood College
Edinboro University of Pennsylvania
Edward Waters College
Elizabethtown College
Elmhurst College
Elmira College
Elms College
Elon College
Embry-Riddle Aeronautical University
  (Arizona)
Embry-Riddle Aeronautical University
  (Florida)
Emerson College
Emmanuel College
Emory & Henry College
Emory University
Endicott College
Erskine College
Eugene Lang College
Eureka College
The Evergreen State College
Fairfield University
Faulkner University
Ferris State University
Ferrum College
Fisk University
Fitchburg State College
Flagler College
Florida A & M University
Florida Atlantic University
Florida Institute of Technology
Florida International University
Florida Memorial College
Florida Southern College
Florida State University
Fontbonne College
Fordham University
Framingham State College
Francis Marion University
Franciscan University of Steubenville
Franklin & Marshall College
Franklin College
Franklin Institute of Boston
Franklin Pierce College
Freed-Hardeman University
Fresno Pacific University
Furman University
Gardner-Webb University
Geneva College
George Mason University
George Washington University
Georgetown College
Georgia College & State University
Georgia Institute of Technology
Georgia Southwestern State University
Georgia State University
Georgian Court College
Gettysburg College

Goddard College
Golden Gate University
Goldey-Beacom College
Gonzaga University
Gordon College
Goshen College
Goucher College
Grace College
Graceland College
Grand Valley State University
Grand View College
Green Mountain College
Greensboro College
Greenville College
Grinnell College
Grove City College
Guilford College
Gustavus Adolphus College
Hamilton College
Hamline University
Hampden-Sydney College
Hampshire College
Hanover College
Harding University
Hartwick College
Harvard College
Harvey Mudd College
Hastings College
Haverford College
Hawaii Pacific University
Heidelberg College
Hendrix College
High Point University
Hillsdale College
Hiram College
Hobart and William Smith Colleges
Hofstra University
Hollins University
Holy Family College
Holy Names College
Holyoke Community College
Hood College
Hope College
Hope International University
Howard University
Huntingdon College
Huntington College
Illinois College
Illinois Institute of Technology
Illinois Wesleyan University
Immaculata College
Indiana University Kokomo
Indiana University of Pennsylvania
Indiana University-Purdue Univ. at
  Indianapolis
Iona College
Iowa State University
Iowa Wesleyan College
Ithaca College
Jackson State University
Jacksonville State University
Jacksonville University
James Madison University
Jamestown College
Jarvis Christian College
John Brown University
John Carroll University
Johns Hopkins University
Johnson & Wales University
Johnson C. Smith University
Johnson State College
Juniata College
Kalamazoo College
Kansas State University -- Manhattan
Kansas State University -- Salina
Keene State College
Kent State University
Kent State University Ashtabula
Kent State University Geauga
Kent State University Liverpool
Kent State University Salem
Kent State University Stark
Kent State University Trumbull
Kent State University Tuscarawas
Kentucky Wesleyan College
Kenyon College
Kettering University
Keuka College
Keystone College
King's College
Knox College
Kutztown University
Lafayette College
LaGrange College
Lake Erie College
Lake Forest College
Lakeland College
Lander University
LaSalle University
Lasell College
Lawrence University
Lebanon Valley College
Lees-McRae College
Lehigh University
LeMoyne College
LeMoyne-Owen College
Lenoir-Rhyne College
Lesley College
LeTourneau University
Lewis & Clark College
Lewis University
Lewis-Clark State College
Liberty University
Lincoln Memorial University
Lincoln University
Lindenwood University
Linfield College
Lipscomb University
Long Island University, C.W. Post
  Campus
Long Island University-Southampton
  College
Longwood College
Louisiana Tech University
Lourdes College
Loyola Marymount University
Loyola University Chicago
Loyola University New Orleans
Lubbock Christian University
Luther College
Lycoming College
Lynchburg College
Lyndon State College
Lynn University
Macalester College
MacMurray College
Maharishi University of Management
Maine Maritime Academy
Malone College
Manhattan College
Manhattanville College
Mansfield University
Marian Court College
Marietta College
Marist College
Marlboro College
Marquette University
Mars Hill College
Mary Baldwin College
Mary Washington College
Maryland Institute College of Art
Marymount College
Marymount Manhattan College
Marymount University
Maryville College
Maryville University of St. Louis
Marywood University
Massachusetts Bay Community College
Massachusetts College of Liberal Arts
Massachusetts Institute of Technology
Massachusetts Maritime Academy
Massasoit Community College
Mayville State University
McMurry University
Medaille College
Mercer University
Mercyhurst College
Meredith College
Merrimack College
Messiah College
Miami University
Michigan Technological University
Middle Tennessee State University
Middlebury College
Middlesex Community College
Milligan College
Millikin University
Millsaps College
Milwaukee Institute of Art & Design
Milwaukee School of Engineering
Minnesota State University Mankato
Mississippi University for Women
Mitchell College
Monmouth College
Montana State University
Montana State University -- Billings
Montana Tech of the University of
  Montana
Moore College of Art and Design

Moravian College
Morehouse College
Morgan State University
Morningside College
Morris Brown College
Mount Ida College
Mount Mercy College
Mount Saint Mary's College (Maryland)
Mount St. Clare College
Mount St. Mary's College, East Los
  Angeles
Mount St. Mary's College, West Los
  Angeles
Mount Wachusett Community College
Muhlenberg College
Muskingum College
Nazareth College of Rochester
Neumann College
New College of the University of
  South Florida
New England College
New Hampshire College
New Jersey Institute of Technology
New Mexico Highlands University
New Mexico Institute of Mining &
  Technology
New Mexico State University
New York Institute of Technology
New York University
Newberry College
Newbury College
Niagara University
Nichols College
Norfolk State University
North Carolina Agric. & Tech. State
  Univ.
North Carolina State University
North Central College
North Georgia College & State
  University
North Shore Community College
Northeast Institute of Industrial
  Technology
Northeastern University
Northern Arizona University
Northern Essex Community College
Northern Michigan University
Northland College
Northwest Missouri State University
Northwestern College
Northwood University
Norwich University
Notre Dame College
Notre Dame College of Ohio
Nova Southeastern University
Nyack College
Oakland City University
Oakland University
Oberlin College
Occidental College
Oglethorpe University
Ohio Dominican College
Ohio Northern University
The Ohio State University
Ohio State University, Marion
Ohio University
Ohio University -- Zanesville
Ohio University -- Chillicothe
Ohio University-Eastern
Ohio University -- Lancaster
Ohio University-Southern
Ohio Wesleyan University
Oklahoma Baptist University
Oklahoma Christian University
Old Dominion University
Oral Roberts University
Oregon Institute of Technology
Oregon State University
Ottawa University
Otterbein College
Oxford College of Emory University
Pace University
Pacific Lutheran University
Pacific Union College
Pacific University
Paine College
Palm Beach Atlantic College
Paul Quinn College
Pepperdine University
Philadelphia College of Bible
Philadelphia University
Pine Manor College
Pitzer College
Plymouth State College
Polytechnic University
Pomona College
Presbyterian College
Providence College
Purdue University -- Calumet
Purdue University -- West Lafayette
Queens College
Quincy University
Quinnipiac College
Quinsigamond Community College
Radford University
Randolph-Macon College
Randolph-Macon Woman's College
Reed College
Regis College
Regis University
Rensselaer Polytechnic Institute
Rhodes College
Rice University
Richard Stockton College of New
  Jersey
Ringling School of Art and Design
Ripon College
Roanoke College
Robert Morris College
Rochester Institute of Technology
Rockford College
Rockhurst College
Rocky Mountain College
Roger Williams University
Rollins College
Rose-Hulman Institute of Technology
Rosemont College
Roxbury Community College
Russell Sage College
Rutgers -- The State University of
  New Jersey
Rutgers School of Business New
  Brunswick
Rutgers School of Management --
  Newark
Rutgers University -- Camden College
  of Arts & Sciences
Rutgers University -- College of
  Nursing
Rutgers University -- College of
  Pharmacy
Rutgers University -- Cook College
Rutgers University -- Douglass
  College
Rutgers University -- Livingston
  College
Rutgers University -- Mason Gross
  School of Arts
Rutgers University -- Rutgers College
Rutgers University -- School of
  Business Camden
Rutgers University -- University
  College Camden
Rutgers University -- Newark College
  of Arts & Science
Rutgers University -- University
  College New Brunswick
Rutgers University -- University
  College Newark
Sacred Heart University
Saint Anselm College
Saint John's University
Saint Joseph College (West Hartford,
  Connecticut)
Saint Joseph's College (Rensselaer,
  Indiana)
Saint Joseph's University
Saint Leo University
Saint Louis University
Saint Martin's College
Saint Mary College
Saint Mary-of-the-Woods College
Saint Mary's College
Saint Mary's College of California
Saint Mary's University of Minnesota
Saint Mary's University of San
  Antonio
Saint Peter's College
Salem College
Salisbury State University
Salve Regina University
Santa Clara University
Sarah Lawrence College
Savannah State University
Scripps College
Seattle Pacific University
Seattle University
Seton Hill College
Sheldon Jackson College
Shimer College
Shorter College
Siena College
Siena Heights University
Sierra Nevada College
Simmons College

Simon's Rock College of Bard
Simpson College
Skidmore College
Slippery Rock University
Smith College
South Carolina State University
Southern Connecticut State University
Southern Methodist University
Southern Vermont College
Southwest Baptist University
Southwestern University
Spalding University
Spelman College
Spring Hill College
Springfield College
Springfield Technical Community
  College
St. Ambrose University
St. Andrews College
St. Bonaventure University
St. Cloud State University
St. Edward's University
St. Francis College
St. John Fisher College
St. John's College (Annapolis)
St. John's College (New Mexico)
St. Lawrence University
St. Mary's College -- Maryland
St. Mary's University
St. Michael's College
St. Norbert College
St. Olaf College
St. Thomas University
State University College at Brockport
State University College at Buffalo
State University College at Cortland
State University College at Fredonia
State University College at Geneseo
State University College at New Paltz
State University College at Old
  Westbury
State University College at Oneonta
State University College at Oswego
State University College at
  Plattsburgh
State University College at Potsdam
State University College at Purchase
State University of New York at
  Albany
State University of New York at
  Binghamton
State University of New York at
  Buffalo
State University of New York at Stony
  Brook
State University of West Georgia
Stephen F. Austin State University
Stephens College
Stetson University
Stevens Institute of Technology
Suffolk University
SUNY Adirondack Community College
SUNY Agriculture and Technology at
  Cobleskill
SUNY Agriculture and Technology at
  Morrisville
SUNY Cayuga Community College
SUNY Clinton Community College
SUNY College of Ceramics at Alfred
SUNY College of Environmental Science
  & Forestry
SUNY College of Technology at Alfred
SUNY College of Technology at Canton
SUNY College of Technology at Delhi
SUNY College of Technology at
  Farmingdale
SUNY Columbia-Greene Community
  College
SUNY Community College at Erie
  (Orchard Park)
SUNY Dutchess Community College
SUNY Erie (Buffalo) Community College
SUNY Erie (Williamsville) Community
  College
SUNY Fashion Institute of Technology
SUNY Finger Lakes Community College
SUNY Fulton-Montgomery Community
  College
SUNY Genesee Community College
SUNY Health Science Center at
  Brooklyn
SUNY Health Science Center at
  Syracuse
SUNY Herkimer County Community
  College
SUNY Institute of Technology at
  Utica/ Rome
SUNY Jamestown Community College
SUNY Jamestown(Olean) Community
  College
SUNY Jefferson Community College
SUNY Maritime College
SUNY Mohawk Valley Community College
SUNY Niagara Community College
SUNY Onondaga Community College
SUNY Schenectady County Community
  College
SUNY Sullivan Community College
SUNY Tompkins Cortland Community
  College
SUNY Ulster County Community College
Susquehanna University
Swarthmore College
Sweet Briar College
Syracuse University
Tabor College
Talladega College
Taylor University
Taylor University, Fort Wayne Campus
TCU
Teikyo Post University
Temple University
Texas Lutheran University
Texas Wesleyan University
Texas Woman's University
Thomas College
Tiffin University
Toccoa Falls College
Trinity College (Connecticut)
Trinity College (Washington, DC)
Trinity University
Tri-State University
Truman State University
Tulane University
Tusculum College
Tuskegee University
Union College (Kentucky)
Union College (New York)
Union University
United States International
  University
Unity College
University of Alabama -- Birmingham
University of Alabama -- Huntsville
University of Alabama -- Tuscaloosa
University of Alaska, Fairbanks
University of Arizona
University of Bridgeport
University of Central Florida
The University of Charleston
University of Colorado
University of Colorado -- Boulder
University of Connecticut, Hartford
University of Connecticut, Storrs
University of Connecticut, Torrington
University of Dallas
University of Delaware
University of Denver
University of Detroit Mercy
University of Evansville
The University of Findlay
University of Georgia
University of Great Falls
University of Hartford
University of Houston
University of Illinois -- Urbana
University of Indianapolis
University of Iowa
University of Maine
University of Maine at Fort Kent
University of Maine at Machias
University of Maine at Presque Isle
University of Maine at Augusta
University of Maine at Farmington
University of Maryland -- Baltimore
  County
University of Maryland -- Eastern
  Shore
University of Maryland -- Germany
University of Maryland -- College
  Park
University of Massachusetts at
  Amherst
University of Massachusetts at Boston
University of Massachusetts at
  Dartmouth
University of Massachusetts at Lowell
University of Miami
University of Michigan, Flint
University of Minnesota -- Morris
University of Minnesota -- Crookston
University of Mississippi
University of Missouri -- St. Louis
University of Mobile
University of Montana
University of Montevallo

University of Nevada -- Las Vegas
University of New England
University of New Hampshire
University of New Haven
University of New Mexico
University of New Orleans
University of North Carolina
University of North
  Carolina -- Asheville
University of North
  Carolina -- Charlotte
University of North Carolina --
  Greensboro
University of North Florida
University of Northern Iowa
University of Oregon
University of Pittsburgh
University of Pittsburgh at Bradford
University of Puget Sound
University of Redlands
University of Rhode Island
University of Rio Grande
University of Rochester
University of San Diego
University of San Francisco
The University of Scranton
University of South Carolina
University of South Carolina
  Spartanburg
University of South Carolina, Aiken
University of South Florida
University of Southern California
University of Southern Colorado
University of Southern Maine
University of St. Francis
University of St. Thomas
University of Tampa
University of Texas -- Dallas
University of Texas at Arlington
The University of Tulsa
University of the Arts
University of the Incarnate Word
University of the Ozarks
University of the Pacific
University of the Sciences in
  Philadelphia
University of Vermont
University of Virginia
University of Washington
University of Wisconsin, Madison
University of Wisconsin, Stout
University of Wyoming
Upper Iowa University
Ursinus College
Ursuline College
Utica College of Syracuse University
Valparaiso University
Vincennes University
Virginia Commonwealth University
Virginia Intermont College
Virginia State University
Viterbo College
Voorhees College
Wabash College
Wagner College
Wake Forest University
Walla Walla College
Walsh University
Warren Wilson College
Wartburg College
Washington & Jefferson College
Washington & Lee University
Washington College
Washington State University
Washington University
Wellesley College
Wells College
Wentworth Institute of Technology
Wesleyan College
Wesleyan University
West Chester University
West Virginia State College
West Virginia University
West Virginia Wesleyan College
Western Connecticut State University
Western Maryland College
Western Montana College
Western New England College
Western State College of Colorado
Western Washington University
Westfield State College
Westmar University
Westminster College (Missouri)
Westminster College (Pennsylvania)
Westmont College
Wheaton College
Wheeling Jesuit University
Wheelock College
Whitman College
Whittier College
Whitworth College
Widener University
Wilberforce University
Willamette University
William Jewell College
William Woods University
Williams College
Wilmington College
Wilson College
Wingate University
Winthrop University
Wittenberg University
Wofford College
The Women's College of Brenau
  University
Woodbury University
Worcester Polytechnic Institute
Worcester State College
Xavier University
Yale University
York College of Pennsylvania

TECHNOLOGY AND INTELLECTUAL PROPERTY

     Our technology has been designed with built-in redundancies and a template-driven automated publishing engine to allow others to reliably and cost-effectively integrate our content into their websites. Our technology solution enables us to easily and rapidly permit others to add content to their website by employing a distributed, scalable architecture adapted specifically for our Internet-based content services, and has been designed to provide support across multiple platforms. Our automated publishing engine dynamically builds a page to conform to the display format and look and feel and navigation features specific to each website. This feature helps build and maintain brands by creating the impression to end users that they have not left the website. We manage access to the content and process user queries from our own web server until ultimate delivery of our services, serving as a cost-effective, single source supplier of our services.


     We rely primarily on a combination of copyright, trademarks, licenses, trade secret laws and restrictions on disclosure to protect our intellectual property and trade secrets. We also enter into confidentiality agreements with our employees and consultants, and generally control access to, and distribution of, our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our intellectual property or trade secrets without authorization. In addition, we rely in part on "clickwrap" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions.

     We pursue the registration of certain of our trademarks in the United States, although we have not secured registration of all of our marks. We have registered a United States trademark for CollegeLink(R). Student Success has registered a United States trademark for Making College Count(R). We also own several unregistered copyrights in the CollegeLink(R) software. Student Success owns several registered copyrights in its Making College Count(R) books and related program materials. We do not have any patent rights.


     We license our CollegeLink(R) software pursuant to a non-exclusive license agreement which imposes restrictions on our customers' ability to use the software and related services. We also seek to protect our software, documentation and other written materials under trade secrets and copyright laws.


     We believe that we own all rights in our intellectual property, and have not received any notices from any third party claiming ownership in our intellectual property. We also have not received any notice that our products or services infringe the intellectual property rights of any other person.

RECENT DEVELOPMENTS


     We have recently entered into an agreement to acquire Student Success and a letter of intent to acquire OSN. Both of our pending acquisitions are subject, among other things, to certain usual and customary closing conditions. We will acquire Student Success by merging it into our wholly-owned subsidiary, CollegeLink Corporation. The aggregate purchase price for the outstanding capital stock of Student Success is $8,000,000. We have agreed to pay the purchase price by way of a cash payment of $3,500,000 and the balance of the purchase price in shares of our common stock valued at the offering price of the common shares in this offering. We will also assume all of the outstanding options to purchase common stock of Student Success. In connection with the acquisition, CollegeLink Corporation, will enter into one-year employment agreements with Patrick S. O'Brien and Bradford J. Baker, two shareholders of Student Success. The employment agreements will contain non-competition covenants preventing Messrs. O'Brien and Baker from competing with our business for a period of two years following termination of employment. In addition to the salaries set forth in their respective employment agreements, Messrs. O'Brien and Baker will each receive options to purchase 200,000 shares of our common stock at an exercise price equal to the price per share of the stock included in this offering, subject to certain vesting requirements.



     On September 30, 1999, we sold 1,000,000 shares of Series C Convertible Preferred Stock to PNC Investment Corp. for an aggregate purchase price of $4,000,000. PNC Investment Corp. is an affiliate of PNC Bank, N.A. On September 29, 1999, we also entered into a Marketing Services and Administrative Agreement with PNC Bank, N.A.


     On October 26, 1999, we sold 250,000 shares of Series A Convertible Preferred Stock to an accredited investor for an aggregate purchase price of $1,000,000.

LEGAL PROCEEDINGS

     We are not a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on our business.

EMPLOYEES


     As of January 11, 2000, we employed 44 persons full-time. None of our employees is represented by a union and we have never experienced a work stoppage. Our management considers its relations with our employees to be good.

FACILITIES


     Our headquarters and all of our operations are located in Middletown, Rhode Island, where we lease a total of 14,700 square feet of space pursuant to two leases. We believe that these existing facilities are adequate to meet our current and foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable terms.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     Our directors and officers are as follows:


NAME                                       AGE*                    POSITION
----                                       ----                    --------
Richard A. Fisher........................   53     Chairman of the Board
Thomas J. Burgess........................   34     President
Patrick O'Brien..........................   36     Vice President -- Marketing
Bradford J. Baker........................   35     Vice President -- Sales
Douglas J. Bush III......................   32     Vice President -- Business Development
Timothy H. Jemison.......................   32     Vice President and Chief Technology
                                                   Officer
Edward F. Hayes..........................   52     Vice President -- Finance
Peter J. Barkman.........................   32     Vice President and National Sales Manager
William Fink.............................   42     Vice President -- Network Operations
Ann Marie Gleason........................   43     Vice President -- College Relations
Kevin J. High............................   34     Director
Jeff Cunningham..........................   47     Director
Bert Hensley.............................   39     Director
Mark Rogers..............................   39     Director


---------------
* As of October 19, 1999.

     Our management consists of the following personnel:


     RICHARD A. FISHER, CHAIRMAN. Mr. Fisher has been chairman of our board of directors since February 1999. Mr. Fisher was a co-founder of our predecessor, where he served as chairman of the board and general counsel from August 1996 to February 1999. From January 1996 to August 1996, Mr. Fisher provided legal and other consulting services to a number of start up and early stage companies. From July 1987 through September 1994, Mr. Fisher was chairman, chief executive officer and general counsel of, and from October 1994 to December 1995, a consultant to, Quadrax Corporation, which he co-founded to engage in the manufacture and sale of advanced composite materials. Mr. Fisher was a tax and corporate partner in the Boston, Massachusetts law firm of Foley, Hoag and Eliot, LLP, which is our legal counsel, and Assistant to the Chief Counsel of the Internal Revenue Service in Washington, DC. Mr. Fisher holds a BA in Economics from Northwestern University (1968) and a Juris Doctor from the University of Virginia School of Law (1971).



     THOMAS J. BURGESS, PRESIDENT. Mr. Burgess has served as our president since November 11, 1999. Mr. Burgess has also served as president of our wholly owned subsidiary, CollegeLink Corporation since August 1999. From January 1999 through August 1999, Mr. Burgess was president of ECI, Inc., CollegeLink Corporation's predecessor. From February 1998 through January 1999, he served as chief executive officer of 9th Square, Inc., an Internet e-commerce and advertising software company. From January 1995 to June 1997, Mr. Burgess served as chief executive officer of echoMEDIA, Inc., an Internet advertising technology business. He also served as a consultant to echoMEDIA from July 1997 to February 1998. Mr. Burgess has a BA from Providence College (1987).



     PATRICK O'BRIEN, VICE PRESIDENT, MARKETING. Mr. O'Brien has served as our vice president of marketing since November 1999. He is a co-founder of Student Success and has served as its president since its inception in June 1996. From October 1993 through June 1996, he served as vice president and general manager of Union Camp Corporation's Branigar subsidiary, a developer of exclusive golf communities. From July 1990 to October 1993, Mr. O'Brien was the director of marketing for Branigar, managing national marketing efforts for two communities, running an in-house advertising agency, and managing telemarketing and MIS operations. From 1985 through June 1990, Mr. O'Brien worked in brand management and marketing at The Procter & Gamble Company, serving as brand manager of Crest

Toothpaste during this period. He is the author of three teen "success" books, and has been featured in the New York Times, USA Today, and CBS News. Mr. O'Brien graduated magna cum laude from Miami University with BS degrees in Finance and Accounting (1985). If we do not complete our acquisition of Student Success, Mr. O'Brien may not continue as an officer of CollegeLink.

     BRADFORD J. BAKER, VICE PRESIDENT -- SALES. Mr. Baker has served as our vice president of sales since November 1999. He is a co-founder of Student Success and has served as its chief operating officer and vice president of sales since its inception in June 1996. From October 1990 to June 1996, Mr. Baker served as vice president and general manager of Graphic Management, a printing communications and graphic arts company. From October 1988 to September 1990, he served as a brand manager at Kraft, launching several new products and building national distribution for the Tombstone Pizza brand. From June 1986 to September 1988 he served as an assistant brand manager at The Procter & Gamble Company helping integrate several acquired brands into that company. Mr. Baker graduated magna cum laude with a BS degree in Economics from Harvard (1986). If we do not complete our acquisition of Student Success, Mr. Baker may not continue as an officer of CollegeLink.

     DOUGLAS J. BUSH III, VICE PRESIDENT -- BUSINESS DEVELOPMENT. Mr. Bush has served as our vice president of business development since September 1999. From January 1996, he has served as chief financial officer and corporate secretary for Online Scouting Network, Inc., an Internet-based athletic recruiting service for high school athletes. From May 1995 to December 1995, Mr. Bush served as senior consultant for Deloitte & Touche Consulting Group, focusing on business process reengineering for firms in the financial services sector. From August 1993 through May 1995, Mr. Bush attended the University of Pennsylvania's Wharton School of Business where he earned his MBA in Finance and Strategic Management (1995). If we do not complete our acquisition of Online Scouting Network, Mr. Bush may not continue as an officer of CollegeLink.


     TIMOTHY H. JEMISON, VICE PRESIDENT AND CHIEF TECHNOLOGY OFFICER. Mr. Jemison has served as our vice president and chief technology officer since September 1999. From November 1995 he has served as president and chief executive officer for Online Scouting Network, Inc., an Internet-based athletic recruiting service for high school athletes. From November 1992 to October 1995, Mr. Jemison was a senior sales engineer with Essex Computers, Network Sales Division. Mr. Jemison holds a BS in Finance from Pennsylvania State University
(1989). If we do not complete our acquisition of Online Scouting Network, Mr. Jemison may not continue as an officer of CollegeLink.



     EDWARD F. HAYES, VICE PRESIDENT -- FINANCE. Mr. Hayes has served as our vice president of finance since April 1999. Prior to joining us, from May 1996 to February 1999, he served as chief financial officer and engineering group manager for Northeast Engineers & Consultants, Inc., a civil engineering firm. From October 1987 to May 1996, Mr. Hayes was president and co-founder of Advantage Business Computers, Inc., which provided computer programming and consulting services, network installation, and training for commercial and individual clients. He also served twenty-two years in the United States Navy in fiscal and inventory management and submarine and industrial support positions. Mr. Hayes has taught for Pennsylvania State University, Chapman College, New Hampshire College, Salve Regina University, and the US Naval War College in multiple business and mathematics disciplines. Mr. Hayes holds a BA in Mathematics from Holy Cross College (1968), an MS in Computer Systems Management from George Washington University (1974), an MBA from Rensselaer Polytechnic Institute (1975), and an MA in National Defense Studies from the US Naval War College (1985).


     PETER J. BARKMAN, VICE PRESIDENT AND NATIONAL SALES MANAGER. Mr. Barkman has served as our vice president of sales and national sales manager since September 1999. From November 1995, he has served as vice president of sales and marketing for Online Scouting Network, Inc., an Internet-based athletic recruiting service for high school athletes. From September 1993 to November 1995, Mr. Barkman was vice president of sales and national sales manager for Interior Acoustics Inc., which provides acoustical solutions in the workplace. From September 1990 to September 1993, Mr. Barkman was senior business manager for College Pro Painters Inc, the largest residential painting company in North America.

Mr. Barkman holds a BS in Marketing from St. John's University (1990). If we do not complete our acquisition of Online Scouting Network, Mr. Barkman may not continue as an officer of CollegeLink.


     WILLIAM FINK, VICE PRESIDENT -- NETWORK OPERATIONS. Mr. Fink has served as our vice president of network operations since February 1999. From November 1998 to February, 1999, Mr. Fink served as an information technology consultant for the United States Navy Information Technology Department. Mr. Fink is a co-founder of our predecessor and served as its president from April 1996 through June 1998. Mr. Fink was in the United States Navy between 1976 and 1996. During his last five years in the Navy, Mr. Fink was the sole network administrator responsible for the system design, installations, administration and technical support of a multi-location, wide area/local area Novell Network. Mr. Fink holds an AS in General Studies from City University, Seattle, Washington (1992). Mr. Fink is a college instructor of PC networking (PCLAN) and various operating system platforms. Mr. Fink also teaches "Connecting Businesses to the Internet" for International Learning Tree International, Inc.



     ANN MARIE GLEASON, VICE PRESIDENT, COLLEGE RELATIONS. Ms. Gleason has served as our vice president, college relations since June 1999. Ms. Gleason served as vice president of marketing of our predecessor from November 1997 to June 1999. From April 1988 to November 1997, Ms. Gleason was Area Manager -- New England for a supplier of technical adhesive machinery. Ms. Gleason has also held senior sales and marketing positions with Augat, Inc. and Anaconda Industries. Ms. Gleason holds a BS in Business Management from Providence College (1977).



     KEVIN J. HIGH, DIRECTOR. Mr. High has been one of our directors since February 1999. Mr. High served as our president from February 1999 until November 11, 1999 and served as our chief executive officer from November 11, 1999 until his resignation from that position on November 16, 1999. Mr. High was a co-founder of our predecessor, where he served as vice president from April 1996 to December 1996 and from December 1996 to February 1999 as chief executive officer. From April 1991 to April 1996, Mr. High served as branch manager of the Middletown, Rhode Island office of the Corporate Securities Group, Inc. Mr. High served as a vice president of Shearson Lehman Brothers, a national brokerage firm, from August 1989 to April 1991.



     JEFF CUNNINGHAM, DIRECTOR. Mr. Cunningham has been one of our directors since November 1999. Since December 1998, he has served as president and chief executive officer of MyWay.com, a majority owned subsidiary of CMGI, Inc. MyWay.com is a provider of custom Web portal solutions. From June 1980 through July 1998, Mr. Cunningham served as group publisher and publisher of Forbes Magazine, publisher of American Heritage Media, and worldwide sales director for Forbes Inc., the magazine and online publisher. From June 1976 through July 1980, Mr. Cunningham served as Eastern advertising and marketing director for Business Week, a McGraw-Hill company. Mr. Cunningham holds a BA with honors from Binghamton University (1974) and a degree in Finance and Accounting management from the University of Pennsylvania's Wharton School of Business (1992).



     BERT HENSLEY, DIRECTOR. Mr. Hensley has been one of our directors since November 1999. Since August 1997, he has served as the president of Morgan Samuels Company, an executive search firm. From February 1993 to August 1997, Mr. Hensley was a vice president and partner at Korn/Ferry International, an executive search firm, where he led the industrial practice for that firm's Los Angeles office. From February 1991 to February 1993, he was a general partner of Meridian Strategies, Inc., a strategic consulting and venture management firm. While at Meridian, he served a broad range of clients on engagements involving corporate strategy, mergers, acquisitions and divestitures, organization analysis and design, and process and systems improvement. From February 1990 to February 1991, Mr. Hensley was a building and project manager at LaSalle Partners, a real estate management and advisory firm. From September 1988 to February 1990, he was an associate brand manager for Kraft-General Foods. From May 1983 to August 1988, Mr. Hensley served in the United States Army Aviation Branch, where he held various leadership and staff positions, including pilot, aviation detachment commander, battalion adjutant and brigade war plans officer. Mr. Hensley holds a JD from Loyola Law School (1993), a MS in Business Administration from Boston University (1987), and a BS in Engineering, with a concentration in International Relations, from West Point (1983).

     MARK ROGERS, DIRECTOR. Mr. Rogers has been one of our directors since February 1999 and served as a director of our predecessor from April 1998 to February 1999. Since 1989, Mr. Rogers has been a principal in NFT Ventures, including acting as interim chief executive officer and chief financial officer as well as managing the venture capital fund. Mr. Rogers serves as an advisor to several computer software companies in California, Utah and Texas and is a director of several other high-tech companies. Mr. Rogers holds a BBA from Pace University (1981).



     JAI N. GUPTA, PH.D. Dr. Gupta was one of our directors from February 1999 to January 4, 2000 and served as a director of our predecessor from June 1998 to February 1999. Dr. Gupta is the founder and president of EER Systems Inc., which is a principal shareholder of the Company.



     Our board of directors is divided into three classes, labeled Class I, Class II and Class III, with the term of one of the three classes of directors expiring each year at our annual meeting or special meeting held in lieu of our annual meeting. Our Class I director is Bert Hensley, who will serve until our next annual meeting or until his successor is elected and qualified, the Class II directors are Mark Rogers and Jeffrey Cunningham, who will serve until our 2001 annual meeting or until their successors are elected and qualified, and the Class III directors are Kevin J. High and Richard A. Fisher, who will serve until our 2002 annual meeting or until their successors are qualified. The number of directors has been fixed at six, and there is currently one vacancy on the board of directors for a Class I director.


     The holder of Series C Convertible Preferred Stock has the right to appoint one director but has not yet appointed anyone. The holder of Series C Convertible Preferred Stock has appointed an observer to the board of directors.

     Our executive officers are appointed by and serve at the discretion of the board of directors. There are no family relationships among any of our executive officers or directors.

BOARD COMMITTEES


     We established an audit committee and a compensation committee on May 7, 1999. The audit committee consists of Mr. Cunningham and Mr. Rogers. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The compensation committee consists of Mr. Hensley and Mr. Cunningham. The compensation committee reviews and recommends to the board of directors the compensation and benefits of all our officers and directors, including stock compensation and loans, and establishes and reviews general policies relating to the compensation and benefits of our employees.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION


     Outside directors who are not principals or shareholders which own more than 10% of our common stock receive an annual option to purchase 10,000 shares of our common stock. The price is determined as the closing bid price of the stock on the date of our annual meeting. As of June 30, 1999, we had 20,000 of such options outstanding. These outstanding options have an exercise price of $6.00 per share. Further, each director entitled to a grant of options receives compensation of $1,000 for each meeting attended. All directors receive reimbursement for out-of-pocket expenses incurred in attending meetings of the board.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation provides that our directors shall not be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law. Our certificate of incorporation further provides for the indemnification of our directors and officers to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law (and includes provisions authorizing the advancement of expenses incurred in connection with certain applicable proceedings). A principal effect of these provisions is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, subject to certain exceptions.

     Our certificate of incorporation provides that the foregoing rights of indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which our directors and officers may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise.

     At present, there is no pending litigation or proceeding involving any director or officer as to which indemnification will be required or permitted under our certificate of incorporation, by-laws, or an indemnification agreement. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued for our chief executive officer and our four other most highly compensated executive officers who were employed by us at June 30, 1999, excluding officers paid less than $100,000 annually (collectively, the "Named Executive Officers").

                                                ANNUAL COMPENSATION
                            ------------------------------------------------------------
NAME AND                     FISCAL YEAR               OTHER ANNUAL       SECURITIES        ALL OTHER
PRINCIPAL POSITION              ENDED        SALARY    COMPENSATION   UNDERLYING OPTIONS   COMPENSATION
------------------          -------------   --------   ------------   ------------------   ------------
Richard A. Fisher.........  June 30, 1999   $105,093       --              414,412             --
Chairman                    June 30, 1998     60,622       --                   --             --
                            June 30, 1997     27,404       --                   --             --

Kevin J. High.............  June 30, 1999   $126,040       --              414,412             --
  President                 June 30, 1998     90,865       --                   --             --
                            June 30, 1997     54,928       --                   --             --

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth grants of stock options to each of the Named Executive Officers during the fiscal year ended June 30, 1999. No stock appreciation rights were granted during the fiscal year ended June 30, 1999.


                                            INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                       -----------------------------------------------------------   VALUE AT ASSUMED ANNUAL
                       NUMBER OF      PERCENT OF                                      RATES OF STOCK PRICE
                       SECURITIES   TOTAL OPTIONS    EXERCISE                           APPRECIATION FOR
                       UNDERLYING     GRANTED TO      OR BASE                            OPTION TERM (2)
                        OPTIONS      EMPLOYEES IN      PRICE        EXPIRATION       -----------------------
NAME                    GRANTED     FISCAL YEAR(1)   PER SHARE         DATE            5%($)        10%($)
----                   ----------   --------------   ---------   -----------------   ----------   ----------
Richard A. Fisher....    14,412          1.24          2.50          June 30, 2008      22,659       57,423
                        400,000         34.30          4.00      February 11, 2009   1,006,231    2,549,988
Kevin J. High........    14,412          1.24          2.50          June 30, 2008      22,659       57,423
                        400,000         34.30          4.00      February 11, 2009   1,006,231    2,549,988


---------------
(1) Based on an aggregate of 1,161,185 shares subject to options granted to employees during fiscal 1999.

(2) These amounts represent hypothetical gains that could be achieved for the option if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the option was granted to its expiration date and are not presented to forecast possible future appreciation, if any, in the price of our common stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of the option will depend on the future performance of our common stock, the optionee's continued employment through the vesting period applicable to the option and the date on which the option is exercised.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth certain information regarding stock options exercised by Named Executive Officers in the fiscal year ended June 30, 1999, and exercisable and unexercisable stock options held as of June 30, 1999 by each of the Named Executive Officers. The value of unexercised in-the-money options has been calculated by determining the difference between the exercise price per share payable upon exercise of such options and the closing market price on June 30, 1999.


                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                               SHARES                     OPTIONS AT YEAR-END           AT FISCAL YEAR-END
                              ACQUIRED      VALUE     ---------------------------   ---------------------------
                             ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                             -----------   --------   -----------   -------------   -----------   -------------
Richard A. Fisher..........      --          --         86,937         327,475       228,181         855,368
Kevin J. High..............      --          --         86,937         327,475       228,181         855,368


EMPLOYMENT AGREEMENTS


     We have entered into employment agreements with Mr. Fisher, our chairman, and Mr. High, one of our directors. Each employment agreement provides for four years of employment commencing February 11, 1999 at an annual salary of $175,000. Each employment agreement will automatically be renewed for an additional three-year term unless we or the employee give notice of an intent not to renew the agreement at least 60 days before the initial four-year term ends. The salary levels have been increased (with effect from January 1, 2000) to $200,000 based on our obtaining in excess of $7,000,000 of new equity capital since commencement of these employment agreements. Pursuant to these agreements, Mr. Fisher and Mr. High has each received an option to purchase up to 400,000 shares of common stock at an exercise price of $4.00 per share. These options vest in equal monthly installments over 24 months commencing on the date of grant. In addition, on September 1, 1999, Messrs. Fisher and High were each granted an option to purchase 100,000 shares of common stock at $5.00 per share. These options vest in full on September 1, 2001.


     If either Mr. Fisher or Mr. High is terminated by us without cause or terminates his employment agreement for good reason, such employee will receive from us his then applicable base salary and continuation of benefits until the later of the expiration of the term of his employment agreement or either two years after the date of termination in the case of Mr. High or one year after the date of termination in the case of Mr. Fisher. In addition, all outstanding options held by such employee shall become immediately exercisable in full.


     The employment agreements also provide that we will provide a life insurance policy and a monthly automobile allowance for these employees.

     We have also entered into an employment agreement with our president, Mr. Burgess. Mr. Burgess' employment agreement provides for one year of employment commencing July 1, 1999 at an annual salary of $140,000. Pursuant to his employment agreement, Mr. Burgess has received an option to purchase 300,000 shares of common stock at an exercise price of $6.125. The option vests as to 100,000 shares on June 30, 2000. The balance of the option shares vest in equal monthly installments over the two year period commencing July 31, 2000 and ending June 30, 2002, provided that Mr. Burgess continues his employment with us. If Mr. Burgess is terminated for any reason other than cause, his option will immediately become exercisable in full. In addition, Mr. Burgess' employment agreement provides that we will issue 5,000 shares of common stock to him on January 1, 2000.

BENEFIT PLANS


     We maintain a 401(k) plan, qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. All of our employees who are at least 18 years of age are eligible to make salary reduction contributions pursuant to the 401(k) plan. A participant may contribute a maximum of 15% of his or her pre-tax salary, commissions and bonuses through payroll deductions (up to the statutorily prescribed annual limit of $10,000 in 1999) to the 401(k) plan.


  1996 Stock Plan.


     Our predecessor adopted our 1996 stock plan on December 16, 1996. The 1996 plan authorizes the grant of incentive stock options in accordance with section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified options. We have reserved a total of 1,441,250 shares of common stock for issuance under the 1996 plan. No incentive stock option may be granted under the 1996 plan after December 16, 2006. In certain situations, including changes in our capital structure due to a stock dividend, stock split, recapitalization, reorganization, merger, consolidation, combination or the like, the board of directors may, in order to prevent changes in the existing rights of optionholders, adjust the number and class of shares available for option grants under the 1996 plan or revise the terms of outstanding options under the 1996 plan. However, the board shall not make any adjustment that would disqualify an incentive stock option or that would change the minimum number of shares issuable upon exercise of an option.


     Our officers and other key employees are eligible to receive incentive stock options under the 1996 plan. They, together with other persons who are not employees of our company but who may provide services to us, are also eligible to receive non-qualified options. Options may be granted in combination with or in place of awards granted under any other employee plan maintained by us. The aggregate fair market value of common stock with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year may not exceed $100,000.

     The term of any incentive stock option granted under the 1996 plan may not exceed ten years or, in case of an optionee holding 10% of our shares, five years from the date of the grant. The 1996 plan imposes certain restrictions on exercisability of options in the event of termination of the optionees' employment with our company.

     Our board of directors administers the 1996 plan. The board of directors has the authority at any time to suspend, terminate or amend the 1996 plan, to grant options under the 1996 plan, to determine the terms of each option, to designate options as incentive stock options or non-qualified options, to prescribe, amend and rescind rules and regulations relating to the 1996 plan, and to make all such other determinations in connection with the administration of the 1996 plan so long as such action does not adversely affect the rights of holders of previously granted options. All actions taken and determinations made by the board of directors will be final and binding upon us, the optionees and all other interested persons.


     The terms and conditions of option agreements may vary. Under the 1996 plan the exercise price of incentive stock options may not be less than 100%, or, in case of an optionee who owns stock possessing more than 10% of the total combined voting power of our capital stock, 110%, of the fair market value of our common stock on the date the option is granted.


     As of the date of this prospectus, options to acquire 216,185 shares of common stock have been granted under the 1996 plan. The board of directors does not intend to issue any further options under the 1996 plan.


  1999 Stock Option Plan.


     Our board of directors adopted our 1999 stock option plan on May 7, 1999 and our stockholders approved the 1999 plan on November 11, 1999. Only our officers and key employees may participate in the 1999 plan. The 1999 plan authorizes the grant of incentive stock options and non-qualified stock options. We have reserved a total of 1,550,000 shares of common stock for issuance upon exercise of outstanding options under the 1999 executive plan, subject to adjustment in the event of any stock dividend, stock split, recapitalization, reorganization, or certain defined changes of control. The number of shares with respect to which options may be granted to any participant under the 1999 plan may not exceed 750,000 shares in any fiscal year.


     Our board of directors administers the 1999 plan. The board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1999 plan and to interpret its provisions. The board may delegate authority under the 1999 plan to one or more committees of the board and, subject to certain limitations, to one or more of our executive officers. Subject to certain limitations contained in the 1999 plan, the board of directors, the compensation committee or any other committee or any executive officer to whom the board delegates authority, as the case may be, selects the recipients of options and determines the number of shares of common stock covered by options, the dates upon which such options become exercisable, the exercise price and duration of options, and all other terms and conditions of option grants.

     Options under the 1999 plan may be granted at an exercise price which may be less than, equal to or greater than the fair market value of our common stock on the date of the grant. The exercise price of options may be paid in cash, by check, by a "cashless exercise" through a broker, by surrender to us of common shares, or by any combination of the foregoing permitted forms of payment. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 may not be granted with an exercise price less than the fair market value of the common stock on the date of the grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the combined voting power of our capital stock).

     In the event of certain defined change in control events, all outstanding options under the 1999 plan shall accelerate and become immediately exercisable for a period of fifteen days (or such period as the board may prescribe) immediately prior to the scheduled consummation of the change of control. Upon consummation of the change of control, the 1999 plan and all outstanding and unexercised options shall terminate as of the effective date of the change in control unless the 1999 plan is continued after the change in control and such options are assumed by the surviving entity.

     No incentive stock option may be granted under the 1999 plan after August 31, 2009, but the vesting and effectiveness of options previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate the 1999 plan.


     As of the date of this prospectus, options to acquire 795,000 shares of our common stock have been granted under the 1999 plan.



                     CERTAIN RELATIONSHIPS AND TRANSACTIONS


     We have in the past borrowed money from certain of our officers. Such loans have since been repaid in full. In no case did the amount borrowed exceed $60,000.


     During fiscal 1998, we entered into a joint venture agreement with EER Systems to develop an online training service. During fiscal 1999, we have also borrowed a total of $300,000 from EER Systems, one of our stockholders. One of our former directors, Dr. Jai Gupta, is the president of EER Systems. These loans have since been repaid in full.



     On August 10, 1999, we entered into a consulting agreement with Mr. Gerald Paxton, one of our stockholders. The consulting agreement provides for an annual salary of $133,900, and expires on December 31, 2000. Mr. Paxton was formerly the president of ECI, Inc., CollegeLink Corporation's predecessor.



     On October 13, 1999, we entered into a consulting agreement with the Honorable Bruce Sundlun. The consulting agreement provides for a monthly salary of $5,000, an option to purchase 25,000 shares of our common stock at a per share exercise price of $5.00 per share, and a cash payment of $75,000 upon the execution of an agreement by The College Board and us making us the exclusive provider of electronic and on-line college applications for The College Board. The consulting agreement expires on October 13, 2000.


     We have entered into an agreement to acquire Student Success. Messrs. Patrick O'Brien and Bradford Baker, current officers of CollegeLink, are stockholders and officers of Student Success.

     We have entered into a letter of intent to acquire Online Scouting Network. Messrs. Timothy Jemison, Douglas Bush III and Peter Barkman, current officers of CollegeLink, are stockholders and officers of Online Scouting Network.


     On May 10, 1999 we entered into an agreement with the Interactive Business Channel ("IBC") pursuant to which IBC was to provide certain investor relations services to us. On January 3, 2000 we received a letter from IBC's attorneys making a claim for issuance of 25,000 shares of common stock and 150,000 warrants to purchase shares of common stock. According to the agreement the warrants are exercisable at exercise prices ranging from $10 to $24.50 per share. We do not believe this claim has merit and we intend to defend against this claim.



     On April 15, 1999 we entered into a contract with Genesis Communications Group, Inc., ("Genesis") to provide investor relations services to us. Genesis has made a claim for issuance of 35,000 shares of common stock under this agreement. We believe the claim is without merit and we intend to defend against it.

                PRINCIPAL STOCKHOLDERS AND STOCKHOLDERS GRANTING


                             OVER-ALLOTMENT OPTION



     The following table sets forth the beneficial ownership of our outstanding common stock on January 11, 2000 by


     - each of our directors and executive officers,

     - all of our directors and executive officers as a group,


     - each stockholder who was known by us to be the beneficial owner of more than five percent (5%) of our outstanding shares, and



     - each stockholder who has granted the underwriters a 45-day option to cover over-allotments.



     Unless otherwise noted below, the address of each person listed on the table is c/o CollegeLink.com Incorporated, 55 Hammerlund Way, Middletown, Rhode Island 02842.



                                                 BENEFICIAL OWNERSHIP             BENEFICIAL OWNERSHIP
                                                PRIOR TO THE OFFERING              AFTER THE OFFERING
                                           --------------------------------   -----------------------------
NAME OF BENEFICIAL OWNER                   NUMBER OF SHARES(1)   PERCENTAGE   NUMBER OF SHARES   PERCENTAGE
------------------------                   -------------------   ----------   ----------------   ----------
Kevin J. High(2).........................       1,386,506          10.82          1,386,506          8.77
Richard A. Fisher(3).....................       1,024,421            8.0          1,024,421          6.48
William Fink.............................         671,636           5.34            671,636          4.31
Ann Marie Gleason........................         319,958           2.55            319,958          2.06
Mark Rogers..............................         161,420           1.28            161,420          1.04
Thomas J. Burgess(4).....................          92,889              *             92,889             *
Jeff Cunningham..........................              --             --                 --
Bert Hensley.............................              --             --                 --
Edward F. Hayes..........................              --             --                 --
Patrick S. O'Brien.......................              --             --                 --
Bradford J. Baker........................              --             --                 --
Timothy H. Jemison.......................              --             --                 --
Douglas J. Bush III......................              --             --                 --
Peter J. Barkman.........................              --             --                 --
EER Systems(5)...........................       1,500,345          11.94          1,500,345          9.64
All Directors and Officers as a Group....       3,656,830          28.02          3,656,830         22.78
NAME OF STOCKHOLDER GRANTING
OVER-ALLOTMENT OPTION(6)(7)
-----------------------------------------
Frank Fernandez, Jr. ....................          10,000              *             10,000             *
Chelverton Fund, Ltd. ...................          30,000              *             30,000             *
John Sununu..............................          43,750              *             43,750             *
BMJ Partnership..........................           6,250              *              6,250             *
Carribean Investors Group Ltd. ..........          25,000              *             25,000             *


---------------
  *  Less than 1%.


 (1) Beneficial ownership is determined in accordance with the rules of the SEC. 485,884 shares of common stock issuable by us pursuant to options which may be exercised within 60 days after January 11, 2000 and not subject to repurchase by us are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by a person or entity.



     Except as otherwise indicated, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding before the offering includes: (a) 9,875,840 shares of common stock outstanding as of January 11, 2000; (b) 2,690,369 shares of common stock issuable upon the conversion of preferred stock (assuming the maximum number of shares to be issued upon conversion); and (c) the presently exercisable options and presently exercisable warrants held by that person.



 (2) Includes 1,143,564 shares of common stock and 242,942 shares of common stock issuable pursuant to currently exercisable options.

 (3) Includes 781,479 shares of common stock held by Karen B. Fisher, the wife of Richard A. Fisher, and 242,942 shares of common stock issuable pursuant to currently exercisable options granted to Richard A. Fisher.


 (4) Includes 92,889 shares of common stock. Includes 27,760 shares of common stock issuable upon conversion of Series B Preferred Stock.


 (5) The address for EER Systems is 3750 Centerview Drive, Chantilly, VA 20151.



 (6) The underwriters have agreed to exercise in full the over-allotment option granted to them by us before exercising the over-allotment options granted to them by our stockholders.



 (7) The shares of common stock subject to the over-allotment option are issuable upon conversion of shares of Series A Preferred Stock owned by these individuals.

                          DESCRIPTION OF CAPITAL STOCK

     As of the date hereof, our authorized share capital consists of 100,000,000 shares of common stock, par value $0.001 per share (the "Common Shares"), of which 9,875,840 Common Shares are issued and outstanding, and 10,000,000 shares of preferred stock, $.01 par value, of which (a) 2,500,000 shares have been designated Series A (the "Series A Shares") of which 1,140,000 Series A Shares are issued and outstanding, (b) 300,000 shares have been designated Series B (the "Series B Shares") of which 279,771 Series B Shares are issued and outstanding and (c) 1,000,000 shares have been designated Series C (the "Series C Shares") of which 1,000,000 Series C Shares are issued and outstanding, and
(d) 6,200,000 shares are undesignated and available for issuance. The following is a summary of the principal attributes of our share capital.

COMMON SHARES

     The rights, privileges, restrictions and conditions attached to the Common Shares are as follows:

  Voting

     Holders of Common Shares are entitled to receive notice of and to attend and vote at all meetings of our shareholders, except meetings of holders of another class of shares. Each Common Share entitles the holder thereof to one vote.

  Dividends

     Subject to the preferences accorded to holders of Series A Shares, Series C Shares and any other of our shares ranking senior to the Common Shares from time to time with respect to the payment of dividends, holders of Common Shares are entitled to receive, if, as and when declared by the Board of Directors, such dividends as may be declared thereon by the Board of Directors from time to time.

  Liquidation, Dissolution or Winding-Up


     In the event of our voluntary or involuntary liquidation, dissolution or winding-up, or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs (such event referred to herein as a "Distribution"), holders of Common Shares are entitled, subject to the preferences accorded to holders of the Series A Shares, Series C Shares and any other of our shares ranking senior to the Common Shares from time to time with respect to payment on a Distribution, to receive an amount equal to that distributed to the holders of Series A Shares and Series C Shares per share of common stock held, if sufficient assets are available, and to share equally, pro rata, in our remaining property.


     The Common Shares have no preemptive, redemption, conversion or subscription rights.

UNDESIGNATED PREFERRED STOCK

     Our board of directors is authorized to provide for the issuance of preferred stock in one or more series, and in connection with the creation of any such series, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series all to the full extent permitted by the Delaware General Corporation Law. The board of directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Shares.

     As indicated above, 1,140,000 Series A Shares, 279,771 Series B Shares, and 1,000,000 Series C Shares have been issued. The issuance of additional preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

SERIES A SHARES

  Voting

     Each Series A Share entitles the holder thereof to one vote for each Common Share into which such Series A Share is then convertible.

  Liquidation


     In the event of any Distribution, the holders of the issued and outstanding Series A Preferred Stock are entitled to receive $4.00 per share (subject to adjustment) plus all accrued and unpaid distributions declared thereon, without interest, before any distribution of the Company's assets is made to the holders of any other capital stock. After such payment is made to the holders of the issued and outstanding Series A Preferred Stock, then, before any further distribution of the Company's assets is made, a dollar amount equal to that already distributed to the holders of the Series A Preferred Stock will be distributed pro-rata to the holders of the Company's other issued and outstanding capital stock, subject to the rights of any other class of capital stock set forth in the Company's certificate of incorporation, as amended. After such payment is made to the holders of such other issued and outstanding capital stock, the holders of the issued and outstanding Series A Preferred Stock are entitled to participate with the holders of all other classes of issued and outstanding capital stock in the final distribution of the Company's remaining assets, and, subject to any rights of any other class of capital stock set forth in the Company's certificate of incorporation, as amended, the remaining assets of the Company will be divided and distributed ratably among the holders of both the Series A Preferred Stock and the other capital stock then issued and outstanding.



  Dividends


     The holders of the Series A Shares are entitled to receive, out of funds at the time legally available for payment of dividends in the State of Delaware, a cumulative dividend at the rate of six percent (6%) of the stated value per share per annum, payable quarterly in equal installments on the first days of each successive quarter each year, if, as and when determined by the board of directors, before any dividend shall be set apart or paid on any other capital stock for such year.

  Conversion


     Each Series A Share is convertible, at the option of the holder thereof, into one Common Share. The conversion ratio will be automatically adjusted to account for any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Common Shares. In addition, we may require mandatory conversion of all, but not less than all, of the Series A Shares on or after April 2, 2000 provided that: (a) the average closing bid price of the Common Shares on the Over-the-Counter Bulletin Board or the Nasdaq Stock Market or other principal market for the Common Shares, as applicable, for the 20 consecutive trading days immediately preceding the date of the required conversion has exceeded $6.00 per share, or (b) we are reorganized in a transaction involving the exchange of our Common Shares for shares of a publicly traded U.S. corporation.


SERIES B SHARES

  Voting

     Except as otherwise required by law or as set forth in our certificate of incorporation, the holders of Series B Shares are not entitled to vote on any matter or to notice of any meeting of the stockholders.

  Liquidation

     The holders of Series B Shares are not entitled to any preferential payment or distribution in the event of any Distribution, but shall share ratably on an as-converted basis assuming automatic conversion in any distribution of our assets to all the holders of Common Stock and the other holders of Preferred Stock.

  Dividends

     The holders of Series B Shares are not entitled to receive any dividends.

  Conversion

     On August 10, 2000 all outstanding Series B Shares shall automatically be converted into a number of Common Shares determined by dividing $15.00 (as adjusted to account for any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series B Shares) by the greater of $7.625 and the average of the closing bid price per share for the 20 consecutive trading days immediately prior to August 10, 2000 and multiplying the result by the number of outstanding Series B Shares. Prior to August 10, 2000, each Series B Share is convertible at the option of the holder thereof into such number of Common Share as is determined by dividing $15.00 by the average of the closing bid price per share for the 10 consecutive trading days immediately prior to the date of conversion, provided, however, that no Series B Share is convertible on any day on which such average would not exceed $15.00 (as adjusted to account for any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Common Shares).

SERIES C SHARES

  Voting

     Except as required by applicable law, the holders of Series C Shares are not entitled to vote on any matter, provided, however, that if there are at least 500,000 shares of Series C Preferred Stock outstanding (such number being subject to proportional adjustment for any subdivisions, splits or reverse splits of the Series C Shares), the holders of Series C Shares voting as a separate class are entitled to elect one director to the board of directors or appoint one observer to the board of directors.

  Liquidation


     In the event of any Distribution, the holders of the issued and outstanding Series C Preferred Stock are entitled to receive $4.00 per share (subject to adjustment) plus all accrued and unpaid distributions whether or not earned or declared thereon, without interest, before any distribution of the Company's assets is made to the holders of any other class of capital stock, except for holders of the Series A Convertible Preferred Stock. After payments have been made to all holders of any series of the Company's issued and outstanding preferred stock, then, before any further distribution of the Company's assets is made, a dollar amount equal to that already distributed to the holders of any series of the Company's issued and outstanding preferred stock will be distributed pro-rata to the holders of the Company's issued and outstanding classes of capital stock, subject to the rights of any other class of capital stock set forth in the Company's certificate of incorporation, as amended. After such payment is made to the holders of such other issued and outstanding capital stock, the holders of the issued and outstanding Series C Preferred Stock will be entitled to participate with the holders of all other classes of issued and outstanding capital stock in the final distribution of the Company's remaining assets.



  Dividends


     The holders of the Series C Shares are entitled to receive, out of funds at the time legally available for payment of dividends in the State of Delaware, a cumulative dividend at the rate of six percent (6%) of the stated value of such shares per share per annum. Such dividends shall be payable quarterly in arrears on the last day of March, June, September and December, if, as and when determined by the board of directors.

  Conversion


     Each Series C Share is convertible, at the option of the holder thereof, into one Common Share. The conversion ratio will be automatically adjusted to account for any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Common Shares. In addition, we may require mandatory conversion of all, but not less than all, of the Series C Shares on or after September 30, 2000 provided that: (a) the average closing bid price of the Common Shares on the Over-the-Counter Bulletin Board or the Nasdaq Stock Market, as applicable, for the 20 consecutive trading days immediately preceding the date of the required conversion has exceeded $6.00 per share, and (b) we elected to mandatorily convert all other series of preferred stock. In no event, however, shall PNC Bank Corp. or any subsidiary thereof (collectively, "PNC") be required or allowed to convert any Series C Shares if doing so would cause PNC to hold five percent (5%) or more of our issued and outstanding Common Shares and any of our shares of voting preferred stock, unless PNC has provided us with a written opinion of counsel that this greater percentage of beneficial ownership is permitted by all applicable laws and regulations.


WARRANTS


     We have outstanding warrants to purchase an aggregate of 940,283 shares of common stock at a weighted average exercise price of $1.87 per share. The warrants are currently exercisable in whole or in part, at any time or from time to time until December 31, 2004. The warrants contain certain protections against dilution resulting from stock splits, stock dividends and similar events.


REGISTRATION RIGHTS


     We sold 890,000 Series A Shares to The Provident Life and Accident Insurance Company ("Provident") and six accredited investors commencing on April 2, 1999, pursuant to a Series A Convertible Preferred Stock Purchase Agreement (the "Series A Agreement"). The Series A Agreement provided that we would include all of the Common Shares into which the Series A Shares purchased thereunder are convertible in the first registration statement we file under the Securities Act of 1933, and that we would bear all expenses of such registration, other than underwriting discounts and commissions. Provident and each of the other investors in the Series A Shares have agreed not to, directly or indirectly, sell or otherwise dispose of their shares for a period of 180 days after the date of this prospectus and to delay the filing of a registration statement for the resale of Common Shares issuable upon conversion of their Series A Shares. In consideration of this agreement we have agreed to issue warrants to purchase up to 73,400 shares of common stock at $8.00 per share.



     In connection with the issuance and sale of Series A Shares as described above, we issued to Brennan Dyer & Company, LLC ("Brennan Dyer") 432,375 Common Shares as consideration for advisory services pursuant to an agreement between us and Brennan Dyer, dated November 16, 1998. In connection with this issuance, we agreed to include these shares in a registration statement filed for sale of Common Shares by us. The Principals of Brennan Dyer have agreed not to, directly or indirectly, sell or otherwise dispose of its shares for a period of 180 days after the date of this prospectus and to delay the filing of a registration statement for the resale of its Common Shares.



     In connection with the merger of ECI into us, holders of the common stock of ECI received a total of 550,809 Common Shares (the "ECI Common Shares") and 234,771 shares of our Series B Preferred Shares (the "ECI Preferred Shares"). Pursuant to a Registration Agreement executed on August 10, 1999 in connection with the ECI merger, we agreed to register at our expense the ECI Common Shares and the Common Shares issuable upon conversion of the ECI Preferred Shares on a registration statement on Form S-3 and to keep such registration statement effective until August 10, 2000, subject to the condition that any registration of such shares may be delayed, if in our reasonable judgment, such delay is desirable to permit the consummation by it of a financing including a public offering by it. Mr. Burgess and Mr. Paxton have also agreed, in such Registration Agreement, to sign any lock-up agreement with respect to all of their ECI Common Shares which an underwriter for a public offering of our stock may require such holder and our senior management to sign.

     In connection with the ECI merger, we, ECI and USA Group Noel-Levitz, Inc. ("USA Group") entered into a letter agreement in settlement of certain claims USA Group may have made (the "Letter Agreement"). Pursuant to the Letter Agreement, we issued to USA Group 108,196 Common Shares (the "USA Group Common Shares") and 45,000 Preferred Shares (the "USA Group Preferred Shares"). In connection with the Letter Agreement, the Company and USA Group entered into a Registration Rights Agreement, dated as of July 28, 1999. Pursuant to this Agreement, if we propose to register any of our securities under the Securities Act for our own account or for the accounts of other stockholders on a form that would also permit the registration of the USA Group Common Shares or of the Common Shares issuable upon conversion of the USA Group Preferred Shares, USA Group is entitled to notice of such registration and to have the USA Group Common Shares and the Common Shares issuable upon conversion of the USA Group Preferred Shares included in such registration, subject to the right of the underwriters (in the event of a registration pursuant to an underwritten offering of common stock) to limit the number of shares included in such registration.


     On September 30, 1999, we sold 1,000,000 shares of Series C Convertible Preferred Stock to PNC Investment Corp. pursuant to a Stock Purchase Agreement (the "Series C Agreement"). The Series C Agreement provides that we shall include all of the Common Shares into which the Series C Shares are convertible in a registration statement on Form S-3 promptly after we become eligible to file such a registration statement with the SEC.


     On October 26, 1999, we sold 250,000 shares of Series A Convertible Preferred Stock to an accredited investor pursuant to a Series A Convertible Stock Purchase Agreement. The Stock Purchase Agreement provides that we shall include all of the Common Shares into which the investor may convert its Series A Shares in our first registration statement under the Securities Act filed 180 days after the effective date of this offering.



     On December 22, 1999, we agreed to include the shares of common stock (other than shares sold pursuant to the over-allotment option) held by Frank Fernandez, Jr., Chelverton Fund Ltd., John Sununu, BMJ Partnership, and Caribbean Investors Group Ltd. in a registration statement on Form S-3 promptly after we become eligible to file such a registration statement with the SEC. These persons have agreed not to directly or indirectly offer for sale, contract to sell, sell, grant to any other person the right to acquire, or otherwise dispose of or enter into any transaction or arrangement which is designed to, or could be expected to, result in the disposition at any time in the future of any shares of common stock for a period of 180 days after the date of this prospectus without the consent of the representatives.


POSSIBLE AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION

     On November 11, 1999, our stockholders approved four alternative amendments to our certificate of incorporation providing for a one for two consolidation of Common Shares, a two for three consolidation of Common Shares, a three for four consolidation of Common Shares and a four for five consolidation of Common Shares, respectively, and authorized our board of directors to file one such amendment on or before March 15, 2000. The purpose of this action was, among other things, to permit our board of directors to adjust, if necessary, our capitalization to facilitate a public offering. In light of this offering, our board of directors has irrevocably decided that it will not file any such amendment after the closure of this offering.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

     A number of provisions of Delaware law, our certificate of incorporation and our by-laws could make more difficult any attempt to acquire us by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are intended to discourage certain types of coercive takeover and inadequate takeover bid, even though such a transaction may offer our shareholders the opportunity to sell their stock at a price above the prevailing market price. This also encourages persons seeking to acquire control of us to negotiate with us first.

  Delaware Law


     We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder.


     Section 203 does not apply if:


     - prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;


     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or


     - on or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.


     The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

     Section 203 defines "business combination" to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;


     - subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or


     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person associated with, affiliated with or controlling or controlled by such entity or person.

  Our Certificate of Incorporation and By-Laws

     Our certificate of incorporation and by-laws provide that, unless otherwise prescribed by law or our certificate of incorporation, only a majority of the board, the chairman of the board or our president is able to call a special meeting of our stockholders. The certificate of incorporation and the by-laws also provide that, unless otherwise prescribed by law or the certificate of incorporation, stockholder action may be taken only at a duly called and convened annual or special meeting of our stockholders and may not be taken by written consent. These provisions, taken together, prevent our stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of our board, except at an annual meeting.

     Our by-laws also establish an advance notice procedure for our stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of our stockholders. Under this notice procedure, notice of stockholder nominations or proposals to be made at an annual or special meeting in lieu of an annual meeting generally must be received by us not less than 60 days nor more than 90 days prior to the scheduled date of the meeting. However, if less than 70 days notice or prior public disclosure of the date of the meeting is given, then notice must be received not later than the 10th day following the earlier of the day such notice was mailed or the day such public disclosure was made. Notice of stockholder nominations or proposals to be made at a special meeting (other than a special meeting in lieu of an annual meeting), must be received not later than the 10th day following the earlier of the day such notice was mailed or the day such public disclosure was made. These notices must contain certain prescribed information.

     The foregoing notice procedure affords our board an opportunity to consider the qualifications of proposed director nominees or the merit of stockholder proposals, and, to the extent deemed appropriate by the board, to inform our stockholders about such matters. The notice procedure also provides a more orderly procedure for conducting annual meetings of our stockholders. The by-laws do not give the board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action. However, the notice procedure may prevent a contest for the election of directors or the consideration of stockholder proposals. This could deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal if the proper advance notice procedures are not followed, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

     Under our certificate of incorporation 82,052,258 shares of common stock and 7,309,631 shares of preferred stock remain authorized and not reserved for any purpose and are available for issuance. Although these shares were authorized to allow the board, without further stockholder approval, to issue additional shares of our capital stock to raise capital or to effect potential acquisitions in the future, the authorization of such additional shares could incidentally have an anti-takeover effect, in that such shares could potentially be issued in such manner as to hamper the efforts of persons who might attempt to gain control of CollegeLink. Also, our certificate of incorporation specifically provides that our board of directors has the authority to create the special terms and conditions of the preferred stock which it issues. The board is authorized to establish the number of shares of preferred stock to be issued in any series it decides to issue, and to fix the voting powers, designations, preferences and relative, participating, optional or other special rights of the preferred stock, including voting rights and conversion rights, and the qualifications, limitations and restrictions thereon. Accordingly, it is possible for the board to seek to authorize the issuance of a series of preferred stock with rights and preferences that could affect an attempt to acquire control of CollegeLink. For example, such additional authorized shares could potentially be issued to dilute the stock ownership of persons seeking to obtain control of CollegeLink, or shares of preferred stock with favorable voting rights, such as the right to elect certain additional directors, or to provide the holders of other special rights could be created and issued to parties that support our management.

     Our certificate of incorporation divides our board of directors into three classes, labeled Class I, Class II and Class III, each containing, insofar as possible, an equal number of directors, with the term of one of the three classes expiring each year at our annual meeting or special meeting in lieu of such annual meeting. Our certificate of incorporation further provides that any vacancy on the board of directors resulting from an increase in the number of directors may be filled by the affirmative vote of a majority of the directors then in office, and any other vacancy on the board of directors may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors would serve for a term equivalent to the remaining unserved portion of the term of such newly elected director's predecessor.


     Under Delaware law, the holders of a majority of a corporation's outstanding shares may remove directors with or without cause unless such power of removal is limited by the corporation's certificate of incorporation. Such law also provides that if a corporation's certificate of incorporation provides for classification of directors, directors may be removed only for cause unless otherwise set forth in the certificate of incorporation. Cause is not defined under Delaware law for this purpose. Our certificate of incorporation provides that directors may be removed by a majority of our stockholders only for "cause."

"Cause" for this purpose is defined as (a) willful and continued material failure, refusal or inability to perform one's duties to us or the willful engaging in gross misconduct materially and demonstrably damaging to us; or (b) conviction for any crime involving moral turpitude or any other illegal act that materially and adversely reflects upon our business, affairs or reputation or on one's ability to perform one's duties to us.

     The foregoing provisions of our certificate of incorporation will restrict the ability of our stockholders to change the composition of our board of directors by extending the time required to elect a majority of directors from one to two years, under most circumstances. Thus, the existence of a classified board may have an anti-takeover effect because a person who has gained voting control of CollegeLink will be unable to gain immediate control of our board of directors unless the stockholder can obtain sufficient votes to amend our certificate of incorporation pursuant to the supermajority requirements for such an amendment set forth in our certificate of incorporation.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is American Securities Transfer & Trust Incorporated. Its address is 12039 West Alameda Parkway, Lakewood, Colorado 80228 and its telephone number at this location is
(303) 986-5400.

                                  UNDERWRITING


     Under the terms and subject to the conditions set forth in an underwriting
agreement dated January   , 2000, the underwriters named below, for whom
Cruttenden Roth Incorporated and Pennsylvania Merchant Group are acting as representatives, have severally agreed to purchase from us, and we have agreed to sell to the underwriters, the number of shares of common stock set forth below opposite each underwriter's name, at the public offering price per share less the underwriting discounts and commissions set forth on the cover page of this prospectus.


                                                               NUMBER
UNDERWRITERS                                                  OF SHARES
------------                                                  ---------
Cruttenden Roth Incorporated................................
Pennsylvania Merchant Group.................................
                                                              ---------
          Total.............................................  3,000,000
                                                              =========


     The underwriting agreement sets forth that the obligations of the several underwriters to pay for and accept delivery of the shares and provides that the several underwriters will purchase all of the shares, if any of the shares are purchased. The Company and the underwriters may agree prior to executing the underwriting agreement to a sale of a lesser number of shares.


     The representatives have advised us that the underwriters initially propose to offer the shares of common stock directly to the public at the initial public offering price per share set forth on the cover page of this prospectus and to
certain dealers at such price less a concession not in excess of $     per
share. The underwriters may allow, and these dealers may reallow, a concession
not in excess of $     per share to other dealers. After this offering, the
public offering price, concession and re-allowance may be changed.


     We have granted to the underwriters an option, exercisable during the 45-day period after the date of this prospectus, to purchase up to an aggregate of 392,500 additional shares of common stock at the public offering price per share less the underwriting discounts and commissions set forth on the cover page of this prospectus. Also, five of our stockholders have granted the underwriters a 45-day option to purchase up to 57,500 shares of common stock at the public offering price per share less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise these options only to cover over-allotments, if any, made in connection with the sale of the shares of common stock offered hereby. To the extent that the underwriters exercise these options, each underwriter will be obligated, subject to certain conditions, to purchase the number of additional shares of common stock proportionate to the underwriters' initial commitment reflected in the preceding table.



     We entered into a consulting agreement with the representatives pursuant to which we have agreed to pay the representatives an amount equal to 1.5% of the aggregate price of the shares of common stock offered hereby including the shares of common stock underlying the over-allotment option, if and to the extent it is exercised as set forth on the cover of this prospectus.


     We and the underwriters have agreed to indemnify each other against, or to contribute to losses arising out of, untrue statements of omissions of material facts contained in this prospectus and the registration statement of which it is a part in connection with this offering. We and the underwriters are each aware that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

     The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives, on behalf of the underwriters, to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.


     We have agreed not to and we believe that each of our directors, officers, employees, stockholders, option holders and warrant holders will agree not to, directly or indirectly, offer for sale, contract to sell, sell, grant any other person the right to acquire or otherwise dispose of (or enter into any transaction or arrangement which is designed to, or could be expected to, result in the disposition at any time in the future of) any shares of common stock for a period of 180 days after the date of this prospectus, without the consent of the representatives. We believe that each of our directors, officers, employees, stockholders, option holders and warrant holders will agree not to exercise any registration rights relating to any shares of common stock for a period of 180 days after the date of this prospectus, without the consent of the representatives. We have agreed not to file with the SEC a registration statement relating to any securities, for a period of 180 days after the date of this prospectus, without the consent of the representatives.


     Application has been made for quotation of the common stock on the American Stock Exchange System under the symbol "APS."



     In connection with this offering, we have agreed to sell the representatives' warrants to the representatives for a nominal price. The representatives' warrants entitle the representatives to purchase shares in an amount equal to 10% of the total number of shares sold in this offering (excluding shares subject to the underwriters' over-allotment option). The shares issuable upon exercise of the representatives' warrants will be in all respects identical to the shares offered to you. The representatives' warrants will be limited to a term of five years from the date of this prospectus and will be exercisable for a four-year period commencing 12 months after the date of this prospectus, at a per share exercise price equal to 120% of the initial public offering price per share set forth on the cover page of this prospectus. For a period of one year following the effective date of this offering the representatives' warrants may not be sold, assigned, transferred, pledged or hypothecated except to officers or partners of the underwriters and members of the selling group and/or their officers or partners. Pursuant to the terms of the underwriting agreement, we have agreed to register the securities underlying the representatives' warrants in this offering. For the term of the representatives' warrants, the holders thereof are given the opportunity to profit from a rise in the market price of the common stock, which may result in a dilution of the interest of other stockholders. As a result, we may find it more difficult to raise additional equity capital if it should be needed for our business while the representatives' warrants are outstanding. The holders of the representatives' warrants might be expected to exercise them at a time when we would, in all likelihood, be able to obtain additional equity capital on terms more favorable to us than those provided by the representatives' warrants. Any profit realized on the sale of the shares issuable upon the exercise of the representatives' warrants may be deemed additional underwriting compensation.


     The preceding description includes a summary of the principal terms of the underwriting agreement and the representatives' warrant agreements and does not purport to be complete. The underwriting agreement and the form of representatives' warrant agreement are filed as exhibits to the registration statement of which this prospectus forms a part and should be referenced for the complete contents of these documents. Each statement is qualified in all respects by reference to these documents.


     The Company had an agreement with Gerard Klauer Mattison & Co., Inc. ("GKM") pursuant to which the Company had engaged GKM to act as lead investment banker to the Company in connection with a proposed public offering by the Company (the "GKM Engagement"). On November 24, 1999, the Company and GKM entered into an agreement pursuant to which the GKM Engagement and the agreement with GKM were terminated (the "Settlement Agreement"). The Settlement Agreement provides, among other things, that (1) in consideration of GKM releasing a right of first refusal to act as lead underwriter, the Company pay to GKM an amount equal to 1% of the gross proceeds raised in this offering, (2) the Company reimburse GKM for its out-of-pocket expenses, including its legal fees, associated with the GKM Engagement, amounting to $115,359.74 and (3) the Company pay GKM a fee of $50,000 for past advisory services and the release by GKM of its right to act as sole and exclusive financial advisor to the Company in connection with any business combination involving the Company. The Company has reimbursed GKM for its out-of-pocket expenses.


                                 LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for us by Foley, Hoag & Eliot LLP, Boston, Massachusetts. Legal matters will be passed upon for the underwriters by Nutter, McClennen & Fish, LLP, Boston Massachusetts.

                                    EXPERTS

     Radin Glass & Co., LLP, independent accountants, have audited our consolidated financial statements at June 30, 1998 and 1999 and for each of the three years in the period ended June 30, 1999, as set forth in their report. We have included financial statements in this prospectus and elsewhere in the registration statement in reliance on the report of Radin, Glass & Co., LLP given on their authority as experts in accounting and auditing.

     Radin Glass & Co., LLP, independent accountants, have audited the financial statements of Online Network, L.L.C., T/A Online Scouting Network at September 30, 1998 and 1997, and for each of the two years in the period ended September 30, 1998, as set forth in their report. We have included financial statements in this prospectus and elsewhere in the registration statement in reliance on the report of Radin, Glass & Co., LLP given on their authority as experts in accounting and auditing.

     Paolilli & Jarek, LLC, independent accountants, have audited the financial statements of ECI, Inc. at December 31, 1998, 1997 and 1996, and for each of the three years in the period ended December 31, 1998, as set forth in their report. We have included financial statements in this prospectus and elsewhere in the registration statement in reliance on the report of Paolilli & Jarek, LLC, given on their authority as experts in accounting and auditing.

     Schenck & Associates SC, independent accountants, have audited the financial statements of Student Success (a Division of Graphic Management Corporation) at December 31, 1998 and 1997, and for each of the two years in the period ended December 31, 1998, as set forth in their report. We have included financial statements in this prospectus and elsewhere in the registration statement in reliance on the report of Schenck & Associates SC, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 with the SEC for our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.


     You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.


     We are subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934. We are current in the filing of all required reports with the SEC.

                      (This page intentionally left blank)

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
COLLEGELINK.COM INCORPORATED
Report of Independent Auditor...............................     F-2
Balance Sheets as of June 30, 1999 and 1998.................     F-3
Statements of Operations for the years ended June 30, 1999,
  1998 and 1997.............................................     F-4
Statement of Changes in Shareholders' Equity (Deficit)......     F-5
Statements of Cash Flows for the years ended June 30, 1999,
  1998 and 1997.............................................     F-6
Notes to Financial Statements...............................     F-7

COLLEGELINK.COM INCORPORATED AND SUBSIDIARIES PRO FORMA
Pro Forma Balance Sheet as of June 30, 1999 (Unaudited).....    F-15
Pro Forma Statement of Operations for the year ended June
  30, 1999 (Unaudited)......................................    F-16
Notes to the Pro-Forma Financial Statements.................    F-17

ECI, INC
Report of Independent Auditor...............................    F-19
Balance Sheets as of December 31, 1998 and 1997.............    F-20
Statements of Operations for the years ended December 31,
  1998, 1997 and 1996.......................................    F-21
Statement of Changes in Stockholders' Deficit...............    F-22
Statements of Cash Flows for the years ended December 31,
  1998, 1997 and 1996.......................................    F-23
Notes to Financial Statements...............................    F-24
Unaudited Balance Sheet as of June 30, 1999 and Balance
  Sheet as of December 31, 1998.............................    F-29
Unaudited Statement of Operations for the six months ended
  June 30, 1999.............................................    F-30
Unaudited Statement of Cash Flows for the six months ended
  June 30, 1999.............................................    F-31
Notes to Unaudited Financial Statements.....................    F-32

ONLINE SCOUTING NETWORK, L.L.C.
Report of Independent Auditor...............................    F-33
Balance Sheets as of September 30, 1998 and 1997............    F-34
Statements of Operations for the years ended September 30,
  1998 and 1997.............................................    F-35
Statements of Cash Flows for the years ended September 30,
  1998 and 1997.............................................    F-36
Notes to Financial Statements...............................    F-37
Unaudited Balance Sheet as of June 30, 1999.................    F-41
Unaudited Statement of Operations for the nine months ended
  June 30, 1999.............................................    F-42
Unaudited Statement of Cash Flows for the nine months ended
  June 30, 1999.............................................    F-43
Notes to Unaudited Financial Statements.....................    F-44

STUDENT SUCCESS (A DIVISION OF GRAPHIC MANAGEMENT
  CORPORATION)
Report of Independent Auditor...............................    F-45
Balance Sheets as of December 31, 1998 and 1997.............    F-46
Statement of Income and Changes in Division Equity for the
  years ended December 31, 1998 and 1997....................    F-47
Statements of Cash Flows for the years ended December 31,
  1998 and 1997.............................................    F-48
Notes to Financial Statements...............................    F-49

COLLEGELINK.COM INCORPORATED AND SUBSIDIARIES
Balance Sheets as of September 30, 1999 and June 30, 1999
  (Unaudited)...............................................    F-51
Statements of Operations for the three months ended
  September 30, 1999 and 1998 (Unaudited)...................    F-52
Statement of Changes in Shareholders' Equity (Deficit)
  (Unaudited)...............................................    F-53
Statements of Cash Flows for the three months ended
  September 30, 1999 and 1998 (Unaudited)...................    F-54
Notes to Financial Statements (Unaudited)...................    F-55

STUDENT SUCCESS, INC.
Balance Sheet as of September 30, 1999 (Unaudited)..........    F-57
Statement of Operations for the nine months ended September
  30, 1999 (Unaudited)......................................    F-58
Statement of Changes in Shareholders' Equity (Unaudited)....    F-59
Statement of Cash Flows for the nine months ended September
  30, 1999 (Unaudited)......................................    F-60
Notes to Financial Statements (Unaudited)...................    F-61

                          INDEPENDENT AUDITOR'S REPORT

Shareholders and Directors
Collegelink.com Incorporated

     We have audited the accompanying balance sheets of Collegelink.com Incorporated as of June 30, 1999 and 1998, and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the three years ended June 30, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Collegelink.com Incorporated as of June 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three years ended June 30, 1999, 1998 and 1997 in conformity with generally accepted accounting principles.

                                          Radin, Glass & Co., LLP
                                          Certified Public Accountants

New York, New York
September 3, 1999, except
for Note 1, which is
dated November 19, 1999.

                          COLLEGELINK.COM INCORPORATED

                                 BALANCE SHEETS

                                                                       JUNE 30,
                                                              --------------------------
                                                                 1999           1998
                                                              -----------    -----------
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 1,371,100    $    46,362
  Accounts receivable, net of allowance for doubtful
     accounts of $10,000 and $4,200.........................      100,163         72,113
  Prepaid expenses and other assets.........................       85,249         12,878
                                                              -----------    -----------
          TOTAL CURRENT ASSETS..............................    1,556,512        131,353
FURNITURE AND EQUIPMENT, net of accumulated depreciation....      250,484        190,553
SOFTWARE DEVELOPMENT, net of accumulated amortization of $0
  and $36,287, respectively.................................           --         36,283
                                                              -----------    -----------
                                                              $ 1,806,996    $   358,189
                                                              ===========    ===========

                         LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................  $   278,372    $    35,988
  Accrued payroll...........................................       84,725        216,709
  Accrued expenses..........................................       32,247         48,567
  Unearned revenue..........................................       35,000         57,126
  Note payable shareholder..................................           --         45,000
  Shareholder advance payable...............................           --         13,071
  Current portion of capital lease obligation...............           --          1,469
                                                              -----------    -----------
          TOTAL CURRENT LIABILITIES.........................      430,344        417,930
CAPITAL LEASE OBLIGATION....................................           --          9,580
COMMITMENTS AND CONTINGENCIES...............................           --             --
SHAREHOLDERS' DEFICIT:
  Preferred stock, $1,000 stated value, $.001 par value,
     authorized 1,000 shares, issued and outstanding 543
     shares.................................................           --        542,500
  Preferred stock, $0.01 par value, authorized 7,500,000....           --             --
  Series A Convertible Preferred Stock, $4.00 stated value,
     $.01 par value, authorized 2,500,000 shares, issued and
     outstanding 775,000 shares.............................    3,100,000             --
  Common stock, $.001 par value, authorized 100,000,000 and
     5,765,000 shares, issued and outstanding 9,152,211 and
     3,482,556 shares.......................................        9,152            604
  Additional paid-in capital................................    2,459,718        993,368
  Accumulated deficit.......................................   (4,192,218)    (1,605,793)
                                                              -----------    -----------
          TOTAL SHAREHOLDERS' EQUITY (DEFICIT)..............    1,376,652        (69,321)
                                                              -----------    -----------
                                                              $ 1,806,996    $   358,189
                                                              ===========    ===========

                       See notes to financial statements

                          COLLEGELINK.COM INCORPORATED

                            STATEMENTS OF OPERATIONS

                                                                  YEAR ENDED JUNE 30,
                                                        ---------------------------------------
                                                           1999           1998          1997
                                                        -----------    ----------    ----------
NET REVENUES:
Development of proprietary technology.................  $        --    $  500,000    $       --
  Online training service revenues....................      162,884            --            --
  Web site hosting....................................      235,522       210,700        82,971
  Other revenues......................................      163,515       533,183       376,754
                                                        -----------    ----------    ----------
                                                            561,921     1,243,883       459,725
                                                        -----------    ----------    ----------
EXPENSES:
  Payroll, payroll taxes and related benefits.........    1,173,439     1,018,786       589,356
  Depreciation and amortization.......................      131,545        93,554        66,949
  Advertising.........................................       49,428        13,268       127,155
  Other general and administrative expenses...........    1,751,881       741,028       558,978
                                                        -----------    ----------    ----------
                                                          3,106,293     1,866,636     1,342,438
LOSS FROM OPERATIONS..................................   (2,544,372)     (622,753)     (882,713)
INTEREST EXPENSE......................................       42,053         7,579         5,786
                                                        -----------    ----------    ----------
NET LOSS..............................................  $(2,586,425)   $ (630,332)   $ (888,499)
                                                        ===========    ==========    ==========
NET LOSS PER SHARE....................................  $     (0.40)   $    (0.18)   $    (0.29)
                                                        ===========    ==========    ==========
WEIGHTED AVERAGE NUMBER OF SHARES USED IN
  COMPUTATION.........................................    6,531,153     3,499,857     3,033,036
                                                        ===========    ==========    ==========

                       See notes to financial statements

                          COLLEGELINK.COM INCORPORATED

             STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                                           TOTAL
                                  PREFERRED STOCK         COMMON STOCK      ADDITIONAL                 SHAREHOLDERS'
                                --------------------   ------------------    PAID-IN                      EQUITY
                                SHARES      AMOUNT      SHARES     AMOUNT    CAPITAL      (DEFICIT)      (DEFICIT)
                                -------   ----------   ---------   ------   ----------   -----------   -------------
Balance -- June 30, 1996......       --   $       --   2,338,866   $2,338   $   39,974   $   (61,962)   $   (19,650)
Issuance of shares with
debt..........................       --           --      36,994       37        2,082            --          2,119
  Issuance of shares for
    compensation..............       --           --       9,512       10       12,365            --         12,375
  Issuance of shares to
    founder...................       --           --     422,684      423         (350)      (25,000)       (24,927)
  Issuance of warrants for
    compensation..............       --           --          --       --       14,931            --         14,931
  Sale of common shares, less
    expenses..................       --           --     674,499      674      874,253            --        874,927
  Preferred issued............      105      105,000          --       --       (4,945)           --        100,055
  Net loss for the period.....       --           --          --       --           --      (888,499)      (888,499)
                                -------   ----------   ---------   ------   ----------   -----------    -----------
Balance -- June 30, 1997......      105      105,000   3,482,556    3,483      938,310      (975,461)        71,332
  Preferred issued............      438      437,500          --       --           --            --        437,500
  Issuance of options for
    services..................       --           --          --       --       52,180            --         52,180
  Net loss for the period.....       --           --          --       --           --      (630,332)      (630,332)
                                -------   ----------   ---------   ------   ----------   -----------    -----------
Balance -- June 30, 1998......      543      542,500   3,482,556    3,483      990,490    (1,605,793)       (69,320)
  Preferred conversion........     (543)    (542,500)    453,976      454      542,046            --             --
  Issuance of shares for
    assets....................       --           --   1,345,350    1,345      145,954            --        147,299
  Issuance of shares for
    compensation..............       --           --   1,372,070    1,372        1,008            --          2,380
  Issuance of shares for
    services..................       --           --     559,438      559      376,391            --        376,950
  Sale of common shares, less
    expenses..................       --           --     374,725      375      194,625            --        195,000
  Effect of merger
    transaction...............       --           --   1,204,096    1,204        1,029            --          2,233
  Issuance of shares with
    debt......................       --           --     360,000      360      250,660            --        251,020
  Preferred issued-Series A...  775,000    3,100,000          --       --           --            --      3,100,000
  Dividends...................       --           --          --       --      (42,485)           --        (42,485)
  Net loss for the period.....       --           --          --       --           --    (2,586,425)    (2,586,425)
                                -------   ----------   ---------   ------   ----------   -----------    -----------
Balance -- June 30, 1999......  775,000   $3,100,000   9,152,211   $9,152   $2,459,718   $(4,192,218)   $ 1,376,652
                                =======   ==========   =========   ======   ==========   ===========    ===========

                       See notes to financial statements

                          COLLEGELINK.COM INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED JUNE 30,
                                                              -------------------------------------
                                                                 1999          1998         1997
                                                              -----------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(2,586,425)   $(630,332)   $(888,499)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Depreciation and amortization...........................      131,545       93,554       66,949
    Write off of accounts receivables.......................       89,800           --           --
    Net loss on equipment disposal..........................        1,231        8,061        3,033
    Issuance of shares, options and warrants as compensation
      and services..........................................      384,308       52,180       27,106
  Increase (decrease) to cash attributable to changes in
    assets and liabilities:
    Accounts receivable.....................................     (117,850)     (34,121)     (37,992)
    Due from sale of "dial-up" access service...............           --       69,810      (69,810)
    Prepaid expenses and other assets.......................      (72,372)      (6,190)      13,518
    Increase in other assets................................           --           --       (3,000)
    Accounts payable........................................      242,384      (15,874)      49,863
    Accrued expenses........................................      (16,320)      23,615       24,952
    Accrued payroll.........................................     (131,984)     131,941       84,768
    Unearned revenues.......................................      (22,126)      30,180       26,946
                                                              -----------    ---------    ---------
    NET CASH USED IN OPERATING ACTIVITIES...................   (2,097,809)    (277,176)    (702,166)
                                                              -----------    ---------    ---------
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of furniture and equipment.......................      (26,520)     (80,216)    (216,795)
  Proceeds from equipment disposals.........................        9,600        1,665       29,155
  Proceeds from rent deposit................................        5,050           --           --
  Capitalization of software development costs..............                        --      (72,570)
                                                              -----------    ---------    ---------
      NET CASH USED IN INVESTING ACTIVITIES.................      (11,870)     (78,551)    (260,210)
                                                              -----------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of preferred shares................    3,100,000      437,500           --
  Proceeds/payments from issuance of debt...................       66,021           --      114,306
  Proceeds from issuance of common shares...................      195,000           --      874,500
  Issuance of shares to founder.............................           --           --      (25,000)
  Issuance of common stock with debt........................      185,000           --           --
  Payments of dividends.....................................      (42,485)          --           --
  Note payable to shareholder...............................      (45,000)          --           --
  Shareholder advances payable..............................      (13,071)     (34,973)          --
  Principal payments on capital lease obligations...........      (11,049)      (2,865)      (2,141)
                                                              -----------    ---------    ---------
      NET CASH PROVIDED BY FINANCING ACTIVITIES.............    3,434,416      399,662      961,665
                                                              -----------    ---------    ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    1,324,737       43,935         (711)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............       46,362        2,428        3,139
                                                              -----------    ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $ 1,371,100    $  46,362    $   2,428
                                                              ===========    =========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest................................................  $    32,979    $   7,579    $   5,786
                                                              ===========    =========    =========
    Taxes...................................................  $       996    $      --    $      --
                                                              ===========    =========    =========
  Noncash
    Issuance of stock for debt..............................  $    66,021    $      --    $      --
                                                              ===========    =========    =========
    Issuance of common stock for assets.....................  $     2,299    $      --    $      --
                                                              ===========    =========    =========
    Preferred stock conversion to common stock..............  $   542,500    $      --    $      --
                                                              ===========    =========    =========
    Stock issued for services...............................  $   384,308    $      --    $      --
                                                              ===========    =========    =========
    Stock issued for assets.................................  $   147,299    $      --    $      --
                                                              ===========    =========    =========

                       See notes to financial statements

                          COLLEGELINK.COM INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS

     CollegeLink.com Incorporated, a Delaware corporation ("CollegeLink.com"), is the surviving corporation in a merger on November 16, 1999 between Cytation.com Incorporated, a New York corporation and CollegeLink.com Incorporated. Cytation.com Incorporated was the surviving corporation in a merger on March 5, 1999 with Cytation Corporation, a Rhode Island corporation which was previously known as Web Services International, Inc. (Cytation Corporation, together with Web Services International, Inc. are herein collectively referred to as "WSI") (Note 7). Cytation.com Incorporated was previously known as Stylex Homes, Inc. ("Stylex"). Although Stylex was incorporated in 1969, it did not conduct any business after 1992.

     CollegeLink.com is a reporting company under the Securities Exchange Act of 1934.

     WSI was incorporated under the laws of the State of Rhode Island in January 1996 to market and host various forms of content on the World Wide Web and to provide dial-up access to the Internet. Through the end of 1997, WSI marketed the design, origination and hosting of Web sites and Web content to small and medium size businesses. WSI also provided various consulting services to customers in connection with the development and sale of Web content. In December 1997, WSI entered into a joint venture and related contract for the development of online training systems. At the time, WSI discontinued its Web content sale and development business (except for work in process and Web hosting) and focused its operations on the development of its online training system which generated some revenue for the balance of the fiscal year ended June 30, 1999. As a result of the acquisition of ECI, Inc. in August 1999, CollegeLink.com, through its CollegeLink Corporation subsidiary, is now engaged in providing online college application and related services to high school students and their parents (Note 12).

     CollegeLink.com, together with WSI, is hereinafter referred to as the "Company". All references to share issuances are after the recapitalization transaction in which each share of WSI was converted into 5.765 shares of CollegeLink.com (Note 7).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a. Basis of Presentation -- The preparation of financial statements in accordance with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     b. Furniture and Equipment -- Furniture and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years for equipment, auto and furniture.

         Leasehold improvements are amortized over the term of the lease or the estimated life of the improvement, whichever is shorter. Whenever assets are sold or retired, their cost and related accumulated depreciation are removed from the appropriate accounts. Any gains and losses on dispositions are recorded in current operations.

     c. Software Development Costs -- The Company capitalizes software development costs in accordance with SFAS 86. The Company did not capitalize any software development costs during the years ended June 30, 1999 and 1998, respectively. Software development costs were fully amortized at June 30, 1999.

                          COLLEGELINK.COM INCORPORATED

     d. Fair Value of Financial Instruments -- The carrying amounts reported in the balance sheet for cash, trade receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments.

     e. Income Taxes -- The Company utilizes the liability method of accounting for income taxes as set forth in SFAS 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

     f. Revenue Recognition -- Revenues from Web services are recognized as such services are performed. Revenues from Web site hosting are recognized on a monthly basis. No revenue from Web design services was recorded for the year ended June 30, 1999.

     g. Employee Stock Options and Shares Issued for Services -- The Company accounts for employee stock transactions in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the proforma disclosure requirements of SFAS 123, "Accounting for Stock-Based Compensation." Accordingly, any excess of fair market value of stock issued to employees over exercise prices has been recorded as compensation expense and additional paid in capital.

     Shares issued for services of non-employees are recorded at estimated fair value.

     h. Loss Per Share -- The Company has adopted SFAS 128, "Earnings per Share." Earnings per common share are computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. The earnings per common share, assuming dilution, computation gives effect to all dilutive potential common shares during the period. The computation assumes that the outstanding stock options and warrants were exercised and that the proceeds were used to purchase common shares of the Company. Earnings per share computation for each of the three years ended June 30, 1999, 1998 and 1997 have been restated to reflect this new standard.

     i. Accounting for Long-Lived Assets -- The Company reviews long-lived assets, certain identifiable assets and any goodwill related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. At June 30, 1999 and 1998 respectively, the Company believes that there has been no impairment of long-lived assets.

     j. Advertising Costs -- Advertising costs are expensed as incurred except for direct response advertising, the costs of which are deferred and amortized over the period the related sales are recorded. There was no deferral or amortization for direct response advertising costs for each of the three years ended June 30, 1999, 1998 and 1997, respectively.

3.  CASH AND CASH EQUIVALENTS

     The Company classifies as cash and cash equivalents highly liquid investments with maturities of less than ninety days at June 30, 1999. The Company did not have cash equivalents at June 30, 1998.

4.  JOINT VENTURE AGREEMENT

     In December 1997, the Company entered into a joint venture agreement with EER Systems Inc. ("EER"), a supplier of systems design, development and integration capabilities specializing in flight, information and training systems. Cytation Corporation, a Delaware corporation, ("Cytation Delaware") was incorporated pursuant to the joint venture agreement. Simultaneously, the Company entered into a development agreement with Cytation Delaware, receiving $500,000 to develop certain software.

     In July 1998 the Company purchased the assets of Cytation Delaware, of which it was a fifty percent owner, in exchange for equity. (Note 7).

                          COLLEGELINK.COM INCORPORATED

5.  FURNITURE AND EQUIPMENT

     Furniture and equipment consist of the following at June 30:

                                                      ESTIMATED
                                                     USEFUL LIVES      1999        1998
                                                     ------------    --------    --------
Computer and office equipment......................       3          $340,798    $177,072
Furniture and fixtures.............................       7            68,542      68,542
Leasehold improvements.............................       5            42,566      42,566
Auto under capital lease obligation................       5                --      18,055
                                                                     --------    --------
                                                                      451,906     306,235
Less accumulated depreciation......................                   201,422     115,682
                                                                     --------    --------
                                                                     $250,484    $190,553
                                                                     ========    ========

6.  SHORT-TERM BORROWINGS

     The Company issued a note payable of $300,000 in July 1998 to EER. The Company repaid the note in May 1999. In addition, the Company issued to EER 175,000 common shares in settlement of a potential claim by EER that it was entitled to convert the loan into a significantly greater number of common shares.

     The Company received $370,000 from the issuance of six-month 12% debentures in January and February 1999. This debt financing was repaid with the proceeds of the sale of preferred stock in April 1999 (Note 7). The Company also issued 185,000 shares of its common stock in connection with the repayment of the debentures.

     The Company had two short-term debt instruments outstanding at June 30, 1998 payable to shareholders totaling approximately $58,000. Both debt instruments were non-interest bearing and were repaid during the year ended June 30, 1999.

7.  EQUITY AND OTHER FINANCING

     a. During the years ended June 30, 1997 and 1996, the Company issued $18,750 and $50,000 of debt with 36,994 and 49,325 shares, respectively. The amounts allocated to the shares have been recorded as debt discount and were amortized.

     b. In February 1997, the Company completed a sale of 691,800 of its common shares at $1.30 per share. A portion of these shares was sold over the Internet.

     c. During the year ended June 30, 1997, the Company issued $105,000 of debt units consisting of promissory notes and stock purchase warrants ("Units"). The promissory notes were automatically converted to shares of Series A 10% Convertible Preferred Stock, $.001 par value per share, with a stated value of $1,000 ("CPS"). In addition each preferred shareholder received one stock purchase warrant for each share of common stock received upon conversion of the CPS. Each warrant entitled the holder to purchase one share of common stock at a purchase price per share of $1.30 per share.

     d. During July through November 1997, the Company issued approximately $438,000 of additional Units. The promissory notes were automatically convertible into CPS. In addition, each preferred shareholder received one stock purchase warrant for each share of common stock received upon conversion of the CPS. Each warrant entitled the holder to purchase one share of common stock at a purchase price per share of $1.30. Each share of CPS was subject to mandatory and automatic conversion into the Company's common shares upon the effective date of an initial public offering of the Company's common

                          COLLEGELINK.COM INCORPORATED
shares or September 1, 1998, whichever occurred first. All shares of CPS were automatically converted into the Company's common shares on September 1, 1998.

     e. In October 1997, the Company amended its Articles of Incorporation to change the aggregate number of shares the Company has authority to issue from 1,000,000 to 1,001,000, consisting of 1,000,000 shares of common stock, $.001 par value per share, and 1,000 shares of preferred stock. Thereafter, the board of directors of the Company authorized the issuance of the CPS, which was issued to the holders of the Units in cancellation of their promissory notes. In the year ended June 30, 1999, the Company cancelled the authorization of one thousand shares of $0.001 par value, preferred stock.

     f. In July 1998, the Company issued approximately 1,325,000 shares of its common stock to acquire the assets of Cytation Delaware (Note 4). The assets have been recorded at $2,299 which approximates the fair market value of the shares at the time of the transaction.

     g. In July 1998, the Company issued a warrant for services to purchase 5,000 shares of the Company's common stock at an exercise price of $.01 per share, which approximates fair value at time of issuance.

     h. In December 1998, when management believed the fair market value of the shares was $0.002 per share, management reduced the exercise price of previously outstanding stock options to $0.002 and all employees exercised such shares for compensation. Such compensation was recorded at $0.002 per share for 1,372,000 shares.

     i. In December 1998, the Company issued approximately 29,000 warrants, expiring in August 2001, exercisable at $0.52, in connection with a sale of stock in prior years.

     j. In January 1999, the Company received $195,000 from the issuance in a private placement of approximately 375,000 shares of its common stock.

     k. On March 5, 1999 Cytation Corporation was acquired by Cytation.com Incorporated (later renamed CollegeLink.com Incorporated) through a "reverse merger" transaction, whereby each outstanding share of Cytation Corporation (formerly WSI) was converted into 5.765 shares of CollegeLink.com Incorporated. The merger has been accounted for as a "Recapitalization" as if CollegeLink.com Incorporated issued additional shares for the $233 of assets of Stylex Homes, Inc. The number of common share information has been adjusted to reflect the effects of the merger agreement.

     l. In April 1999, the Company received $3,100,000 in exchange for 775,000 6% cumulative preferred stock designated as "Series A Convertible Preferred Stock" ("Preferred A") from two investors. Preferred A has a stated value of $4.00 per share, a par value of $.01 per share and dividends payable quarterly. Any holder of Preferred A may at any time convert Preferred A into Common Stock of the Company at a ratio of one share of Common Stock for each share of Preferred A. The Company may require conversion on or after the first anniversary of the initial purchase if the closing bid price for its common shares exceeds $6.00 for twenty consecutive trading days.

     In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company, the holders of the issued and outstanding Preferred A are entitled to receive $4.00 for each share of Preferred A, before any distribution of the assets of the Company shall be made to the holders of any other capital stock.

     m. In March 1999, the Company amended its Articles of Incorporation to change the aggregate number of shares the Company has authority to issue to 110,000,000 shares, consisting of 100,000,000 shares of common stock, par value $.001 per share and 10,000,000 shares of preferred stock, par value $.01 per share.

                          COLLEGELINK.COM INCORPORATED

     n. During the year the Company agreed to issue 504,000 shares to unrelated parties for financial services, which shares were recorded at fair market value at the time of the agreement of $0.002 per share. In April and May 1999, the Company issued 55,000 shares to unrelated parties for financial services, which shares were recorded at fair market values from $6.50 per share to $7.50 per share totaling $376,000 which amount has been included in general and administrative expenses.

     o. In June 1999, the Company issued 20,000 shares of its common stock for the purchase of computer equipment valued at $145,000.

     p. In May 1999, the Company agreed to issue to its outside directors, who are not principals of shareholders which own more than 10% of the Company, options to purchase 10,000 shares of the Company's common stock annually, the first grant to be effective May 7, 1999 and the second and all subsequent grants to be effective on the day of the Company's annual meeting. As of June 30, 1999 the Company had 20,000 options, exercisable at $6.00 per option, outstanding.

     q. For disclosure purposes in accordance with SFAS No. 123, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for stock options granted during the years ended June 30, 1999, 1998 and 1997, respectively: annual dividends of $0.00, expected volatility of 65% at June 30, 1999 and 20.0% at June 30, 1998 and 1997, risk-free interest rate of 5.7% and expected life of five years for all grants. The weighted-average fair value of the stock options granted during the year ended June 30, 1999 was $1.48, and $0.77 for both years ended June 30, 1998 and 1997, respectively.

     If the Company recognized compensation cost for the employee stock option plan in accordance with SFAS No. 123, the Company's pro forma net loss and loss per share would have been approximately, $2,913,000, $672,000 and $902,000, $0.45, $0.19 and $0.30, in years ended June 30 1999, 1998 and 1997, respectively.

     The following table summarizes the changes in options outstanding and the related price ranges for shares of the Company's common stock:

                                                                              WEIGHTED
                                                                              AVERAGE
                                                               SHARES      EXERCISE PRICE
                                                             ----------    --------------
Outstanding at June 30, 1996...............................          --           --
Granted....................................................     639,915          .43
  Exercised................................................          --           --
  Expired or cancelled.....................................          --           --
                                                             ----------         ----
Outstanding at June 30, 1997...............................     639,915          .43
  Granted..................................................     861,868          .43
  Exercised................................................          --           --
  Expired or cancelled.....................................     (57,650)         .43
                                                             ----------         ----
Outstanding at June 30, 1998...............................   1,444,133          .43
  Granted..................................................   1,441,186         4.32
  Exercised................................................  (1,444,133)         .01
  Expired or cancelled.....................................          --           --
                                                             ----------         ----
Outstanding at June 30, 1999...............................   1,441,186         4.32
                                                             ==========         ====

     Exercise prices for options outstanding at June 30, 1999 range from $2.00 to $7.00 and the weighted average remaining contractual life is approximately five years. The number of options exercisable and weighted average exercise price for options exercisable at June 30, 1999 was 69,430 and $2.83.

                          COLLEGELINK.COM INCORPORATED

8.  COMMITMENTS AND CONTINGENCIES

     a. In December 1996, the Company issued to a founder of the Company, 422,684 shares of stock and a note for $45,000 for the receipt of certain assets. The assets received have been recorded at fair value; the excess of the note issued over the assets received has been recorded as a distribution. The note was repaid in April 1999.

     b. Rent expense under all operating leases was approximately $42,000, $43,000, and for each of the years ended June 30, 1999, 1998 and 1997, respectively. The future minimum rental payments to be made under noncancellable operating leases as of June 30, 1999 are as follows:

1999-2000..........................................  $40,560
2000-2001..........................................   12,510
2001-2002..........................................      690
2002-2004..........................................       --

     The Company entered into a month to month basis lease agreement commencing May 1, 1999, for two additional offices at its Aquidneck Avenue location, at a rate of $450 per month.

     c. The Company entered into an agreement on April 19, 1999, with a California corporation ("the Consultant") in an effort to expand the investor base and the number of market professionals who are aware of the Company's activities. The Company paid the Consultant $7,500 per month for three months.

     d. Effective February 1999, the Company entered into three-year employment agreements with two officers who are principal stockholders of the Company.

     e. The Company has an agreement with an agency for marketing and public relations services commencing April 1, 1999, with no expiration date. Either party may terminate the agreement by notifying the other party within sixty days prior to the date of termination. The Company has agreed to pay the agency a monthly rate of $7,000 to compensate the agency for services in the following areas: strategic counseling, in-house research, advertising and public relations.

9.  CERTAIN OPERATIONS

     In April 1997, the Company sold its business of providing "dial-up" access service to Internet users. The sales price was $30,000 plus fixed and contingent future revenues based on the number of the Company's former "dial-up" customers who continue to utilize the service. The Company also received radio-advertising credits provided by the buyer. In May 1998, the Company began receiving the contingent monthly revenue payments and received the final payment in November 1998.

     In July 1998, the Company ceased its business of Web site development. Revenue from Web site development earned in year ended June 30, 1999 was approximately $53,000 and was derived from contracts billed in the year ended June 30, 1998.

10.  OPERATIONS

     The Company adopted SFAS No, 131, "Disclosure about Segments of an Enterprise and Related Information". SFAS establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. Under SFAS No. 131, the Company's operations are treated as one operating segment as it only reports profit

                          COLLEGELINK.COM INCORPORATED
and loss information on an aggregate basis to the chief operating decision maker of the Company. Information about the Company's product sales and major customers are as follows at June 30:

                                                      1999         1998         1997
                                                    --------    ----------    --------
PRODUCT SALES
Development of proprietary technology.............  $     --    $  500,000    $     --
  Online training service revenues................   162,884            --          --
  Web site hosting................................   235,521       210,700      82,971
  Web site design and origination.................    52,718       416,574     109,883
  Subscriber access...............................    95,923        53,853     172,882
  Other...........................................    14,875        62,756      93,989
                                                    --------    ----------    --------
  Total sales.....................................  $561,921    $1,243,883    $459,725
                                                    ========    ==========    ========

     No customer accounted for more than ten percent of the revenues, other than for online training services (Note 4), of the Company in each of the three years ended June 30, 1999, 1998 and 1997, respectively.

11.  INCOME TAXES

     The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes" which requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. At June 30, 1999, the Company had net operating loss carryforward of approximately $3,800,000, expiring in 2013 and 2014. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. At June 30, 1999 and 1998, a valuation allowance was provided against the tax asset.

     The components of the net deferred tax asset consist of the following:

                                                                 1999         1998
                                                              ----------    --------
Net operating loss carryforward.............................  $1,330,000    $420,000
Temporary differences.......................................       4,000       1,000
Valuation allowance.........................................  (1,334,000)   (421,000)
                                                              ----------    --------
                                                              $       --    $     --
                                                              ==========    ========

     The provision for income taxes differs from the amount computed applying the statutory federal income tax rate to income before income taxes as follows at June 30:

                                                    1999         1998         1997
                                                  ---------    ---------    ---------
Income tax benefit computed at statutory rate...  $(905,000)   $(221,000)   $(311,000)
Tax benefit not recognized......................    905,000      221,000      311,000
                                                  ---------    ---------    ---------
Provision for income taxes......................  $      --    $      --    $
                                                  =========    =========    =========

12.  SUBSEQUENT EVENTS

     On August 10, 1999, the Company acquired ECI, Inc. through a merger transaction. ECI is a provider of computer-based college applications and admissions services.

     The acquisition was structured as a merger of ECI with and into the Company's wholly-owned subsidiary CollegeLink.com Incorporated ("CollegeLink"). As consideration for the merger, the Company issued 550,809 of its common shares, 234,771 of its Series B Stock and paid $489 in cash. CollegeLink

                          COLLEGELINK.COM INCORPORATED
also assumed approximately $778,000 of ECI liabilities in connection with the merger and settled a claim against ECI in exchange for 108,196 shares of the Company's common stock and 45,000 shares of the Company's Series B Stock. The Company reserved 550,369 shares of its common stock for the conversion of the above Series B Stock.

     The Company adopted a 401K plan commencing in July 1999.

     The Company entered into a five-year lease agreement expiring November 30, 2004. Rental expense for the entire five-year period totals approximately $641,000.

     The Company entered into agreements for directors and officers liability insurance.

                  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

                        COLLEGELINK.COM INCORPORATED AND
                      SUBSIDIARIES PRO FORMA BALANCE SHEET
                                  (UNAUDITED)

   THE FOLLOWING PRO FORMA BALANCE SHEET OF COLLEGELINK, ECI, OSN AND SSI AT JUNE 30, 1999 IS BASED UPON HISTORICAL FINANCIAL DATA OF COLLEGELINK, ECI, OSN
                                    AND SSI
                   GIVING EFFECT TO THE PROPOSED TRANSACTIONS


                                                                                                                      COLLEGELINK
                                 COLLEGELINK       ECI           OSN         SSI                                       PRO FORMA
                                  JUNE 30,      JUNE 30,      JUNE 30,     JUNE 30,                                    JUNE 30,
                                    1999          1999          1999         1999       DEBIT          CREDIT            1999
                                 -----------   -----------   -----------   --------   ----------     ----------       -----------
CURRENT ASSETS:
Cash and cash equivalents......  $ 1,371,100   $     2,258   $     2,410   $40,859    $4,435,000(7)  $                $ 1,901,627
                                                                                                        450,000(6D)
                                                                                                      3,500,000(8A)
  Accounts receivable..........      100,163            --            --    88,237                       53,500(5C)       134,900
  Prepaid expenses and other
    assets.....................       85,249       111,760         9,341     6,208                                        212,558
                                 -----------   -----------   -----------   --------                                   -----------
        TOTAL CURRENT ASSETS...    1,556,512       114,018        11,751   135,304                                      2,249,085
GOODWILL (including Other
  Acquired Assets).............           --            --            --        --     8,228,280(5A)                   18,873,297
                                                                                          50,000(5B)
                                                                                       2,499,592(6A)
                                                                                          50,000(6B)
                                                                                       7,995,505(8A)
                                                                                          50,000(8B)
FURNITURE AND EQUIPMENT, net...      250,484        56,877        65,439    27,632                                        400,432
SOFTWARE DEVELOPMENT, net......           --            --        54,428        --                                         54,428
OTHER ASSETS...................                                             41,695                                         41,695
                                 -----------   -----------   -----------   --------                                   -----------
                                 $ 1,806,996   $   170,895   $   131,618   $204,631                                   $21,618,937
                                 ===========   ===========   ===========   ========                                   ===========
                                              LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable and accrued
    liabilities................  $   395,344   $ 1,035,499   $   814,514   $125,136   $   53,500(5C) $   50,000(5B)   $ 1,809,589
                                                                                         207,404(5E)     50,000(6B)
                                                                                         450,000(6A)     50,000(8B)
  Unearned revenue.............       35,000            --        87,748    75,000                                        197,748
  Loan and notes payable.......           --     1,002,578        67,250        --     1,002,578(5A)                       67,250
                                 -----------   -----------   -----------   --------                                   -----------
        TOTAL CURRENT
          LIABILITIES..........      430,344     2,038,077       969,512   200,136                                      2,074,587
LONG-TERM DEBT.................           --       912,188       311,698        --       912,188(5A)                      311,698
COMMITMENTS AND
  CONTINGENCIES................           --            --            --        --                                             --
SHAREHOLDERS' DEFICIT:
  Preferred shares.............    3,100,000            --            --        --                    4,175,000(5A)    11,710,000
                                                                                                      4,435,000(7)
                                                                                                      1,350,000(6A)
                                                                                                      4,500,000(8A)
  Paid-in capital..............    2,468,870       996,797            --        --       995,542(5A)  3,396,000(5A)    11,714,870
  Accumulated equity
    (deficit)..................   (4,192,218)   (3,776,167)   (1,149,592)    4,495                    3,776,167(5A)    (4,192,218)
                                                                                           4,495(8A)  1,149,592(6A)
                                 -----------   -----------   -----------   --------                                   -----------
                                   1,376,652    (2,779,370)   (1,149,592)    4,495                                     19,232,652
                                 -----------   -----------   -----------   --------                                   -----------
                                 $ 1,806,996   $   170,895   $   131,618   $204,631                                   $21,618,937
                                 ===========   ===========   ===========   ========                                   ===========
Pro forma outstanding common
  shares.......................    9,152,211       550,809       225,000   750,000            --             --        10,678,000
                                 -----------   -----------   -----------   --------                                   -----------


     See "Collegelink.com Incorporated and Subsidiaries' Notes to Pro Forma Financial Statements assuming the purchase of ECI, OSN and SSI on June 30,
                                     1999."

                 COLLEGELINK.COM INCORPORATED AND SUBSIDIARIES

                       PRO FORMA STATEMENT OF OPERATIONS
                                  (UNAUDITED)

       THE FOLLOWING PRO FORMA STATEMENT OF OPERATIONS FOR THE YEAR ENDED
JUNE 30, 1999 OF COLLEGELINK, ECI, OSN AND SSI IS BASED ON HISTORICAL FINANCIAL DATA OF COLLEGELINK, ECI, OSN AND SSI GIVING EFFECT TO THE PROPOSED TRANSACTIONS


                                      COLLEGELINK         ECI             OSN             SSI                        COLLEGELINK
                                      YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED                     YEAR ENDED
                                     JUNE 30, 1999   JUNE 30, 1999   JUNE 30, 1999   JUNE 30,1999    ADJUSTMENTS    JUNE 30, 1999
                                     -------------   -------------   -------------   -------------   -----------    -------------
NET REVENUES.......................   $   561,921     $  104,073       $  98,178      $1,075,668                     $ 1,839,840
EXPENSES:
  Payroll, payroll taxes and
    related benefits...............     1,173,439        400,248           9,261         384,205                       1,967,153
  Cost of sales....................            --             --              --         618,068                         618,068
  Depreciation and amortization....       131,545         30,842          73,541           5,225                         241,153
  Advertising......................        49,428         50,236          20,809           1,328                         121,801
  Other general and administrative
    and interest expenses..........     1,793,933        580,166         532,672         220,377                       3,127,148
  Amortization of goodwill.........            --             --              --                       827,907(5D)     1,887,416
                                                                                                       254,959(6C)
                                                                                                       804,550(8C)
                                      -----------     ----------       ---------      ----------                     -----------
                                        3,147,346      1,061,492         636,283       1,229,203                       7,962,739
                                      -----------     ----------       ---------      ----------                     -----------
NET LOSS...........................   $(2,586,425)    $ (957,419)      $(538,105)     $ (153,535)                    $ 6,122,899
                                      ===========     ==========       =========      ==========                     ===========
NET LOSS PER SHARE.................                                                                                  $     (0.75)
                                                                                                                     ===========
WEIGHTED AVERAGE NUMBER OF SHARES
  USED IN COMPUTATION..............                                                                                    8,165,158
                                                                                                                     ===========


     See "Collegelink.com Incorporated and Subsidiaries' Notes to Pro Forma Financial Statements assuming the purchase of ECI, OSN and SSI on July 1, 1998."

                 COLLEGELINK.COM INCORPORATED AND SUBSIDIARIES

                NOTES TO PRO FORMA FINANCIAL STATEMENTS ASSUMING

           THE PURCHASE OF ECI, INC., ONLINE SCOUTING NETWORK, INC.,
                           AND STUDENT SUCCESS, INC.
                                  (UNAUDITED)

1.  BUSINESS TRANSACTIONS

     The pro forma financial statements include three separate business acquisition transactions, two of which have not been consummated, as follows:

          a. The issuance of 550,809 shares of CollegeLink.com Incorporated ("CollegeLink") Common Stock and 234,771 shares of its Series B Convertible Preferred Stock ("Series B") pursuant to the merger of ECI, Inc. ("ECI") with and into CollegeLink's wholly-owned subsidiary CollegeLink Corporation ("CollegeLink Corporation"). As consideration for the acquisition, each of the issued and outstanding shares of the capital stock of ECI was exchanged for 1.2453 shares of Cytation Common Stock and .5308 shares of CollegeLink's Series B. In addition ECI shareholders received cash from Cytation for any fraction of a share remaining after the conversion which totaled $488.56.

          b. The proposed issuance of 225,000 shares of CollegeLink Common Stock pursuant to the merger of Online Scouting Network, Inc. ("OSN") with and into CollegeLink Corporation.

          c. The proposed issuance of shares of CollegeLink in the aggregate dollar amount of $4,500,000, the number of shares to be based on the offering price in this prospectus, plus $3,500,000 in cash, for the acquisition of Student Success, Inc. ("SSI")

2.  ACCOUNTING POLICY

     All acquisitions are being accounted for using the purchase method.

          a. The shares issued for the acquisition of ECI are recorded at the average fair market value on August 10, 1999, the date in which the merger transaction was consummated. The total dollar basis of the Common Stock and Series B recorded in the pro forma financial statements at June 30, 1999 was $2,838,732 and $3,500,000.

          b. The shares to be issued for the acquisition of OSN are recorded at the estimated average fair market value at the date at which the merger transaction is to be consummated. The total dollar basis of the Common Stock recorded in the pro forma financial statements at June 30, 1999 was $1,350,000.

          c. The acquisition cost of SSI is the shares to be issued recorded at $4,500,000 plus $3,500,000 of cash.


3.  GOODWILL (INCLUDING OTHER ACQUIRED ASSETS)



     The financial statements of CollegeLink will include the operations of ECI, OSN and SSI from the date of each actual acquisition. The excess of purchase price over designated assets has been temporarily classified as Goodwill (including Other Acquired Assets). CollegeLink intends to allocate these amounts to the specific assets acquired such as software, customer lists, customer agreements or goodwill when evaluations of such assets become available. Such allocations will be made within one year of the dates of acquisitions. Pending such allocations, for the purpose of the pro forma statements, amortization has been computed assuming a ten-year life.


4.  SETTLEMENT OF CLAIMS

     a. CollegeLink also assumed approximately $778,000 of ECI's liabilities in connection with the merger and settled a claim against ECI in exchange for 108,196 shares of CollegeLink Common Stock and 45,000 shares of Series B. The shares have been recorded in the pro forma financial statements at their average fair market value as of August 10, 1999.

                 COLLEGELINK.COM INCORPORATED AND SUBSIDIARIES

     b.  CollegeLink assumed liabilities of OSN totalling $450,000.

5.  ADJUSTMENTS TO PRO FORMA-ECI

     Adjustments to the pro forma financial statements are as follows:

          A. Issuance of shares of CollegeLink to former ECI shareholders recorded as indicated in Notes 2 and 4 above.

          B.  Estimated expenses of the transaction.

          C.  The elimination of intercompany receivables and payables.

          D.  Amortization of goodwill as indicated in Note 3 above.

6.  ADJUSTMENTS TO PRO FORMA-OSN

     Adjustments to the pro forma financial statements are as follows:

          A. Issuance of shares of CollegeLink to former OSN members recorded as indicated in Notes 2 and 4 above.

          B.  Estimated expenses of the transaction.

          C.  Amortization of goodwill as indicated in Note 3 above.

7.  SUBSEQUENT EVENT

     The Company sold Preferred Stock in September 1999 valued at $4,434,980.

8.  ADJUSTMENTS TO PRO FORMA-SSI

     Adjustments to the pro forma financial statements are as follows:

          A. Issuance of CollegeLink shares to former SSI shareholders as indicated in Note 2 above and payment of $3,500,000.

          B.  Estimated expenses of the transaction.

          C.  Amortization of goodwill as indicated in Note 3 above.

9.  PRO FORMA COMMON SHARES


     Pro forma common shares have been computed based on the CollegeLink.com shares outstanding, plus common shares issued on the acquisitions, assuming a $6.00 per share market value.


10.  FINANCIAL STATEMENT INFORMATION

     These financial statements should be read in conjunction with the historical financial statements and notes thereto of CollegeLink, ECI, OSN and SSI included elsewhere herein.

     The financial position and results may not be indicative of future activities of CollegeLink, ECI, OSN and SSI, or the results if the acquisitions had been made at the dates indicated.

     Loss per share is based upon the average shares outstanding for CollegeLink during the period and the equivalent shares of CollegeLink issued for the ECI and SSI shares outstanding.

     The financial statements of ECI, OSN and SSI have each been restated to a June 30 year-end.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
ECI, Inc.
Clinton, Massachusetts

     We have audited the accompanying balance sheets of ECI, INC., as of December 31, 1998, 1997 and 1996, and the related statements of operations, changes in stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ECI, Inc. as of December 31, 1998, 1997 and 1996, and the results of its operations, changes in stockholders' deficit, and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     As discussed in Note 14, the company has incurred recurring losses and accumulated deficit of $3,352,932. Liabilities exceed assets by $2,557,135. These conditions indicate that unless the Company obtains substantial additional financing resources, the Company may not be able to continue operations. The accompanying financial statements do not include any adjustments to the financial statements that might be necessary should the Company be unable to continue as a going concern.

                                          Paolilli & Jarek, LLC
                                          Certified Public Accountants

Chelmsford, MA
August 10, 1999

                                   ECI, INC.

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1997

                                                                 1998           1997
                                                              -----------    -----------
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $     3,439    $     6,311
  Deferred charges..........................................      101,750              0
                                                              -----------    -----------
          TOTAL CURRENT ASSETS..............................      105,189          6,311
FIXED ASSETS, NET...........................................       54,384         49,314
OTHER ASSETS................................................        2,313          2,313
                                                              -----------    -----------
                                                              $   161,886    $    57,938
                                                              ===========    ===========
                        LIABILITIES AND STOCKHOLDERS' (DEFICIT)
CURRENT LIABILITIES:
  Capital Lease Obligation -- current maturities............  $    63,320    $    34,540
  Note payable -- Credit Line...............................      125,000              0
  Notes payable -- Investors................................      477,000         95,000
  Notes payable -- Officer..................................      479,500        410,000
  Accounts payable..........................................      337,208        259,181
  Accrued interest..........................................      126,033         13,142
  Accrued expenses..........................................      167,946         75,000
                                                              -----------    -----------
          TOTAL CURRENT LIABILITIES.........................    1,776,007        886,863
                                                              -----------    -----------
LONG-TERM DEBT:
  Notes payable.............................................      742,878        742,878
  Accrued interest..........................................      167,054         92,959
  Capital lease obligation -- net of current portion........       33,082         31,844
                                                              -----------    -----------
                                                                  943,014        867,681
                                                              -----------    -----------
STOCKHOLDERS' (DEFICIT):
  Common stock, $.01 par value; 200,000 authorized 125,483
     shares issued and outstanding..........................        1,255          1,255
  Additional paid in capital................................      794,542        794,542
  Accumulated deficit.......................................   (3,352,932)    (2,492,403)
                                                              -----------    -----------
                                                               (2,557,135)    (1,696,606)
                                                              -----------    -----------
                                                              $   161,886    $    57,938
                                                              ===========    ===========

                       See notes to financial statements

                                   ECI, INC.

                            STATEMENTS OF OPERATIONS
                FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                            1998         1997         1996
                                                          ---------    ---------    ---------
REVENUES................................................  $ 101,949    $ 115,270    $  88,488
                                                          ---------    ---------    ---------
COSTS AND EXPENSES:
  Payroll and related costs.............................    449,210      440,854      408,038
  Software development..................................     51,812       56,000        7,206
  Promotional materials.................................     49,686       21,659      105,124
  Depreciation and amortization.........................     30,842       23,221       13,136
  Other costs...........................................    187,281      387,315      323,305
                                                          ---------    ---------    ---------
          Total costs and expenses......................    768,831      929,049      856,809
                                                          ---------    ---------    ---------
(LOSS) FROM OPERATIONS..................................   (666,882)    (813,779)    (768,321)
INTEREST EXPENSE........................................    193,647      101,835       25,247
                                                          ---------    ---------    ---------
NET LOSS................................................  $(860,529)   $(915,614)   $(793,568)
                                                          =========    =========    =========

                       See notes to financial statements

                                   ECI, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                      COMMON STOCK
                                   -------------------    ADDITIONAL                       TOTAL
                                   NUMBER OF     PAR       PAID-IN      ACCUMULATED    STOCKHOLDERS'
                                    SHARES      VALUE      CAPITAL        DEFICIT         DEFICIT
                                   ---------    ------    ----------    -----------    -------------
Balance, December 31, 1995.......   125,483     $1,255     $819,638     $  (783,221)    $    37,672
Shareholder distributions........                           (25,096)                        (25,096)
Net Loss.........................                                          (793,568)       (793,568)
                                    -------     ------     --------     -----------     -----------
Balance, December 31, 1996.......   125,483      1,255      794,542      (1,576,789)       (780,992)
Net Loss.........................                                          (915,614)       (915,614)
                                    -------     ------     --------     -----------     -----------
Balance, December 31, 1997.......   125,483      1,255      794,542      (2,492,403)     (1,696,606)
Net Loss.........................                                          (860,529)       (860,529)
                                    -------     ------     --------     -----------     -----------
Balance, December 31, 1998.......   125,483     $1,255     $794,542     $(3,352,932)    $(2,557,135)
                                    =======     ======     ========     ===========     ===========

                       See notes to financial statements

                                   ECI, INC.

                            STATEMENTS OF CASH FLOWS
                FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                            1998         1997         1996
                                                          ---------    ---------    ---------
CASH FLOWS FROM OPERATIONS:
  Cash received from customers..........................  $ 101,949    $  96,820    $  88,488
  Cash paid to suppliers and employees..................   (668,766)    (634,936)    (782,697)
  Interest received.....................................         --           --        2,609
  Interest paid.........................................     (6,661)     (17,956)      (3,025)
                                                          ---------    ---------    ---------
                                                           (573,478)    (556,072)    (694,625)
                                                          ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payment received on contingent installment
     agreement..........................................         --           --       14,800
  Acquisition of property and equipment.................     (1,583)      (2,642)      (3,570)
                                                          ---------    ---------    ---------
                                                             (1,583)      (2,642)      11,230
                                                          ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Sale of computer equipment............................         --       18,450           --
  Proceeds of debt financing............................    576,500      547,878      700,000
  Payments on capital lease obligation..................     (4,311)      (4,573)      (8,175)
  Distributions to shareholders.........................         --           --      (25,096)
                                                          ---------    ---------    ---------
                                                            572,189      561,755      666,729
                                                          ---------    ---------    ---------
NET INCREASE (DECREASE) IN CASH.........................     (2,872)       3,041      (16,666)
CASH AND CASH EQUIVALENTS -- BEGINNING,.................      6,311        3,270       19,936
                                                          ---------    ---------    ---------
CASH AND CASH EQUIVALENTS -- ENDING,....................  $   3,439    $   6,311    $   3,270
                                                          =========    =========    =========
Fixed assets acquired using financing lease.............  $  34,329    $  15,808    $  63,324
                                                          =========    =========    =========
RECONCILIATION OF NET LOSS TO CASH FLOWS FROM
  OPERATIONS:
NET LOSS:...............................................  $(860,529)   $(915,614)   $(793,568)
                                                          ---------    ---------    ---------
Adjustments to reconcile Net Loss to Cash Flows from
  Operations:
  Gain on sale of computer equipment....................         --      (18,450)          --
  Depreciation and amortization.........................     30,842       23,221       13,136
                                                          ---------    ---------    ---------
                                                             30,842        4,771       13,136
                                                          ---------    ---------    ---------
  (INCREASE) DECREASE IN ASSETS:
     Accounts receivable................................         --           --        2,609
     Deferred charges...................................   (101,750)       1,058       (1,058)
     Other assets.......................................         --           --       (2,313)
                                                          ---------    ---------    ---------
                                                            101,750        1,058         (762)
                                                          ---------    ---------    ---------
  INCREASE (DECREASE) IN LIABILITIES:
     Accounts payable...................................     78,027      222,762       36,419
     Accrued interest...................................    186,986       83,879           --
     Accrued expenses...................................     92,946       47,072       50,150
                                                          ---------    ---------    ---------
                                                            357,956      353,713       86,569
                                                          ---------    ---------    ---------
CASH FLOWS FROM OPERATIONS..............................  $(573,478)   $(556,072)   $(694,625)
                                                          =========    =========    =========

                       See notes to financial statements

                                   ECI, INC.

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     ECI, Inc. (the "Company") was founded in 1991. The Company's primary product is CollegeLink, a software system which enables students to apply to their college choices, and enables the college to receive that application information electronically. In October 1993, the Company sold essentially all of its assets to Enrollment Technologies, Inc.

     In May 1996, the Company bought the business back through an arrangement wherein Enrollment Technologies, Inc. retained an interest for future considerations as part of the purchase agreement. Since reacquiring the business, the Company has encountered difficulty in achieving user acceptance of its products. On August 10, 1999, CollegeLink.com Incorporated acquired the Company. Substantially all the outstanding shares of ECI, Inc. were exchanged for preferred and common shares of CollegeLink.com Incorporated.

     Prior to being acquired by CollegeLink.com Incorporated, all notes payable to investors and an officer were exchanged for common shares of ECI, Inc. Also, all outstanding stock purchase warrants and vested stock options were exchanged for common shares of ECI, Inc. at a price of $.01 per share.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

  Income Taxes

     The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in these financial statements.

  Depreciation

     Depreciation is provided for on a straight-line basis using the estimated useful lives of the related assets. The Company's fixed assets are comprised of office and computer equipment with estimated useful lives of three years (See
Note 2).

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Advertising Costs

     The Company expenses advertising costs as incurred. Expenses for advertising production costs are expensed at the beginning of each year's college application season which generally begins in the fall months.

                                   ECI, INC.

  Revenue Recognition

     Service revenues are recognized when the students' college application is processed. The Company requires payment at the time the application is processed.

  Software Costs

     The Company defers charging software development costs to expense during the college application season when the software is utilized. During 1998, the Company incurred $152,750 for software used during the 1998-1999 college application season. $51,000 was charged to expense during 1998, and $101,750 of software development costs will be charged to expense during the latter half of the college application season (January-April 1999).

NOTE 2.  FIXED ASSETS

     The Company's fixed assets consisted of:

                                                                1998       1997
                                                              --------    -------
Capitalized leases of office and computer equipment.........  $117,686    $81,774
Computer equipment..........................................     3,570      3,570
                                                              --------    -------
                                                               121,256     85,344
Less accumulated depreciation...............................    66,872     36,030
                                                              --------    -------
Fixed assets, net...........................................  $ 54,384    $49,314
                                                              ========    =======

NOTE 3.  CAPITAL LEASE OBLIGATIONS

     The Company is leasing office and computer equipment with lease terms through June 2003. The capital lease obligations have been recorded in the accompanying financial statements at the present value of future minimum lease payments, discounted at annual interest rates ranging from 10.25% to 67.6%. The capital leases are secured by the related office and computer equipment, with original costs totaling $117,686, and net book values of $53,690, $47,430, and $51,011 at December 31, 1998, 1997 and 1996, respectively.

     Future minimum lease payments under this capital lease, as of December 31, 1998, are as follows:

FOR THE YEAR ENDING DECEMBER 31,
--------------------------------
1999........................................................  $ 62,788
       2000.................................................    15,898
       2001.................................................     9,498
       2002.................................................     9,498
       2003.................................................     4,479
                                                              --------
                                                               102,161
Less amount representing interest...........................    (5,759)
                                                              --------
Present value of minimum lease payments.....................  $ 96,402
                                                              ========

NOTE 4.  NOTE PAYABLE -- CREDIT LINE

     This $125,000 note from Fleet National Bank accrues interest, and is payable monthly, at the Bank's Floating Prime Rate of Interest, which was 7.75% at December 31, 1998. This note matured on July 2,

                                   ECI, INC.

1999, and is collateralized by the personal guarantee and assets of Theodore G. Johnson, a director of the Company.

NOTE 5.  NOTES PAYABLE -- INVESTORS

     These investor notes accrued interest at a 12% annual rate. As discussed in
Note 1, these notes were exchanged for common stock of the Company. These notes included $215,000 in debt obligations due Theodore G. Johnson, a director of the Company.

NOTE 6.  NOTES PAYABLE -- OFFICER

     These 17 notes from Gerald A. Paxton, totaling $479,500, accrue interest at a 12% annual rate.

NOTE 7.  NOTES PAYABLE

     On May 16, 1996, the Company entered into a line of credit financing arrangement provided by USA Group. The credit facility is comprised of two notes totaling $742,878 as follows:

CREDIT NOTE I

     This note bears interest at the Base Rate of NBD Bank, N.A., Indianapolis, Indiana, plus 100 Basis Point. Principal and accrued interest is payable monthly over a fifteen-year amortization period beginning January 1, 2001. At December 31, 1998, this note accrued interest at an annual rate of 8.75%

CREDIT NOTE II

     This note bears interest at the Base Rate of NBD Bank, N.A., Indianapolis, Indiana, plus 200 Basis Points. Accrued interest is payable monthly during the term of this note and the balance. Both principal and accrued interest is due on December 31, 2000. At December 31, 1998, this note accrued interest at an annual rate of 9.75%.

     These notes are secured by intellectual properties acquired from Enrollment Technologies, Inc. on May 16, 1996.

     Maturities of principal amounts due on these notes are as follows:

              FOR THE YEAR ENDING DECEMBER 31,
              --------------------------------
1999........................................................  $      0
2000........................................................   142,878
2001........................................................    40,000
2002........................................................    40,000
2003........................................................    40,000
Thereafter..................................................   480,000
                                                              --------
                                                              $742,878

NOTE 8.  LEASE COMMITMENT

     The Company leases an office suite at 55 Green Street, Clinton, Massachusetts. The lease currently provides for monthly rentals of $2,313, and may be terminated with 30 days notice. Rent expense for the years ended December 31, 1998, 1997 and 1996, was $27,800, $27,800, and $20,085, respectively.

                                   ECI, INC.

NOTE 9.  STOCK OPTION PLAN

     The Company established the 1992 Stock Plan (the "Plan") which provides for the granting of incentive and non-qualified stock options to employees and other individuals performing services for the Company. The Board of Directors (the "Board") is responsible for the administration of the Plan. The Board determines the term of each option, option price,number of shares for which each option is granted, whether restrictions will be imposed on the shares subject to options, and the rate at which each option is exercisable. The exercise price for incentive stock options granted may not be less than 100% of the fair market value per share of the underlying common stock on the date granted (110% for options granted to holders of more than 10% of the voting stock of the Company). The Board shall determine the exercise price for non-qualified options.

     The terms of non-qualified stock options granted under the Plan generally cannot exceed ten years. The term of incentive stock options granted cannot exceed ten years (five years for options granted to holders of more than 10% of the voting stock of the Company).

     The Plan allows for issuance of up to 35,000 shares of common stock. At December 31, 1998, 4,778 shares were available for future grant.

     A summary of the option activity under the Plan is as follows:

                                                              NUMBER OF
                                                               SHARES
                                                              ---------
Outstanding at December 31, 1995............................        0
Granted during 1996.........................................    3,910
Granted during 1997.........................................   15,250
Lapsed during 1997..........................................     (660)
                                                               ------
Outstanding at December 31, 1997............................   18,500
Granted during 1998.........................................   11,022
                                                               ------
Outstanding at December 31, 1998............................   29,522
                                                               ======

     Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-based Compensation", requires the disclosure of pro forma information on the fair value of options to purchase stock, and the impact on earnings of any compensatory value associated with the difference in option grant prices and the fair value of the optioned stock shares. Management believes that it is virtually impossible to reasonably estimate the fair values of outstanding options to purchase common shares at December 31, 1998, and therefore has not disclosed information about such values, which would otherwise be required by SFAS No. 123.

NOTE 10.  STOCK PURCHASE WARRANTS

     The Company granted stock purchase warrants to investors who provided debt financing described in Note 5. In aggregate, warrants for the purchase of 63,278 shares of the Company's $.01 par value common stock were granted. 611 warrants were granted for a share price of $20.45. 36,200 warrants were granted for a share price defined as "50% of the per share price paid by a major investor at the next equity finance". The remaining 26,467 warrants were granted for a share price equal to "100% of the per share price paid by a major investor at the next equity financing".

NOTE 11.  LICENSE AGREEMENT

     The Company entered into a license agreement effective May 16, 1996, for an exclusive, royalty bearing, nontransferable license for certain software, know-how, and trademarks for CollegeLink and

                                   ECI, INC.

IntroApp intellectual properties. The initial license term expires on December 31, 2000, and the license agreement automatically renews for successive one-year terms thereafter.

     A license fee is payable as follows:

          a. For years ending through December 31, 2000, the license fee shall be equal to the lesser of (i) 9% of the net revenues earned by the Company, or (ii) the Company's net income for the year.

          b. For the years ending December 31, 2001 and thereafter, the license fee shall be the lesser of the Company's net income, or the applicable percentage of net revenues as shown in the following table:

                   YEAR ENDING                      APPLICABLE
                   DECEMBER 31,                     PERCENTAGE
                   ------------                     ----------
2001..............................................      12%
2002..............................................      11%
2003..............................................      10%
2004..............................................       9%
2005 and thereafter...............................       8%

     On August 10, 1999, this license agreement was terminated in connection with the merger of the Company into CollegeLink.com Incorporated.

NOTE 12.  RETIREMENT PLAN

     On July 12, 1996, the Company established a profit sharing plan and trust in accordance with Section 401(K) of the Internal Revenue Code. Company matching and non-matching contributions are determined annually by the Company's Board of Directors. The Company has not elected to make any matching or non-matching contributions to the plan.

NOTE 13.  RELATED PARTY TRANSACTIONS

     As discussed in Notes 5 and 6, the Company has debt obligations from two related parties. Interest charges on those debt instruments totaled $74,261 and $26,980 for the years ended December 31, 1998 and 1997, respectively.

NOTE 14.  GOING CONCERN

     The Company has incurred recurring operating losses since inception and has an accumulated deficit at December 31, 1998 of $3,352,932. Liabilities exceed assets by $2,557,135. These conditions indicate that unless the Company obtains substantial additional financing resources, the Company may not be able to continue operations. The accompanying financial statements do not include any adjustments to the financial statements that might be necessary should the Company be unable to continue as a going concern.

                                   ECI, INC.

                                 BALANCE SHEETS


                                                               JUNE 30,      DECEMBER 31,
                                                                 1999            1998
                                                              -----------    ------------
                                                              (UNAUDITED)
                                         ASSETS
CURRENT ASSETS:
  Cash......................................................  $     2,258    $     3,439
  Advances..................................................      108,547             --
                                                              -----------    -----------
          TOTAL CURRENT ASSETS..............................      110,805          3,439
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $82,293 and $66,872, respectively.........................       56,876         54,384
SOFTWARE DEVELOPMENT net of accumulated amortization of
  $152,750 and $51,000, respectively........................           --        101,750
OTHER ASSETS................................................        3,213          2,313
                                                              -----------    -----------
                                                              $   170,895    $   161,886
                                                              ===========    ===========

                         LIABILITIES AND SHAREHOLDERS' (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................  $   312,531    $   337,208
  Accrued expenses..........................................      610,103        167,946
  Accrued interest-officer..................................       94,220        126,033
  Leases payable............................................       33,644         63,320
  Notes payable investors...................................      465,286        477,000
  Notes payable officer.....................................      482,292        479,500
  Long-term debt-current portion............................       40,000        125,000
                                                              -----------    -----------
          TOTAL CURRENT LIABILITIES.........................    2,038,076      1,776,007
LONG-TERM DEBT, net of current maturities...................      912,188        943,014
SHAREHOLDERS' (DEFICIT):
  Common stock, $.01 par value; 200,000 authorized, 125,483
     shares issued and outstanding..........................        1,255          1,255
  Additional paid-in capital................................      995,542        794,542
  Accumulated (deficit).....................................   (3,776,167)    (3,352,932)
                                                              -----------    -----------
                                                               (2,779,370)    (2,557,135)
                                                              -----------    -----------
                                                              $   170,895    $   161,886
                                                              ===========    ===========


                       See notes to financial statements.

                                   ECI, INC.

                            STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)


REVENUES....................................................  $  38,302
                                                              ---------
EXPENSES:
  Payroll, payroll taxes and related benefits...............    224,605
  Depreciation and amortization.............................     15,421
  Other general and administrative expenses.................    239,016
                                                              ---------
                                                                479,041
                                                              ---------
LOSS FROM OPERATIONS........................................   (440,739)
INTEREST EXPENSE............................................    107,500
                                                              ---------
NET LOSS....................................................  $(548,239)
                                                              =========

                       See notes to financial statements.

                                   ECI, INC.

                            STATEMENT OF CASH FLOWS
                         SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(548,239)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................    117,171
  Increase (decrease) to cash attributable to changes in
     assets and liabilities:
     Prepaid expenses and other assets......................   (109,447)
     Accounts payable.......................................    (87,435)
     Accrued expenses.......................................    535,348
                                                              ---------
     NET CASH USED IN OPERATING ACTIVITIES..................    (92,602)
                                                              ---------
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of furniture and equipment.......................    (17,913)
                                                              ---------
     NET CASH USED IN INVESTING ACTIVITIES..................    (17,913)
                                                              ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Receipts/payments of long-term debt.......................    (82,744)
  Receipts/payments of notes payable........................     (8,922)
  Increase in additional paid-in capital....................    201,000
                                                              ---------
     NET CASH PROVIDED BY FINANCING ACTIVITIES..............    109,334
                                                              ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................     (1,181)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............      3,439
                                                              ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $   2,258
                                                              =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
     Interest...............................................  $      --
                                                              =========

                       See notes to financial statements.

                                    ECI, INC

                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 30, 1999
                                  (UNAUDITED)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements include the accounts of ECI, Inc. ("the Company"). Such statements have been prepared by the Company, without audit, pursuant to the Rules and Regulations of the SEC and reflect all adjustments (which include only normal recurring adjustments) which are necessary to present a fair statement of the results for the interim period reported. Certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the Company's audited financial statements and notes thereto for the years ended December 31, 1998, 1997 and 1996.

NOTE 2.  BUSINESS

     On August 10, 1999, CollegeLink.com Incorporated ("CollegeLink.com") acquired the Company. Substantially all the outstanding shares of the Company were exchanged for preferred and common shares of CollegeLink.com.

     Prior to being acquired by CollegeLink.com, all notes payable to investors and an officer were exchanged for common shares of the Company. Also, all outstanding stock purchase warrants and vested stock options were exchanged for common shares of the Company at a price of $0.01 per share.

                          INDEPENDENT AUDITOR'S REPORT

Managing Members
Online Network, L.L.C.
T/A Online Scouting Network

     We have audited the accompanying balance sheets of Online Network, L.L.C. T/A Online Scouting Network (the "Company") as of September 30, 1998 and 1997, and the related statements of operations and cash flows for each of the two years ended September 30, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the two years ended September 30, 1998 and 1997 in conformity with generally accepted accounting principles.

                                          Radin, Glass & Co., LLP
                                          Certified Public Accountants

New York, New York
October 1, 1999

                             ONLINE NETWORK, L.L.C.

                                 BALANCE SHEETS

                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
                                       ASSETS
CURRENT ASSETS:
  Cash......................................................  $     520    $  49,276
  Accounts receivable.......................................         --       26,025
  Prepaid expenses..........................................         --       29,787
  Other assets..............................................      1,725        8,564
                                                              ---------    ---------
          TOTAL CURRENT ASSETS..............................      2,245      113,652
PROPERTY AND EQUIPMENT, net of accumulated depreciation.....     94,997      134,409
SOFTWARE DEVELOPMENT, net of accumulated amortization of
  $56,754 and $30,532, respectively.........................     74,048      100,270
OTHER ASSETS................................................      7,920        8,326
                                                              ---------    ---------
                                                              $ 179,210    $ 356,657
                                                              =========    =========

                         LIABILITIES AND MEMBERS' (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................  $ 262,313    $ 239,693
  Accrued expenses..........................................     81,406       53,220
  Payroll and payroll taxes payable.........................    323,234      140,070
  Due to managing members...................................      9,171        5,000
  Deferred revenue..........................................     87,748      102,654
  Long-term debt-current portion............................    111,058       53,967
                                                              ---------    ---------
          TOTAL CURRENT LIABILITIES.........................    874,930      594,604
LONG-TERM DEBT, net of current maturities...................    252,190      269,366
COMMITMENTS AND CONTINGENCIES...............................         --           --
MEMBERS' DEFICIT............................................   (947,910)    (507,313)
                                                              ---------    ---------
          TOTAL MEMBERS' EQUITY (DEFICIT)...................   (947,910)    (507,313)
                                                              ---------    ---------
                                                              $ 179,210    $ 356,657
                                                              =========    =========

                       See notes to financial statements

                             ONLINE NETWORK, L.L.C.

                            STATEMENTS OF OPERATIONS

                                                              YEAR ENDED SEPTEMBER 30,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
REVENUES....................................................  $ 325,134     $ 132,610
GENERAL AND ADMINISTRATIVE EXPENSES.........................    720,671       907,577
                                                              ---------     ---------
LOSS FROM OPERATIONS........................................   (395,537)     (774,967)
INTEREST EXPENSE............................................     45,060        24,056
                                                              ---------     ---------
NET LOSS....................................................   (440,597)     (799,023)
MEMBERS' (DEFICIT) -- beginning of the year.................   (507,313)      291,710
                                                              ---------     ---------
MEMBERS' (DEFICIT) -- end of year...........................  $(947,910)    $(507,313)
                                                              =========     =========

                       See notes to financial statements.

                             ONLINE NETWORK, L.L.C.

                            STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED SEPTEMBER 30,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(440,597)    $(799,023)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................     65,634        64,871
     Write off of organization expenses.....................         --        31,710
  Increase (decrease) to cash attributable to changes in
     assets and liabilities:
     Accounts receivable....................................     26,025       (26,025)
     Prepaid expenses.......................................     29,787       (29,787)
     Other assets...........................................      7,246        10,939
     Accounts payable.......................................     22,618       111,566
     Accrued expenses.......................................     28,187        40,469
     Accrued payroll and payroll taxes payable..............    183,164       120,412
     Deferred revenues......................................    (14,906)      102,654
                                                              ---------     ---------
       NET CASH USED IN OPERATING ACTIVITIES................    (92,842)     (372,214)
                                                              ---------     ---------
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of software development..........................         --       (41,606)
  Purchase of equipment.....................................         --        (3,876)
                                                              ---------     ---------
       NET CASH USED IN INVESTING ACTIVITIES................         --       (45,482)
                                                              ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Due to managing members...................................      4,171         5,000
  Members' contributions....................................         --        90,000
  Receipts/payments of debt.................................     39,915       253,250
                                                              ---------     ---------
       NET CASH PROVIDED BY FINANCING ACTIVITIES............     44,086       348,250
                                                              ---------     ---------
NET DECREASE IN CASH........................................    (48,756)      (69,446)
CASH AT BEGINNING OF PERIOD.................................     49,276       118,722
                                                              ---------     ---------
CASH AT END OF PERIOD.......................................  $     520     $  49,276
                                                              =========     =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the period for:
     Interest...............................................  $   9,343     $  10,760
                                                              =========     =========

                       See notes to financial statements.

                             ONLINE NETWORK, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS
                    YEARS ENDED SEPTEMBER 30, 1998 AND 1997

1.  BUSINESS

     Online Network, L.L.C. T/A Online Scouting Network (the "Company") was organized in November 1995 under the laws of Delaware. It was organized to create the Online Scouting Network, a nationwide online database of high school student-athletes for use by colleges and universities as an athletic recruiting tool.

     In August 1999, the Company reorganized as a "C" corporation in contemplation of a private placement of its securities. Since then, the Company has abandoned the private placement and has presently agreed to be acquired by another company subject to the execution of definitive agreements.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a. Basis of Presentation -- The preparation of financial statements in accordance with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     b. Property and Equipment -- Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years for equipment, software and furniture.

     c. Software Development Costs -- The Company capitalizes software development costs in accordance with SFAS 86. The Company capitalized approximately $42,000 in the year ended September 30, 1997. The Company did not capitalize any software development costs during the year ended September 30, 1998.

     Amortization included in the accompanying financial statements for years ended September 30, 1998 and 1997 was approximately $26,000 and $25,000 respectively.

     d. Value of Financial Instruments -- The carrying amounts reported in the balance sheet for cash, trade receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments.

     e. Income Taxes -- The results of limited liability company operation are included on the income tax return of each member. Accordingly, no provision for income taxes is included in these financial statements.

     f. Revenue Recognition -- Revenues consist of yearly contracts which are being recognized on a straight-line basis over the twelve month period of the contract.

     g. Accounting for Long-Lived Assets -- The Company reviews long-lived assets, certain identifiable assets and any goodwill related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. At September 30, 1998 and 1997 respectively, the Company believes that there has been no impairment of long-lived assets.

     h. Advertising Costs -- Advertising costs are expensed as incurred. Advertising expense amounted to approximately $36,000 and $75,000 for the years ended September 30, 1998 and 1997, respectively.

     i. Costs of Start-Up Activities -- The Company has adopted Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities". This statement requires costs of start-up activities and organization

                             ONLINE NETWORK, L.L.C.

costs to be expensed as incurred. The Company, since inception, has incurred start-up costs totaling approximately $38,000. In January 1996 through September 1996 the Company amortized start-up costs using the straight-line method over a five-year life. In the year ended September 30, 1997, the Company expensed the remaining balance of approximately $32,000.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at September 30:

                                                                1998        1997
                                                              --------    --------
Computer and office equipment...............................  $162,069    $162,069
Software....................................................    29,911      29,911
Furniture and fixtures......................................     7,111       7,111
                                                              --------    --------
                                                               199,091     199,091
Accumulated depreciation....................................   104,094      64,682
                                                              --------    --------
                                                              $ 94,997    $134,409
                                                              ========    ========

4.  LONG-TERM DEBT

     Long-term debt consists of the following at September 30:

                                                                1998        1997
                                                              --------    --------
Loan payable to bank due in April 1999, payable monthly at
  $2,417 plus interest at prime plus 1%, personally
  guaranteed by three managing members and collateralized by all assets of the Company. The loan was called and a
  lawsuit filed against the Company in August 1998. The
  Company paid the remaining balance in August 1999.........   $29,000     $48,333
Note to a vendor, payable in January 2000, interest accrues
semiannually at prime plus 4% and 10% warrant coverage. As
of August 31, 1999, the cash due, including accrued interest is $43,519 along with warrants on common shares of the
Company's stock of value $19,392............................    38,250          --
Notes payable to members, payable in 48 monthly installments of $408 including interest at 10% per annum, commencing in
  March 2003. Unpaid principal and accrued interest is due
  February 2007. Interest is accrued annually on the unpaid
  principal balance and may be capitalized as part of the
  principal as the date of repayment commences at the option
  of the Company............................................    70,000      60,000
Note payable to a member. Original terms of the note
  required monthly installments of $2,125 including interest at 10%, commencing in April 1997. Unpaid principal and any accrued interest are due in March 2002. Per verbal
  agreement with investor, no payments are being made
  because of capital constraints on the Company. Interest is
  accrued annually on the unpaid balance....................   100,000     100,000
Note payable to an individual. Interest is accrued annually
  on the unpaid principal balance...........................    50,000      50,000
Note payable to a managing member. Interest is accrued
  annually on the unpaid principal balance..................    45,998      35,000

                             ONLINE NETWORK, L.L.C.

                                                                1998        1997
                                                              --------    --------
Notes payable to managing members, payable in 48 monthly
installments of $613 including interest at 10%, commencing
in March 2003. Unpaid principal and any accrued interest are due in February 2007. Interest is accrued annually on the
unpaid principal balance....................................    30,000      30,000
                                                              --------    --------
  Total.....................................................   363,248     323,333
  Less current maturities...................................   111,058      53,967
                                                              --------    --------
  Long-term debt, net of current maturities.................  $252,190    $269,366
                                                              ========    ========

     The maturities of long-term debt for the five years after September 30, 1998 are approximately as follows: 1999 -- $111,000; 2000 -- $21,000;
2001 -- $23,000; 2002 -- $12,000; 2003 -- $49,000, and thereafter $147,000.

4.  COMMITMENTS AND CONTINGENCIES

     a. Rent expense under all operating leases was approximately $15,000 and $18,000 for the years ended September 30, 1998 and 1997, respectively. The Company leased office space for $1,463 per month for year ended September 30, 1997 and for the first seven months of the year ended September 30, 1998. The Company has a verbal agreement to continue to lease this office space on a month to month basis at $1,500 per month.

     b. The Company leases various equipment under a three-year lease expiring in December 1999. Monthly payments under the current leases for the years ended September 30, 1998 and 1997 were approximately $1,100, respectively.

     c. The Company is a defendant in a lawsuit with a bank for defaulting on the payments under the terms of a promissory note and a credit card account with the bank. The suit asks for payment in full of the note and credit card account plus interest, damages, attorneys' fees and costs of the suit. The three principal members of the Company guaranteed this note. The total amount of the claim including damages, attorney fees and costs of the suit are not readily determinable. The principal balance on the note, accrued interest and the credit card balance are recorded in the financial statements. The remaining balance of the note was paid by the Company in August 1999.

     d. Three of the managing members had agreements with the Company to provide managerial services to the Company for a three-year period expiring in December 1998. Compensation for these services was $48,000 to each member annually.

     e. A managing member, under an agreement dated November 1995, has the right to acquire an additional 3.6232% interest in ownership of the Company. This will dilute the percentages owned by the other members. Each percentage acquired will require the payment of $21,000 to the Company.

     f. No member or manager of the Company is liable for any obligation of the Company or any other member or manager, unless personally guaranteed by the member or manager through a separate document.

5.  OPERATIONS

     The Company adopted SFAS No 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. Under

                             ONLINE NETWORK, L.L.C.

SFAS No. 131, the Company's operations are treated as one operating segment because it only reports profit and loss information to the chief operating decision maker of the Company on an aggregate basis. Information about the Company's sales and major customers are as follows at September 30:

                                                                1998        1997
                                                              --------    --------
SALES
Group high school sales.....................................  $303,781    $ 82,861
  Individual sales..........................................    19,096      40,394
  Other.....................................................     2,257       9,355
                                                              --------    --------
          Total Sales.......................................  $325,134    $132,610
                                                              ========    ========

     No customer accounted for more than ten percent of the revenues of the Company in each of the two years ended September 30, 1998 and 1997, respectively.

6.  SUBSEQUENT EVENTS

     The Company is in the process of negotiating a merger transaction with CollegeLink.com Incorporated which is expected to be completed during the calendar year 1999.

                             ONLINE NETWORK, L.L.C.

                                 BALANCE SHEETS

                                                               JUNE 30,      SEPTEMBER 30,
                                                                 1999            1998
                                                              -----------    -------------
                                                              (UNAUDITED)
                                          ASSETS
CURRENT ASSETS:
  Cash......................................................  $     2,410      $     520
  Accounts receivable.......................................           --             --
  Prepaid expenses..........................................           --             --
  Other assets..............................................        1,725          1,725
                                                              -----------      ---------
          TOTAL CURRENT ASSETS..............................        4,135          2,245
PROPERTY AND EQUIPMENT......................................       65,439         94,997
SOFTWARE DEVELOPMENT........................................       54,428         74,048
OTHER ASSETS................................................        7,616          7,920
                                                              -----------      ---------
                                                              $   131,618      $ 179,210
                                                              ===========      =========
                            LIABILITIES AND MEMBERS' (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................  $   291,548      $ 262,313
  Accrued expenses..........................................       82,906         81,406
  Payroll and payroll taxes payable.........................      430,889        323,234
  Due to managing members...................................        9,171          9,171
  Deferred revenue..........................................       87,748         87,748
  Long-term debt-current portion............................      131,361        111,058
                                                              -----------      ---------
          TOTAL CURRENT LIABILITIES.........................    1,033,623        874,930
LONG-TERM DEBT, net of current maturities...................      247,587        252,190
COMMITMENTS AND CONTINGENCIES...............................           --
MEMBERS' (DEFICIT)..........................................   (1,149,592)      (947,910)
                                                              -----------      ---------
          TOTAL MEMBERS' (DEFICIT)..........................   (1,149,592)      (947,910)
                                                              -----------      ---------
                                                              $   131,618      $ 179,210
                                                              ===========      =========

                       See notes to financial statements.

                             ONLINE NETWORK, L.L.C.

                            STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

REVENUES....................................................  $  71,319
GENERAL AND ADMINISTRATIVE EXPENSES.........................    244,688
                                                              ---------
LOSS FROM OPERATIONS........................................   (173,369)
INTEREST EXPENSE............................................     28,313
                                                              ---------
NET LOSS....................................................  $(201,682)
                                                              =========

                       See notes to financial statements.

                             ONLINE NETWORK, L.L.C.

                            STATEMENT OF CASH FLOWS
                        NINE MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(201,682)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................     49,482
  Increase (decrease) to cash attributable to changes in
     assets and liabilities:
     Accounts payable.......................................     29,235
     Accrued expenses.......................................      1,500
     Accrued payroll and payroll taxes payable..............    107,655
                                                              ---------
       NET CASH USED IN OPERATING ACTIVITIES................    (13,810)
                                                              ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Receipts/payments of debt.................................     15,700
                                                              ---------
       NET CASH PROVIDED BY FINANCING ACTIVITIES............     15,700
                                                              ---------
NET INCREASE IN CASH........................................      1,890
CASH AT BEGINNING OF PERIOD.................................        520
                                                              ---------
CASH AT END OF PERIOD.......................................  $   2,410
                                                              =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
     Interest...............................................  $      --
                                                              =========

                       See notes to financial statements.

                             ONLINE NETWORK, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 30, 1999
                                  (UNAUDITED)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements include the accounts of Online Network, L.L.C. ("the Company"). Such statements have been prepared by the Company, without audit, pursuant to the Rules and Regulations of the SEC and reflect all adjustments (which include only normal recurring adjustments) which are necessary to present a fair statement of the results for the interim period reported. Certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the Company's audited financial statements and notes thereto for the years ended September 30, 1998 and 1997.

NOTE 2.  BUSINESS

     In August 1999, the Company reorganized as a "C" corporation in comtemplation of a private placement of its securities. Since then, the Company has abandoned the private placement and has presently agreed to be acquired by CollegeLink.com Incorporated subject to the execution of a definitive agreement.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Student Success, Inc.
Cincinnati, Ohio

     We have audited the accompanying balance sheets of Student Success (a Division of Graphic Management Corporation) as of December 31, 1998 and 1997, and the related statements of income and changes in division equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Student Success (a Division of Graphic Management Corporation) as of December 31, 1998 and 1997, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Schenck & Associates SC

Green Bay, Wisconsin
October 11, 1999

                                STUDENT SUCCESS
                  A DIVISION OF GRAPHIC MANAGEMENT CORPORATION

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                                1998         1997
                                                              ---------    ---------
                                       ASSETS
CURRENT ASSETS:
  Cash......................................................  $ 208,343    $  96,319
  Accounts receivable.......................................    102,981        5,024
  Prepaid expenses..........................................     18,372       20,280
                                                              ---------    ---------
          TOTAL CURRENT ASSETS..............................    329,696      121,623
PROPERTY AND EQUIPMENT
  Leasehold improvement.....................................      2,678           --
  Office and computer equipment.............................     12,152           --
                                                              ---------    ---------
                                                                 14,830           --
                                                              ---------    ---------
  Less accumulated depreciation.............................        247           --
                                                              ---------    ---------
                                                                 14,583           --
INTANGIBLE, net of accumulated amortization 1998 $8,638;
  1997 $5,308...............................................     41,362       44,695
                                                              ---------    ---------
                                                              $ 385,641    $ 166,318
                                                              =========    =========

                          LIABILITIES AND DIVISION EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  27,611    $      --
  Deferred revenue..........................................    200,000       50,000
                                                              ---------    ---------
          TOTAL CURRENT LIABILITIES.........................    227,611       50,000
DIVISION EQUITY
  Long-term working capital advanced by parent
     corporation............................................    569,183      367,137
  Accumulated losses from operations........................   (411,153)    (250,819)
                                                              ---------    ---------
                                                                158,030      116,318
                                                              ---------    ---------
                                                              $ 385,641    $ 166,318
                                                              =========    =========

                       See notes to financial statements.

                                STUDENT SUCCESS
                  A DIVISION OF GRAPHIC MANAGEMENT CORPORATION

              STATEMENTS OF INCOME AND CHANGES IN DIVISION EQUITY
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                1998         1997
                                                              ---------    ---------
Revenue.....................................................  $ 345,019    $  76,982
Operating expenses..........................................    505,353      300,358
                                                              ---------    ---------
     Net loss...............................................   (160,334)    (223,376)
Long-term working capital advanced by parent company........    202,046      291,944
Division equity, beginning..................................    116,318       47,750
                                                              ---------    ---------
Division equity, ending.....................................  $ 158,030    $ 116,318
                                                              =========    =========

                       See notes to financial statements.

                                STUDENT SUCCESS
                  A DIVISION OF GRAPHIC MANAGEMENT CORPORATION

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                1998         1997
                                                              ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $(160,334)   $(223,376)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Amortization...........................................      3,333        3,055
     Depreciation...........................................        247           --
     Deferred revenues......................................    150,000       50,000
     Changes in operating assets and liabilities:
       Accounts receivable..................................    (97,957)      (5,024)
       Prepaid expenses.....................................      1,908      (20,280)
       Accounts payable.....................................     27,611           --
                                                              ---------    ---------
       Net cash used in operating activities................    (75,192)    (195,625)
                                                              ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................    (14,830)          --
                                                              ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Long-term working capital advanced by parent company......    202,046      291,944
                                                              ---------    ---------
          Increase in cash..................................    112,024       96,319
Cash:
  Beginning.................................................     96,319           --
                                                              ---------    ---------
  Ending....................................................  $ 208,343    $  96,319
                                                              =========    =========

                       See notes to financial statements.

                                STUDENT SUCCESS
                  A DIVISION OF GRAPHIC MANAGEMENT CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business

     Student Success (d/b/a Making College Count) is a national training and advisory organization that teaches college-bound students how to succeed in college and prepare themselves throughout their academic career to maximize their opportunities upon graduation. A primary source of funding is generated through corporate sponsorship.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     A summary of the Division's significant accounting policies follows:

  Reporting Entity

     This entity is a Division of Graphic Management Corporation (GMC). These financial statements include only the accounts of the Division referred to as Student Success.

  Revenue Recognition

     The major source of revenue comes from corporate sponsorships. Under annual contracts, the sponsors agree to compensate the Division for promotion to program participants through distributed literature and other means of exposure.

     Deferred revenue liability represents amount billed or received for which programs have yet to be presented.

  Property and equipment:

     Property and equipment is stated at cost. Depreciation is computed principally by straight-line methods over the estimated useful lives of the assets.

  Intangible:

     Intangible asset consists of rights to the "Making College Count Program." These rights were acquired in 1996 for $50,000 and are being amortized over 15 years using the straight-line method.

  Income taxes:

     GMC has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, as a Division of GMC, the financial statements do not include a provision for income taxes because the Division does not incur federal or state income taxes. Instead, its earnings and losses are included in the stockholders' personal income tax returns and are taxed based on their personal tax strategies.

                                STUDENT SUCCESS
                  A DIVISION OF GRAPHIC MANAGEMENT CORPORATION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2.  PROFIT-SHARING PLAN

     GMC maintains a qualified 401(k) retirement savings plan that covers substantially all employees including employees of the Division. The Plan allows the Division's employees to make voluntary contributions to the Plan. The Division's contribution to the Plan includes a match of 25% of the first 5% of employees' elective deferrals, and may include a discretionary contribution as determined by the Board of Directors. Division contributions to the Plan for 1998 and 1997 were $1,411 and $5,082, respectively.

NOTE 3.  TRANSACTIONS WITH PARENT CORPORATION

     Certain operating expenses are allocated to the Division from GMC in the ordinary course of business. Additionally, certain expenses have been absorbed by GMC which would be ordinary expenses of the Division if it was operating independently. Such expenses include, but may not be limited to, rent, utilities, clerical support and certain operating overhead expenses.

NOTE 4.  SPONSORSHIP CONTRACTS

     As of December 31, 1998, the Division had secured commitments for approximately $1,250,000 of sponsorship revenue representing eight contracts. Terms of the promotional agreements limit the number of sponsorship contracts to eight during the contract period ending August 31, 1999. Through December 31, 1998, no revenues had been recognized under these contracts, as program presentation commenced in 1999.

NOTE 5.  CONCENTRATION OF CREDIT RISK

     The Division maintains a bank account at one financial institution. At December 31, 1998, the Division had approximately $103,000 in its account in excess of federally insured limits.

NOTE 6.  SUBSEQUENT EVENTS

     Effective January 1, 1999, the assets of the Division were sold to a newly created S corporation.

                 COLLEGELINK.COM INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                              SEPTEMBER 30,     JUNE 30,
                                                                  1999            1999
                                                              -------------    -----------
                                                                      (UNAUDITED)
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $ 4,303,222     $ 1,371,000
  Accounts receivable, net of allowance for doubtful
     accounts of $10,000 and $30,000, respectively..........       218,101         100,163
  Prepaid expenses and other assets.........................       117,714          85,349
                                                               -----------     -----------
     TOTAL CURRENT ASSETS...................................     4,639,037       1,556,512
FURNITURE AND EQUIPMENT, net of accumulated depreciation of
  $287,896 and $201,422, respectively.......................       291,296         250,484
GOODWILL (including Other Acquired Assets), net of
  amortization of $91,990 and $0, respectively..............     8,187,076              --
OTHER ASSETS................................................        64,213              --
                                                               -----------     -----------
                                                               $13,181,622     $ 1,806,996
                                                               ===========     ===========
                          LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................   $   460,012     $   278,372
  Accrued payroll...........................................       124,119          84,725
  Accrued expenses..........................................       385,189          32,247
  Unearned revenue..........................................            --          35,000
                                                               -----------     -----------
     TOTAL CURRENT LIABILITIES..............................       969,320         430,344
DEFERRED RENT CREDIT........................................        10,171
COMMITMENTS AND CONTINGENCIES...............................            --              --
SHAREHOLDERS' DEFICIT:
  Series A Convertible Preferred Stock, $4.00 stated value,
     $0.01 par value, authorized 2,500,000 shares, issued
     and outstanding 890,000 and shares 775,000 shares,
     respectively...........................................     3,534,980       3,100,000
  Series B Convertible Preferred Stock, $7.625 stated value,
     $0.01 par value, authorized 300,000 shares, issued and
     outstanding 279,771 shares.............................     4,175,000              --
  Series C Convertible Preferred Stock, $4.00 stated value,
     $0.01 par value, authorized 1,000,000 shares, issued
     and outstanding 1,000,000 shares.......................     4,000,000              --
  Common stock, $.001 par value, authorized 100,000,000 and
     100,000,000 shares, issued and outstanding 9,846,340
     and 5,260,736 shares, respectively.....................         9,846           9,152
  Additional paid-in capital................................     6,035,664       2,459,718
  Accumulated deficit.......................................    (5,553,359)     (4,192,218)
                                                               -----------     -----------
     TOTAL SHAREHOLDERS' EQUITY (DEFICIT)...................    12,202,131       1,376,652
                                                               -----------     -----------
                                                               $13,181,622     $ 1,806,996
                                                               ===========     ===========


                       See notes to financial statements.

                 COLLEGELINK.COM INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  THREE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 1999           1998
                                                              -----------    -----------
                                                                     (UNAUDITED)
NET REVENUES:
  CollegeLink revenues......................................  $   125,680    $        --
  Online training service revenues..........................       77,499         32,000
  Web site hosting..........................................       56,252         49,467
  Other revenues............................................        6,654        137,958
                                                              -----------    -----------
                                                                  266,085        219,425
                                                              -----------    -----------
EXPENSES:
  Payroll, payroll taxes and related benefits...............      628,661        209,461
  Depreciation and amortization.............................      111,591         26,071
  Advertising...............................................        3,777          1,931
  Other general and administrative expenses.................      883,197        221,232
                                                              -----------    -----------
                                                                1,627,226        458,695
                                                              -----------    -----------
LOSS FROM OPERATIONS........................................   (1,361,141)      (239,270)
INTEREST EXPENSE............................................           --            293
NET LOSS....................................................  $(1,361,141)   $  (239,563)
                                                              ===========    ===========
NET LOSS PER SHARE..........................................  $     (0.14)   $     (0.05)
                                                              ===========    ===========
WEIGHTED AVERAGE NUMBER OF SHARES USED IN
  COMPUTATION...............................................    9,495,324      4,958,085
                                                              ===========    ===========

                       See notes to financial statements.

                 COLLEGELINK.COM INCORPORATED AND SUBSIDIARIES

      STATEMENT OF CHANGES IN CONSOLIDATED SHAREHOLDERS' EQUITY (DEFICIT)


                                                                                                           TOTAL
                                 PREFERRED STOCK          COMMON STOCK      ADDITIONAL                 STOCKHOLDERS'
                             -----------------------   ------------------    PAID-IN                      EQUITY
                              SHARES       AMOUNT       SHARES     AMOUNT    CAPITAL      (DEFICIT)      (DEFICIT)
                             ---------   -----------   ---------   ------   ----------   -----------   -------------
                                                                   (UNAUDITED)
Balance -- June 30, 1999...    775,000     3,100,000   9,152,211    9,152    2,459,718    (4,192,218)     1,376,652
Preferred issued -- Series
A..........................    115,000       434,980          --       --           --            --        434,980
  Effect of merger
   transaction -- Preferred
    Series B...............    279,771     4,175,000     659,005      659    3,395,688            --      7,571,347
  Issuance of shares for
    services...............         --            --      34,836       35      178,782            --        178,817
  Preferred issued --
    Series C...............  1,000,000     4,000,000          --       --           --            --      4,000,000
  Issuance of shares as per
    benefit plan...........         --            --         288       --        1,476            --          1,476
  Net loss for the
    period.................         --            --          --       --           --    (1,361,141)    (1,361,141)
                             ---------   -----------   ---------   ------   ----------   -----------    -----------
Balance -- September 30,
  1999.....................  2,169,778   $11,709,980   9,846,340   $9,846   $6,035,664   $(5,553,359)   $12,202,131
                             =========   ===========   =========   ======   ==========   ===========    ===========


                       See notes to financial statements.

                 COLLEGELINK.COM INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 THREE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 1999          1998
                                                              -----------    ---------
                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(1,361,141)   $(239,563)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................      111,591       26,071
     Issuance of shares for services........................      178,817           --
     Issuance of shares for benefit plan....................        1,476           --
     Deferred rent credit...................................       10,171           --
  Increase (decrease) to cash attributable to changes in
     assets and liabilities:
     Accounts receivable....................................     (117,938)       3,426
     Prepaid expenses and other assets......................      (96,578)      (1,111)
     Accounts payable.......................................      181,640       38,370
     Accrued expenses.......................................      352,942      (23,419)
     Accrued payroll........................................       39,394      (96,026)
     Unearned revenue.......................................      (35,000)     (38,563)
                                                              -----------    ---------
     NET CASH USED IN OPERATING ACTIVITIES..................     (734,627)    (330,815)
                                                              -----------    ---------
CASH FLOW FROM INVESTING ACTIVITIES:
  Excess of ECI liabilities assumed over tangible assets
     acquired...............................................     (766,518)          --
  Purchase of furniture and equipment.......................       (2,706)      (4,321)
                                                              -----------    ---------
     NET CASH USED IN INVESTING ACTIVITIES..................     (769,224)      (4,321)
                                                              -----------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of preferred shares................    4,434,980           --
  Shareholder advances payable..............................           --      293,844
  Principal payments on capital lease obligations...........           --         (887)
                                                              -----------    ---------
     NET CASH PROVIDED BY FINANCING ACTIVITIES..............    4,434,980      292,957
                                                              -----------    ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    2,931,129      (42,179)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............    1,371,000       46,362
                                                              -----------    ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $ 4,302,130    $   4,183
                                                              ===========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
     Interest...............................................  $        --    $     293
                                                              ===========    =========
     Taxes..................................................  $        --    $     996
                                                              ===========    =========
  Noncash:
     Stock issued for purchase of ECI.......................  $ 7,571,347    $      --
                                                              ===========    =========
     Stock issued for services..............................  $   178,817    $      --
                                                              ===========    =========

                       See notes to financial statements.

                 COLLEGELINK.COM INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. Reference is made to the financial statements included in the Company's Annual Report (Form 10-KSB) filed with the Securities and Exchange Commission for the year ended June 30, 1999.

   The financial statements for the periods ended September 30, 1999 and 1998 are unaudited and include all adjustments which, in the opinion of management, are necessary to a fair statement of the results of operations for the periods then ended. All such adjustments are of a normal recurring nature. The results of the Company's operations for any interim period are not necessarily indicative of the results of the Company's operations for a full fiscal year.

2. COMMITMENTS AND CONTINGENCIES

     a. The Company entered into a lease agreement in September 1999, expiring in November 30, 2004. Rental expense for the entire five-year period totals approximately $641,000. The Company has recorded a deferred rent credit of approximately $10,000 for the first month of free rent and will amortize the credit over the lease term.

     b. The Company adopted a 401K plan in July 1999.

     c. The Company entered into agreements for directors and officers liability insurance.

3. ACQUISITION TRANSACTIONS

     a. On August 10, 1999, the Company acquired ECI, Inc. through a merger transaction. ECI is an innovator of electronic college applications and a supplier of products and services to college-bound students, their parents and colleges.

        The acquisition was structured as a merger of ECI with and into the Company's wholly-owned subsidiary CollegeLink Corporation ("CollegeLink"). As consideration for the merger, the Company issued 550,809 of its common shares, 234,771 of its Series B Stock and paid $489 in cash. CollegeLink also assumed approximately $778,000 of ECI liabilities in connection with the merger and settled a claim against ECI in exchange for 108,196 shares of the Company's common stock and 45,000 share of the Company's Series B stock (see Pro forma in 10-KSB).

     b. The Company has entered into letters of intent to buy two companies, Online Scouting Network, Inc. and Student Success, Inc. for a total of $9,350,000, payable in cash of $3,500,000 with the balance in common stock. The acquisitions will be treated as purchases.


     c. Goodwill (including Other Acquired Assets)



       The financial statements of CollegeLink will include the operations of ECI, OSN and SSI from the date of each actual acquisition. The excess of purchase price over designated assets has been temporarily classified as Goodwill (including Other Acquired Assets). CollegeLink intends to allocate these amounts to the specific assets acquired such as software, customer lists, customer agreements or goodwill when evaluations of such assets become available. Such allocations will be made within one year of the dates of acquisitions. Pending such allocations, for the purpose of the pro forma statements, amortization has been computed assuming a ten-year life.


4. EQUITY AND FINANCING

     a. In September 1999, the Company received $460,000 in exchange for 115,000 shares of 6% cumulative preferred stock designated as "Series A Convertible Preferred Stock" ("Preferred A") from five accredited investors. Preferred A has a stated value of $4.00 per share, a par value of $.01 per share and dividends payable quarterly. Any holder of Preferred A may at any time convert stock into the common stock of the Company at a ratio of one share of common stock for each share of Preferred A. The Company may require conversion on or after the first anniversary of the

                 COLLEGELINK.COM INCORPORATED AND SUBSIDIARIES initial purchase if the closing bid price for its common shares exceeds $6.00 for twenty consecutive trading days.

        In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company, the holders of the issued and outstanding Preferred A are entitled to receive $4.00 for each share of Preferred A, before any distribution of the assets of the Company shall be made to the holders of any capital stock.

     b. In September 1999, the Company received $4,000,000 in exchange for 1,000,000 shares of 6% cumulative preferred stock designated as "Series C Convertible Preferred Stock" ("Preferred C") from PNC Investment Corp. Preferred C has a stated value of $4.00 per share, a par value of $0.01 per share and dividends payable quarterly.

        PNC may at any time convert the Preferred C into common stock of the Company at a ratio of one share of common stock for each share of Preferred C, but in no event be entitled to convert any shares of Preferred C nor shall the Company require conversion of any shares of Preferred C in excess of that number of shares of Preferred C upon the conversion of which the sum of (1) the number of shares of common stock owned by PNC and (2) the number of shares of common stock issuable upon the conversion of the number of shares of Preferred C would result in the beneficial ownership of 5% or more of the issued and outstanding shares of common stock.

        The Company may require conversion on or after the first anniversary of the initial purchase if the closing bid price for its common shares exceeds $6.00 for twenty consecutive trading days.

        In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company, the holders of the issued and outstanding Preferred C are entitled to receive $4.00 for each share of Preferred C, before any distribution of the assets of the Company shall be made to the holders of any capital stock, except for holders of Series A Preferred Stock Convertible Preferred Stock which shall have the rights and preferences as previously adopted by the Company's Board of Directors.

                             STUDENT SUCCESS, INC.

                                 BALANCE SHEET
                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 39,878
  Accounts receivable, net of allowance for doubtful
     accounts of $3,212.....................................   231,631
  Prepaid expenses and other assets.........................    15,158
                                                              --------
          TOTAL CURRENT ASSETS..............................   286,667
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $3,522....................................................    68,228
INTANGIBLE, net of amortization of $2,500...................    38,862
OTHER ASSETS................................................     2,920
                                                              --------
                                                              $396,677
                                                              ========
                 LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $ 99,809
  Accrued payroll...........................................     5,309
  Accrued expenses..........................................    11,100
  Unearned revenue..........................................   168,750
                                                              --------
          TOTAL CURRENT LIABILITIES.........................   284,968
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Retained earnings.........................................   111,709
                                                              --------
          TOTAL SHAREHOLDERS' EQUITY........................   111,709
                                                              --------
                                                              $396,677
                                                              ========

                       See notes to financial statements.

                             STUDENT SUCCESS, INC.

                            STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                                  (UNAUDITED)

SALES.......................................................  $1,425,027
COST OF SALES...............................................     383,364
                                                              ----------
GROSS PROFIT................................................   1,041,663
EXPENSES:
  Marketing and selling expenses............................     192,258
  Other general and administrative expenses.................     737,565
                                                              ----------
                                                                 929,823
                                                              ----------
INCOME FROM OPERATIONS......................................     111,840
OTHER INCOME (EXPENSE)......................................        (131)
                                                              ----------
NET INCOME..................................................  $  111,709
                                                              ==========

                       See notes to financial statements.

                             STUDENT SUCCESS, INC.

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                  (UNAUDITED)

                                                                              TOTAL
                                                              RETAINED    STOCKHOLDERS'
                                                              EARNINGS       EQUITY
                                                              --------    -------------
Balance -- January 1, 1999..................................  $     --      $     --
Net income for the period...................................   111,709       111,709
                                                              --------      --------
Balance -- September 30, 1999...............................  $111,709      $111,709
                                                              ========      ========

                       See notes to financial statements.

                             STUDENT SUCCESS, INC.

                            STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                                  (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $ 111,709
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      6,022
  Increase (decrease) to cash attributable to changes in
     assets and liabilities:
     Accounts receivable....................................   (231,631)
     Prepaid expenses and other assets......................    (18,078)
     Accounts payable.......................................     99,809
     Accrued expenses.......................................     11,100
     Accrued payroll........................................      5,309
     Unearned revenue.......................................    168,750
                                                              ---------
     NET CASH PROVIDED BY OPERATING ACTIVITIES..............    152,990
                                                              ---------
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................    (71,750)
  Purchase of intangible asset..............................    (41,362)
                                                              ---------
     NET CASH USED IN INVESTING ACTIVITIES..................   (113,112)
                                                              ---------
NET INCREASE IN CASH........................................     39,878
CASH AT BEGINNING OF PERIOD.................................         --
                                                              ---------
CASH AT END OF PERIOD.......................................  $  39,878
                                                              =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
     Interest...............................................  $      --
                                                              =========
     Taxes..................................................  $      --
                                                              =========

                       See notes to financial statements.

                             STUDENT SUCCESS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999
                                  (UNAUDITED)

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements include the accounts of Student Success, Inc. ("the Company"). Such statements have been prepared by the Company, without audit, pursuant to the Rules and Regulations of the SEC and reflect all adjustments (which include only normal recurring adjustments) which are necessary to present a fair statement of the results for the interim period reported. Certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the Company's audited financial statements and notes thereto for the years ended December 31, 1998, and 1997.

                              [INSIDE BACK COVER]

[On this page appears a continuation of the alphabetical list of colleges and universities from the inside spread. The words "www.collegelink.com" appear on the bottom right corner of this page. The "CollegeLink.com" logo appears over the list of colleges and universities along the right side of the page running from the bottom of the page to the top of the page.]

                             [COLLEGELINK.COM LOGO]

                          ---------------------------
                               TABLE OF CONTENTS
                          ---------------------------


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    7
Forward Looking Statements............   15
Use of Proceeds.......................   16
Price Range of Common Stock...........   16
Dividend Policy.......................   16
Capitalization........................   17
Dilution..............................   18
Selected Financial Data...............   20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   21
Business..............................   25
Management............................   36
Certain Relationships and Related
  Transactions........................   44
Principal Stockholders and
  Stockholders Granting Over-allotment
  Options.............................   45
Description of Capital Stock..........   47
Underwriting..........................   55
Legal Matters.........................   57
Experts...............................   57
Where You Can Find More Information...   58
Index to Financial Statements.........  F-1






                                3,000,000 SHARES


                                  COMMON STOCK

                              --------------------

                                   PROSPECTUS
                              --------------------

CRUTTENDEN ROTH INCORPORATED

                                                     PENNSYLVANIA MERCHANT GROUP

                                            , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount. All amounts shown are estimates except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the American Stock Exchange listing fee.



                                                              PAYABLE
                                                               BY THE
                                                              COMPANY
                                                              --------
Securities and Exchange Commission registration fee.........  $ 12,812
National Association of Securities Dealers, Inc. filing
fee.........................................................     5,580
American Stock Exchange listing fee.........................    50,000
Printing and engraving expenses.............................   125,625
Transfer agent fees.........................................    10,000
Accounting fees and expenses................................   100,000
Legal fees and expenses.....................................   300,000
Blue Sky fees and expenses (including related legal fees)...    30,000
Miscellaneous...............................................    25,000
                                                              --------
          Total.............................................  $659,017
                                                              ========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Our certificate of incorporation provides that we shall indemnify each person who at any time is, or shall have been, a director or officer and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer, or is or was serving at our request as a director, officer, trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any such action, suit or proceeding and any appeal therefrom, to the maximum extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Our certificate of incorporation also contains provisions authorizing the advancement of expenses incurred in connection with certain applicable proceedings.

     No amendment to or termination or repeal of these provisions of our certificate of incorporation shall deprive a director or officer of the benefit thereof with respect to any action, transaction or facts occurring prior to such amendment, termination or repeal. In addition, our certificate of incorporation provides that the foregoing rights to indemnification or advancement of expenses shall not be deemed to be exclusive of any other rights to which the director or officer may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors, or otherwise.

     Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a charter provisions eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides that to the maximum extent permitted by the Delaware General Corporation Law, none of our directors shall be personally liable to us or to any of our stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of CollegeLink. No amendment to or repeal of these provisions shall apply to or have any effect on the liability or the alleged liability of any director with respect to any act or omission of such director occurring prior to such amendment or repeal. A principal effect of such provisions is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above.

     Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. We maintain insurance coverage under which our directors and officers are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts as defined in the policy, in their respective capacities as directors or officers.

     Reference is also made to section of the Underwriting Agreement, which provides for the indemnification of our officers, directors and controlling persons against certain liabilities. The indemnification provisions in our certificate of incorporation may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act of 1933.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following information is furnished with regard to all securities sold by us within the past three years which were not registered under the Securities Act.

     (a) ISSUANCES OF COMMON STOCK.

     In July 1998, we issued approximately 1,325,000 shares of our common stock to acquire the assets of Cytation Delaware. The assets have been recorded at $2,299, which approximates the fair market value of the shares at the time of the transaction.

     In July 1998, we issued a warrant for services to purchase 5,000 shares of our common stock at an exercise price of $.01 per share, which approximates fair value at time of issuance.

     In July 1998, when our management believed the fair market value of our common stock was $0.002 per share, management reduced the exercise price of previously outstanding employee stock options to $0.002 and all employees exercised such shares. The exercise price was paid by us and treated as compensation. Such compensation was recorded at $0.002 per share for 1,372,000 shares.

     In December 1998, we issued approximately 29,000 warrants, expiring in August 2001, exercisable at $0.52, in connection with a sale of stock in prior years.

     In January 1999, we received $195,000 from the issuance in a private placement of approximately 65,000 shares of the common stock of Cytation Corporation, a Rhode Island corporation ("Cytation RI"). On March 5, 1999, Cytation RI was merged into us (the "Stylex Merger"). Pursuant to the Stylex Merger, each share of common stock of Cytation RI was automatically changed and converted into 5.765 shares of our common stock. Also pursuant to the Stylex Merger, each option to purchase one share of Common Stock of Cytation RI was automatically converted and changed into an option to purchase 5.765 shares of our common stock and each warrant to purchase one share of Common Stock of Cytation RI was automatically converted and changed into an option to purchase
5.765 shares of our common stock.

     During fiscal 1999 we agreed to issue 504,000 shares to unrelated parties for financial services, which shares were recorded at fair market value at the time of the agreement of $0.002 per share. In April and May 1999, we issued 55,000 shares to unrelated parties for financial services, which shares were recorded at fair market values from $6.50 per share to $7.50 per share.

     In June 1999, we issued 20,000 shares of our common stock for the purchase of computer equipment expected to be utilized to develop an expanded application for our online training software. This equipment was valued at $145,000.

     In August 1999, we issued 25,000 shares of common stock to unrelated parties for financial services, which were recorded at their fair market value of $7.625.

     (b) ISSUANCES OF PREFERRED STOCK.

     During July through November 1997, we issued approximately $438,000 of debt units consisting of promissory notes and stock purchase warrants ("Units"). The promissory notes were automatically convertible into shares of Series A 10% convertible preferred stock, $.001 par value with a stated value of $1,000 ("CPS"). Each share of CPS was automatically converted into shares of our common stock on September 1, 1998. In addition, each preferred shareholder received one stock purchase warrant for each share of common stock received upon conversion of the CPS. Each warrant entitled the holder to purchase one share of common stock at a purchase price per share of $1.30 per share.

     In October 1997, we amended our certificate of incorporation to change the aggregate number of shares we have authority to issue from 1,000,000 to 1,001,000, consisting of 1,000,000 shares of common stock, $.001 par value per share, and 1,000 shares of preferred stock. Thereafter, our board of directors authorized the issuance of the CPS, which was issued to the holders of the Units in cancellation of their promissory notes. In year ended June 30, 1999, we cancelled the authorization of the 1000 shares of .001 par value preferred stock.


     On April 2, 1999, we issued and sold 750,000 shares of Series A Convertible Preferred Stock for an aggregate consideration of $3,000,000.



     On June 11, 1999, we issued and sold 25,000 shares of Series A Convertible Preferred Stock to an accredited investor for an aggregate consideration of $100,000.



     In September 1999, we issued and sold 115,000 shares of Series A Convertible Preferred Stock to five accredited investors for an aggregate consideration of $460,000.


     On September 30, 1999, we issued and sold 1,000,000 shares of Series C Convertible Preferred Stock to PNC Investment Corp. for an aggregate consideration of $4,000,000.

     On October 26, 1999, we issued and sold 250,000 shares of Series A Convertible Preferred Stock to Bost & Co. for an aggregate consideration of $1,000,000.

     (c) ISSUANCES OF COMMON STOCK AND PREFERRED STOCK IN CONNECTION WITH THE ECI MERGER.

     On August 10, 1999, ECI, Inc. merged (the "ECI Merger") into
CollegeLink.com, Incorporated, a Delaware corporation and our wholly-owned subsidiary. Pursuant to the ECI Merger, each share of Common Stock of ECI was automatically changed and converted into 550,809 shares of our common stock and 234,771 shares of our Series B Convertible Preferred Stock.

     In connection with the ECI Merger, we, ECI and USA Group Noel-Levitz, Inc. ("USA Group") entered into a letter agreement in settlement of certain claims made by USA Group. Pursuant to this Letter Agreement, we issued and sold to USA Group 108,196 shares of our common stock and 45,000 shares of our Series B Convertible Preferred Stock.

     In connection with the ECI Merger, we also issued 9,836 shares of common stock to Wolf Rock Corporation.

     (d) GRANTS OF OUR STOCK OPTIONS.

     From December, 1998 through September, 1999, we granted options to purchase an aggregate of 1,716,185 shares of our common stock, exercisable at a weighted average exercise price of $4.59 per share.

     The issuances described in this Item 15 were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities, and no underwriting discounts or commissions were paid.

ITEM 16.  EXHIBITS AND FINANCIAL SCHEDULES.

     (a) EXHIBITS


    1.1   Form of Underwriting Agreement
    1.2   Form of Representatives' Warrant Agreement
    1.3   Form of Consulting Agreement between the Company and
          Cruttenden Roth Incorporated
    2.1   Articles of Merger between the Company and Cytation
          Corporation, dated February 11, 1999(1)
    2.2   Plan of Merger of the Company and Cytation Corporation dated
          February 11, 1999(1)
  **2.3   Articles of Merger between CollegeLink.com Incorporated and
          ECI, Inc., dated August 10, 1999
  **2.4   Certificate of Merger of CollegeLink.com Incorporated and
          ECI, Inc., dated August 10, 1999
  **2.5   Agreement and Plan of Merger of the Company and ECI, Inc.,
          dated August 10, 1999
  **2.6   Certificate of Ownership and Merger between the Company and
          CollegeLink.com Incorporated, dated November 15, 1999
  **2.7   Agreement and Plan of Merger between the Company and
          CollegeLink.com Incorporated, dated November 15, 1999
  **3.1   Amended and Restated Certificate of Incorporation of the
          Company
  **3.2   By-laws of the Company
    4.1   Please see Exhibits 3.1 and 3.2 for provisions of the
          Amended and Restated Certificate of Incorporation and
          By-laws of the Company defining the rights of holders of the common stock of the Company
    5.1   Opinion of Foley, Hoag & Eliot LLP
   10.1   Series A Convertible Stock Purchase Agreement, dated April
          2, 1999, between the Company and Provident Life and Accident
          Insurance Company(3)
 **10.2   Escrow Agreement by and among the Company, Gerald A. Paxton,
          Thomas J. Burgess and Eastern Bank and Trust Company dated as of August 10, 1999
 **10.3   Registration Agreement by and among the Company, Gerald A.
          Paxton, Thomas J. Burgess and ECI, Inc. dated as of August
          10, 1999
 **10.4   Consulting Agreement by and among the Company, Gerald A.
          Paxton and CollegeLink.com Incorporated dated as of August
          10, 1999
 **10.5   Letter Agreement by and among the Company, ECI, Inc. and USA
          Group Noel-Levitz, Inc. dated as of July 28, 1999
 **10.6   Registration Rights Agreement by and among the Company and
          USA Group Noel-Levitz, Inc. dated as of July 28, 1999
 **10.7   Lease by and between Victoria S. Tarsagian and Web Services
          International, Inc. dated as of July 29, 1996
 **10.8   1996 Stock Plan
 **10.9   1999 Stock Option Plan
 **10.10  Stock Purchase Agreement, dated September 30, 1999, between the Company and PNC Investment Corp.
 **10.11  Marketing Services and Administrative Agreement, dated
          September 30, 1999, between the Company and PNC Investment
          Corp.
 **10.12  Employment Agreement, dated February 11, 1999, between the
          Company and Richard Fisher
 **10.13  Employment Agreement, dated February 11, 1999, between the
          Company and Kevin High

   **10.14  Agreement, dated June 30, 1999, between the Company and the College Entrance Examination Board
     10.15  Form of Lock-Up Agreement
   **10.16  Lease dated September 22, 1999 between the Company and Midview, LLC
   **10.17  Agreement and Plan of Merger dated as of October 20, 1999 by and among Cytation.com Incorporated,
            CollegeLink.com, Incorporated, Student Success, Inc., Bradford J. Baker, Patrick S. O'Brien and the
            Patrick S. O'Brien Stock Trust
   **10.18  Support Agreement dated as of October 20, 1999 by and between the Company and Bradford J. Baker
   **10.19  Support Agreement dated as of October 20, 1999 by and between the Company and Patrick S. O'Brien
   **10.20  Support Agreement dated as of October 20, 1999 by and between the Company and the Patrick S. O'Brien
            Stock Trust
   **10.21  Noncompetition and Employment Agreement dated as of October 20, 1999 among CollegeLink.com
            Incorporated, Cytation.com Incorporated and Bradford J. Baker
   **10.22  Noncompetition and Employment Agreement dated as of October 20, 1999 among CollegeLink.com
            Incorporated, Cytation.com Incorporated and Patrick S. O'Brien
   **10.23  Series A Convertible Preferred Stock Purchase Agreement, dated as of October 26, 1999, between the
            Company and Bost & Co.
   **10.24  Partner Contract dated September 8, 1999 between Student Advantage, Inc. and CollegeLink.com
  ***10.25  FastWeb CollegeLink Agreement dated November 22, 1999 between FastWeb.com LLC and CollegeLink.com
            Incorporated
   **10.26  Employment Agreement, dated as of July 1, 1999, between the Company and Thomas Burgess
     10.27  Amendment dated as of November 11, 1999, to Employment Agreement between Cytation.com Incorporated and
            Richard A. Fisher
     10.28  Amendment dated as of November 11, 1999, to Employment Agreement between Cytation.com Incorporated and
            Kevin J. High
     10.29  Consulting Agreement dated October 13, 1999, between Cytation.com Incorporated and Bruce Sundlun
    *10.30  Series A Lock-Up Agreement
   **21.1   List of Subsidiaries of the Company
     23.1   Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)
     23.2   Consents of Radin, Glass & Co., LLP
     23.3   Consent of Paolilli & Jarek, LLC
     23.4   Consent of Schenck & Associates SC
     24.1   Power of Attorney (contained on the signature page of this Registration Statement)
   **27.1   Financial Data Schedule


---------------
  * To be filed by amendment.

 ** Previously filed.


*** Filed under application for confidential treatment.


(1) Incorporated by reference from the Registrant's Form 8-K, Current Report, filed March 18, 1999, and later amended on April 2, 1999.

(2) Incorporated by reference from the Registrant's Annual Report on Form 10KSB (S.E.C. File No. 0-5388) filed December 31, 1998.

(3) Incorporated by reference from the Registrant's Form 8-K, Current Report, filed April 27, 1999.

     (b) FINANCIAL STATEMENT SCHEDULES

     All schedules are omitted because they are not applicable or the required information is shown in the Company's Consolidated Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF MIDDLETOWN, RHODE ISLAND, ON THE 11TH DAY OF JANUARY, 2000.



                                          COLLEGELINK.COM INCORPORATED


                                          BY: /s/ RICHARD A. FISHER
                                            ------------------------------------
                                              RICHARD A. FISHER, CHAIRMAN

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Richard A. Fisher, Edward F. Hayes and David A. Broadwin, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act ("a Rule 462(b) Registration Statement") and any and all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this Registration Statement or any Rule 462(b) Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


SIGNATURE                                                  TITLE                          DATE
---------                                                  -----                          ----

*                                           Chairman of the Board (Principal         January 11, 2000
------------------------------------------    Executive Officer)
Richard A. Fisher

*                                           Vice President -- Finance (Principal     January 11, 2000
------------------------------------------    Financial and Accounting Officer)
Edward F. Hayes

*                                           Director                                 January 11, 2000
------------------------------------------
Kevin J. High

*                                           Director                                 January 11, 2000
------------------------------------------
Jeff Cunningham

*                                           Director                                 January 11, 2000
------------------------------------------
Bert Hensley

SIGNATURE                                                  TITLE                          DATE
---------                                                  -----                          ----

*                                           Director                                 January 11, 2000
------------------------------------------
Mark Rogers

         *By: /s/ EDWARD F. HAYES                                                    January 11, 2000
   ------------------------------------
             Attorney-in-fact

                               INDEX OF EXHIBITS


EXHIBIT                            DESCRIPTION
-------                            -----------
    1.1    Form of Underwriting Agreement
    1.2    Form of Representatives' Warrant Agreement
    1.3    Form of Consulting Agreement between the Company and
           Cruttenden Roth Incorporated
    2.1    Articles of Merger between the Company and Cytation
           Corporation, dated February 11, 1999(1)
    2.2    Plan of Merger of the Company and Cytation Corporation dated
           February 11, 1999(1)
  **2.3    Articles of Merger between CollegeLink.com Incorporated and
           ECI, Inc., dated August 10, 1999
  **2.4    Certificate of Merger of CollegeLink.com Incorporated and
           ECI, Inc., dated August 10, 1999
  **2.5    Agreement and Plan of Merger of the Company and ECI, Inc.,
           dated August 10, 1999
  **2.6    Certificate of Ownership and Merger between the Company and
           CollegeLink.com Incorporated, dated November 15, 1999
  **2.7    Agreement and Plan of Merger between the Company and
           CollegeLink.com Incorporated, dated November 15, 1999
  **3.1    Amended and Restated Certificate of Incorporation of the
           Company
  **3.2    By-laws of the Company
    4.1    Please see Exhibits 3.1 and 3.2 for provisions of the
           Amended and Restated Certificate of Incorporation and
           By-laws of the Company defining the rights of holders of the common stock of the Company
    5.1    Opinion of Foley, Hoag & Eliot LLP
   10.1    Series A Convertible Stock Purchase Agreement, dated April
           2, 1999, between the Company and Provident Life and Accident
           Insurance Company(3)
 **10.2    Escrow Agreement by and among the Company, Gerald A. Paxton,
           Thomas J. Burgess and Eastern Bank and Trust Company dated as of August 10, 1999
 **10.3    Registration Agreement by and among the Company, Gerald A.
           Paxton, Thomas J. Burgess and ECI, Inc. dated as of August
           10, 1999
 **10.4    Consulting Agreement by and among the Company, Gerald A.
           Paxton and CollegeLink.com Incorporated dated as of August
           10, 1999
 **10.5    Letter Agreement by and among the Company, ECI, Inc. and USA
           Group Noel-Levitz, Inc. dated as of July 28, 1999
 **10.6    Registration Rights Agreement by and among the Company and
           USA Group Noel-Levitz, Inc. dated as of July 28, 1999
 **10.7    Lease by and between Victoria S. Tarsagian and Web Services
           International, Inc. dated as of July 29, 1996
 **10.8    1996 Stock Plan
 **10.9    1999 Stock Option Plan
 **10.10   Stock Purchase Agreement, dated September 30, 1999, between the Company and PNC Investment Corp.
 **10.11   Marketing Services and Administrative Agreement, dated
           September 30, 1999, between the Company and PNC Investment
           Corp.
 **10.12   Employment Agreement, dated February 11, 1999, between the
           Company and Richard Fisher
 **10.13   Employment Agreement, dated February 11, 1999, between the
           Company and Kevin High
 **10.14   Agreement, dated June 30, 1999, between the Company and the
           College Entrance Examination Board
   10.15   Form of Lock-Up Agreement
 **10.16   Lease dated September 22, 1999 between the Company and
           Midview, LLC

EXHIBIT                            DESCRIPTION
-------                            -----------
 **10.17   Agreement and Plan of Merger dated as of October 20, 1999 by and among Cytation.com Incorporated, CollegeLink.com,
           Incorporated, Student Success, Inc., Bradford J. Baker,
           Patrick S. O'Brien and the Patrick S. O'Brien Stock Trust
 **10.18   Support Agreement dated as of October 20, 1999 by and
           between the Company and Bradford J. Baker
 **10.19   Support Agreement dated as of October 20, 1999 by and
           between the Company and Patrick S. O'Brien
 **10.20   Support Agreement dated as of October 20, 1999 by and
           between the Company and the Patrick S. O'Brien Stock Trust
 **10.21   Noncompetition and Employment Agreement dated as of October
           20, 1999 among CollegeLink.com Incorporated, Cytation.com
           Incorporated and Bradford J. Baker
 **10.22   Noncompetition and Employment Agreement dated as of October
           20, 1999 among CollegeLink.com Incorporated, Cytation.com
           Incorporated and Patrick S. O'Brien
 **10.23   Series A Convertible Preferred Stock Purchase Agreement,
           dated as of October 26, 1999, between the Company and Bost &
           Co.
 **10.24   Partner Contract dated September 8, 1999 between Student
           Advantage, Inc. and CollegeLink.com
***10.25   FastWeb CollegeLink Agreement dated November 22, 1999
           between FastWeb.com LLC and CollegeLink.com Incorporated
 **10.26   Employment Agreement, dated as of July 1, 1999, between the
           Company and Thomas Burgess
   10.27   Amendment dated as of November 11, 1999, to Employment
           Agreement between Cytation.com Incorporated and Richard A.
           Fisher
   10.28   Amendment dated as of November 11, 1999, to Employment
           Agreement between Cytation.com Incorporated and Kevin J.
           High
   10.29   Consulting Agreement dated October 13, 1999, between
           Cytation.com Incorporated and Bruce Sundlun
  *10.30   Series A Lock-Up Agreement
 **21.1    List of Subsidiaries of the Company
   23.1    Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)
   23.2    Consents of Radin, Glass & Co., LLP
   23.3    Consent of Paolilli & Jarek, LLC
   23.4    Consent of Schenck & Associates SC
   24.1    Power of Attorney (contained on the signature page of this
           Registration Statement)
 **27.1    Financial Data Schedule


---------------

  * To be filed by amendment.



 ** Previously filed.



*** Filed under application for confidential treatment.



(1) Incorporated by reference from the Registrant's Form 8-K, Current Report, filed March 18, 1999, and later amended on April 2, 1999.



(2) Incorporated by reference from the Registrant's Annual Report on Form 10KSB (S.E.C. File No. 0-5388) filed December 31, 1998.



(3) Incorporated by reference from the Registrant's Form 8-K, Current Report, filed April 27, 1999.